Exhibit (a)(3)(i)

**PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION**

TARO PHARMACEUTICAL INDUSTRIES LTD.

14 Hakitor Street

Haifa Bay 2624761, Israel

Telephone: +972 4 8475600

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of the shareholders (which we refer to as the “extraordinary general meeting”) of Taro Pharmaceutical Industries Ltd. (which we refer to as the “Company” or “Taro”) and the class meeting (which we refer to as the “ordinary class meeting” and together with the extraordinary general meeting, the “meetings”) of the holders of the Company’s ordinary shares, nominal value NIS 0.0001 per share of Taro (which we refer to as the “ordinary shares”) to be held virtually via live webcast on    , 2024, at 10:00 a.m., Israel time, and    , 2024, at 11:00 a.m., Israel time, or immediately after the conclusion of the extraordinary general meeting, whichever is later, respectively, and in person at Meitar Law Offices located at 16 Abba Hillel Road, 10th Floor, Ramat Gan, Israel. Following the ordinary class meeting, a class meeting of the holders of the Company’s founders’ shares (which we refer to as the “founders class meeting” and together with the ordinary class meeting, the “class meetings”) will be held. At the meetings, you will be asked to consider and vote on the approval and adoption, pursuant to Section 320 of the Companies Law, 5759-1999 of the State of Israel (which, together with the regulations promulgated thereunder, we refer to as the “Companies Law”), of the merger of Taro with Libra Merger Ltd., a company formed under the laws of the State of Israel (which we refer to as “Merger Sub”), under the control of Sun Pharmaceutical Industries Limited, a corporation organized under the laws of India (which we refer to as “Sun Pharma”), and a direct, wholly owned subsidiary of Alkaloida Chemical Company ZRT (f/k/a Alkaloida Chemical Company Exclusive Group Limited), a company formed under the laws of Hungary (which we refer to as “Alkaloida”), The Taro Development Corporation, a company formed under the laws of New York (which we refer to as “TDC”), and Sun Pharma Holdings, a corporation formed under the laws of Mauritius (which we refer to as “SPH”), including approval and adoption of: (i) the Agreement of Merger, dated as of January 17, 2024, by and among Sun Pharma, Alkaloida, Merger Sub, TDC, SPH and Taro (which we refer to as the “merger agreement”); (ii) the merger transaction pursuant to Sections 314 through 327 of the Companies Law, whereby Merger Sub will merge with and into Taro, with Taro surviving and becoming an indirect wholly owned subsidiary of Sun Pharma and its affiliates (which we refer to as the “merger”); and (iii) all other transactions contemplated by the merger agreement (which we refer to, collectively, as the “Transactions”). A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

If the merger is completed, the Minority Shareholders (as defined below) of the Company will receive $43.00 in cash (which we refer to as the “merger consideration”), without any interest thereon, subject to the withholding of any applicable taxes, for each ordinary share, held as of immediately prior to the effective time of the merger.

As of     , 2024, the closing per share price of the ordinary shares on the New York Stock Exchange (which we refer to as the “NYSE”) was $    . Shareholders of Taro selling ordinary shares in the market may be able to obtain a per share price that is higher than the merger consideration for some or all of their ordinary shares.

Your vote is very important, regardless of the number of ordinary shares you own. Under the Companies Law, the Transactions require approval and adoption by the affirmative vote of at least 75% of the total voting power of Taro shareholders present (in person or by proxy) and voting at the extraordinary general meeting, as well as either: (x) the affirmative vote of at least a majority of the voting power of the shares of Taro shareholders present (in person or by proxy) and voting at the extraordinary general meeting, other than (A) Sun Pharma,

Alkaloida, TDC, SPH, Merger Sub (which we refer to as the “Sun Pharma Entities”) and their affiliates and relatives and persons acting on their behalf and (B) any other Taro shareholder having a personal interest in the merger (we refer to the Taro shareholders described in (A) and (B) as the “Interested Shareholders”, and we refer to the Taro shareholders that are not Interested Shareholders, as the “Minority Shareholders”); or (y) the total votes cast in opposition by the Minority Shareholders do not exceed 2% of the voting power of the Company.

For purposes of determining whether a Taro shareholder is considered to have a personal interest in the merger as described in (B) of the preceding paragraph, the term “personal interest” is defined as: (1) a Taro shareholder’s personal interest in the approval and adoption of the Transactions, including (i) the personal interest of his or her relative; and (ii) a personal interest of a body corporate in which a shareholder or any of his/her relatives serves as a director or the chief executive officer, owns at least 5% of its issued share capital or its voting rights or has the right to appoint a director or chief executive officer, but (2) excluding a personal interest arising solely from the fact of holding shares in Taro. The term “relative” is defined as a spouse, sibling, parent, grandparent, descendant, spouse’s descendant, sibling or parent and the spouse of any of the foregoing.

Record holders of our outstanding ordinary shares as of the close of business in New York City on    , 2024, the record date, are entitled to notice of and to one vote at the meetings or any adjournment or postponement thereof per ordinary share held. Each of Sun Pharma, Alkaloida, TDC and SPH has agreed to vote or cause to be voted in favor of the Transactions all of the ordinary shares it beneficially owns and has the power to vote or cause to be voted, equal to approximately 78.5% of the issued and outstanding ordinary shares and all of the founders’ shares beneficially owned by each of them (which constitute 100% of the founders’ shares), which together represent approximately 85.7% of the aggregate voting power of Taro.

After careful consideration, and upon the unanimous recommendation of the special committee (which we refer to as the “Special Committee”) of our board of directors (which we refer to as the “Board”), composed entirely of independent directors of the Board, the Special Committee determined that the Transactions are advisable and fair to, and in the best interests of, the Minority Shareholders, and Taro’s audit committee of the Board (which we refer to as the “Audit Committee”) determined that the Transactions are advisable and fair to, and in the best interests of, Taro and its shareholders. The Special Committee and the Audit Committee each approved and recommended to the Board the approval of the Transactions. Our Board has (i) upon such recommendations, (a) determined that the merger is advisable and fair to, and in the best interests of, Taro and its shareholders, (b) approved the Transactions and (c) determined to recommend to the shareholders of Taro the approval and adoption of the Transactions and (ii) determined that, considering the financial position of the merging companies, no reasonable concern exists that the surviving company in the merger (the “Surviving Company”) will be unable to fulfill the obligations of Taro to its creditors.

To vote your shares, you may use the enclosed proxy card or vote via telephone or by visiting www.    , or attend the meetings in person, or both. On behalf of the Board, I urge you to sign, date and return the enclosed proxy card or vote via telephone or by visiting www.    , as soon as possible, even if you currently plan to attend the meetings. It is important that your shares be represented and voted at the meetings. If you attend the meetings, you may vote in person if you wish, even though you have previously returned your proxy card or voted via telephone or by visiting www.    . If you have any questions, please feel free to contact MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 (from the United States and Canada) or collect at (212) 929-5500 (from other locations). Banks and brokers may call (212) 929-5500.

The enclosed proxy statement provides you with detailed information about the Transactions. In addition, you may obtain information about Taro from documents filed with the United States Securities and Exchange Commission. We encourage you to read the entire proxy statement carefully.

Thank you for your support of Taro.

Sincerely,

Dilip Shanghvi

Chairman of the Board of Directors

Taro Pharmaceuticals Industries Ltd.

**PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION**

TARO PHARMACEUTICAL INDUSTRIES LTD.

14 Hakitor Street

Haifa Bay 2624761, Israel

Telephone: +972 4 8475600

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

AND CLASS MEETING OF THE HOLDERS OF ORDINARY SHARES

AND CLASS MEETING OF THE HOLDERS OF FOUNDERS’ SHARES

TO BE HELD ON [    ], 2024

To our Shareholders:

Notice is hereby given that an extraordinary general meeting of the shareholders (which we refer to as the “extraordinary general meeting”) of Taro Pharmaceutical Industries Ltd. (which we refer to as the “Company” or “Taro”) and the class meeting (which we refer to as the “ordinary class meeting” and together with the extraordinary general meeting, the “meetings”) of the holders of the Company’s ordinary shares, nominal value NIS 0.0001 per share of Taro (which we refer to as the “ordinary shares”) to be held virtually via live webcast on    , 2024, at 10:00 a.m., Israel time, and     , 2024, at 11:00 a.m., Israel time, or immediately after the conclusion of the extraordinary general meeting, whichever is later, respectively, and in person at Meitar Law Offices located at 16 Abba Hillel Road, 10th Floor, Ramat Gan, Israel. Following the ordinary class meeting, a class meeting of the holders of the Company’s founders’ shares (which we refer to as the “founders class meeting” and together with the ordinary class meeting, the “class meetings”) will be held. At the meetings, you will be asked to consider and vote on the approval and adoption, pursuant to Section 320 of the Companies Law, 5759-1999 of the State of Israel (which we refer to, together with the regulations promulgated thereunder, as the “Companies Law”), of the merger of Taro with Libra Merger Ltd., a company formed under the laws of the State of Israel (which we refer to as “Merger Sub”), under the control of Sun Pharmaceutical Industries Limited, a corporation organized under the laws of India (which we refer to as “Sun Pharma”), and a direct, wholly owned subsidiary of Alkaloida Chemical Company ZRT (f/k/a Alkaloida Chemical Company Exclusive Group Limited), a company formed under the laws of Hungary (which we refer to as “Alkaloida”), The Taro Development Corporation, a company formed under the laws of New York (which we refer to as “TDC”), and Sun Pharma Holdings, a corporation formed under the laws of Mauritius (which we refer to as “SPH”), including approval and adoption of: (i) the Agreement of Merger, dated as of January 17, 2024, by and among Sun Pharma, Alkaloida, Merger Sub, TDC, SPH and Taro (which we refer to as the “merger agreement”); (ii) the merger transaction pursuant to Sections 314 through 327 of the Companies Law, whereby Merger Sub will merge with and into Taro, with Taro surviving and becoming an indirect wholly owned subsidiary of Sun Pharma and its affiliates (which we refer to as the “merger”); and (iii) all other transactions contemplated by the merger agreement (which we refer to, collectively, as the “Transactions”). A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

If the merger is completed, the Minority Shareholders (as defined below) of the Company will receive $43.00 in cash (which we refer to as the “merger consideration”), without any interest thereon, subject to the withholding of any applicable taxes, for each ordinary share held as of immediately prior to the effective time of the merger. As of     , 2024, the closing per share price of the ordinary shares on the New York Stock Exchange (which we refer to as the “NYSE”) was $    . Shareholders of Taro selling ordinary shares in the market may be able to obtain a per share price that is higher than the merger consideration for some or all of their ordinary shares.

The Transactions are described more fully in the attached proxy statement, which we urge you to read in its entirety.

Only Taro shareholders of record as of the close of business in New York City on    , 2024, the record date, are entitled to notice of and to vote at the meetings or any adjournment or postponement thereof. Holders of the Company’s ordinary shares are not entitled to appraisal rights under Israeli law.

Discussion at each of the meetings will commence if a quorum is present. A quorum for each of the meetings is constituted by three or more Taro shareholders who are present in person or by proxy, or who have delivered to the Company a proxy card or voted via telephone or by visiting www.    , indicating their manner of voting, holding among them a number of shares entitling them to one-third of the voting power of Taro or such class of Taro shares. If a quorum is not present within half an hour of the time designated for each of the meetings, the meetings will be adjourned until    , 2024, at the same time and place. At any adjourned meeting, any two Taro shareholders who are present in person or proxy, who have delivered a proxy card or voted via telephone or by visiting www.    , will constitute a quorum.

Your vote is very important, regardless of the number of ordinary shares you own. Under the Companies Law, the Transactions require approval and adoption by the affirmative vote of at least 75% of the total voting power of Taro shareholders present (in person or by proxy) and voting at the extraordinary general meeting, as well as either: (x) the affirmative vote of at least a majority of the voting power of the shares of Taro shareholders present (in person or by proxy) and voting at the extraordinary general meeting, other than (A) Sun Pharma, Alkaloida, TDC, SPH, Merger Sub (which we refer to as the “Sun Pharma Entities”) and their affiliates and relatives and persons acting on their behalf and (B) any other Taro shareholder having a personal interest in the merger (we refer to the Taro shareholders described in (A) and (B) as the “Interested Shareholders”, and we refer to the Taro shareholders that are not Interested Shareholders, as the “Minority Shareholders”); or (y) the total votes cast in opposition by the Minority Shareholders do not exceed 2% of the voting power of the Company.

For purposes of determining whether a Taro shareholder is considered to have a personal interest in the merger as described in (B) of the preceding paragraph, the term “personal interest” is defined as: (1) a Taro shareholder’s personal interest in the approval and adoption of the Transactions, including (i) the personal interest of his or her relative; and (ii) a personal interest of a body corporate in which a Taro shareholder or any of his/her relatives serves as a director or the chief executive officer, owns at least 5% of its issued share capital or its voting rights or has the right to appoint a director or chief executive officer, but (2) excluding a personal interest arising solely from the fact of holding shares in Taro. The term “relative” is defined as: a spouse, sibling, parent, grandparent, descendant, spouse’s descendant, sibling or parent and the spouse of any of the foregoing.

Record holders of our outstanding ordinary shares as of the close of business in New York City on    , 2024, the record date, are entitled to notice of, and one vote at the meetings or any adjournment or postponement thereof per ordinary share held. Each of the Sun Pharma Entities has agreed to vote or cause to be voted in favor of the Transactions all of the ordinary shares they beneficially own and have the power to vote or cause to be voted, equal to approximately 78.5% of the issued and outstanding ordinary shares and all of the founders’ shares beneficially owned by them (which constitute 100% of the founders’ shares), which together represent approximately 85.7% of the aggregate voting power of Taro.

All Taro shareholders are cordially invited to attend the meetings in person. Even if you plan to attend in person, we request that you complete, sign, date and return the enclosed proxy, or vote via telephone or by visiting www.    , by no later than by 10:00 a.m., Israel time, on    , 2024, and thus ensure that your shares will be represented at the meetings if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the proposal to approve the Transactions. If you fail to return your proxy card, your shares will not be counted for the purposes of determining whether a quorum is present at the meetings.

Every Taro shareholder voting at the meetings, or prior thereto by means of the enclosed proxy card, is requested to notify Taro whether or not such shareholder is an Interested Shareholder. If you do not confirm whether or not you are an Interested Shareholder, your vote will not count towards either the ordinary majority or the special tally required for approval and adoption of the Transactions.

The Company will retain a nationally recognized independent inspector of elections to tabulate the vote and to determine the vote of the disinterested Taro shareholders.

Whether or not you plan to attend the meetings, please take the time to vote your shares by completing, signing and promptly mailing the enclosed proxy card to us in the enclosed, postage-paid envelope, or vote via telephone or by visiting www.    . If you do attend the meetings, you may vote in person, whether or not you have already signed and returned your proxy card, or voted via telephone or by visiting www.    . You may change or revoke your proxy at any time before it is voted. Please review the proxy statement accompanying this notice for more complete information regarding the meetings and the matters proposed for your consideration at the meetings.

By order of the Board of Directors,

Dilip Shanghvi

Chairman of the Board of Directors

Taro Pharmaceuticals Industries Ltd.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Transactions, passed upon the merits or fairness of the Transactions or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

Purpose of the Meetings	71
Record Date; Shares Entitled to Vote; Quorum	71
Votes Required	72
Voting by Certain Directors and Executive Officers and their Affiliates	72
Procedures for Voting; Proxies; Revocation	72
Solicitation of Proxies	73
Householding of Meeting Materials	73
Adjournment	74
Parties Involved in the Merger	75
Taro	75
Sun Pharma	75
Alkaloida	75
The Taro Development Corporation	75
Sun Pharma Holdings	75
Merger Sub	76
Recommendation of Taro’s Board of Directors	77
Beneficial Ownership of Taro Shares	78
Directors and Executive Officers of Taro, Sun Pharma, Alkaloida, TDC, SPH and Merger Sub	80
Directors and Executive Officers of Taro	80
Directors and Executive Officers of Sun Pharma	83
Directors and Executive Officers of Alkaloida	88
Directors and Executive Officers of TDC	89
Directors and Executive Officers of Sun Pharma Holdings	90
Director of Merger Sub	91
Certain Purchases and Sales of Taro Shares	92
Transactions Between Sun Pharma and Taro	93
Where You Can Find More Information	94

Appendix A—Agreement of Merger, dated as of January  17, 2024, by and among Sun Pharmaceutical Industries Limited, Alkaloida Chemical Company ZRT, The Taro Development Corporation, Sun Pharma Holdings, Libra Merger Sub Ltd. and Taro Pharmaceutical Industries Ltd.

A-1
Appendix B—Opinion of BofA Securities, Inc. to the Special Committee of the Board of Directors of Taro, dated January 17, 2024	B-1
Appendix C—Form of Proxy Card	C-1

**PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION**

TARO PHARMACEUTICAL INDUSTRIES LTD.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

AND CLASS MEETING OF THE HOLDERS OF ORDINARY SHARES

TO BE HELD ON [    ]

PROXY STATEMENT

This proxy statement contains information relating to the extraordinary general meeting of the shareholders of Taro and the class meeting of the holders of Taro’s ordinary shares. We are furnishing this proxy statement to shareholders of Taro as part of the solicitation of proxies by Taro’s board of directors for use at the extraordinary general meeting and class meeting of the holders of Taro’s ordinary shares. This proxy statement is dated    and is first being mailed to shareholders of Taro on or about    .

SUMMARY

This summary highlights selected information from this proxy statement related to the merger and may not contain all of the information that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents we refer to herein, as they contain important information about, among other things, the merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information.” A copy of the merger agreement is attached as Appendix A to this proxy statement. You should carefully read and consider the entire merger agreement, which is the legal document that governs the merger.

Except as otherwise specifically noted in this proxy statement, “Taro,” “we,” “our,” “us,” the “Company” and similar words refer to Taro Pharmaceutical Industries Ltd. Throughout this proxy statement, we refer to Sun Pharmaceutical Industries Limited as “Sun Pharma,” Libra Merger Ltd. as “Merger Sub,” Alkaloida Chemical Company ZRT (f/k/a Alkaloida Chemical Company Exclusive Group Limited) as “Alkaloida”, The Taro Development Corporation as “TDC”, and Sun Pharma Holdings as “SPH” and Sun Pharma, Merger Sub, Alkaloida, TDC and SPH each as a “party” and together as the “parties.” In addition, throughout this proxy statement we refer to the Agreement of Merger, dated as of January 17, 2024 (as it may be amended from time to time), by and among Taro, Sun Pharma, Merger Sub, Alkaloida, TDC and SPH, as the “merger agreement”; our ordinary shares, nominal value NIS 0.0001 per share, as “ordinary shares”; and the holders of ordinary shares of Taro as “Taro shareholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the merger agreement.

Parties Involved in the Merger (Page 75)

Taro Pharmaceutical Industries Ltd. (“Taro” or the “Company”)

14 Hakitor Street

Haifa Bay 2624761, Israel

Telephone: +972 4 8475600

Taro is a multinational, science-based pharmaceutical company, operating primarily in the United States, Canada and Israel, through three entities: (i) Taro Israel, and two of its subsidiaries, (ii) Taro Pharmaceuticals Inc. (Taro Israel’s direct Canadian subsidiary) and (iii) Taro Pharmaceuticals U.S.A., Inc. (Taro Israel’s indirect subsidiary). Operating in an intensely competitive pharmaceutical industry, the Company develops, manufactures and markets generic and branded prescription and over-the-counter pharmaceutical products. Taro competes with the original manufacturers of the brand-name, other generic drug manufacturers and manufacturers of new drugs that may compete with the Company’s generic drugs. Many of Taro’s competitors have greater financial, production and research and development resources, substantially larger sales and marketing organizations, and substantially greater name recognition. See “The Companies—Taro.”

Sun Pharmaceutical Industries Ltd. (“Sun Pharma”)

Registered Office: SPARC, Tandalja,

Vadodara—390 012, Gujarat, INDIA

Corporate Office: Sun House, Plot No. 201 B/1,

Western Express Highway, Goregaon (E),

Mumbai 400063, Maharashtra, India

+9122 4324 4324

The legal and commercial name of Sun Pharma is Sun Pharmaceutical Industries Limited. Sun Pharma is an international, integrated, specialty pharmaceutical company. It manufactures and markets a large basket of bulk drugs (APIs) and pharmaceutical formulations as branded generics as well as generics in India, the U.S. and several other markets across the world. In India, the company is a leader in the niche therapy areas of psychiatry, neurology, cardiology, diabetology, gastroenterology and orthopedics. Sun Pharma’s principal executive offices are located at Sun House, Plot No. 201 B/1 Western Express Highway, Goregaon East, Mumbai, Maharashtra, India—400 063, and its telephone number at such address is +9122 4324 4324.

Alkaloida Chemical Company ZRT (“Alkaloida”)

Kabay János u. 29

H-4440 Tiszavasvari,

Hungary

Telephone: +3648521004

The legal and commercial name of Alkaloida is Alkaloida Chemical Company ZRT (f/k/a Alkaloida Chemical Company Exclusive Group Ltd.). Alkaloida is an indirect subsidiary of Sun Pharma. Alkaloida’s principal executive offices are located at Kabay János u. 29, H-4440 Tiszavasvari, Hungary, and the telephone number at such address is +3648521004.

The Taro Development Corporation (“TDC”)

c/o Taro Pharmaceutical USA, Inc.

3 Skyline Drive

Hawthorne, NY 10532, USA

Telephone: +1 914-345-9001

The legal and commercial name of TDC is The Taro Development Corporation. TDC is an indirect wholly owned subsidiary of Sun Pharma. TDC’s principal executive offices are located at c/o Taro Pharmaceutical USA, Inc., 3 Skyline Drive, Hawthorne, NY 10532, USA, and the telephone number at such address is +1 914-345-9001.

Sun Pharma Holdings (“SPH”)

c/o Rogers Capital Corporate Services Limited 3rd Floor, Rogers House, No. 5 President John Kennedy Street Port Louis, Mauritius

Telephone: + 230 203 1100

The legal and commercial name of SPH is Sun Pharma Holdings. SPH is an indirect wholly owned subsidiary of Sun Pharma. SPH’s principal executive offices are located at c/o Rogers Capital Corporate Services Limited, 3rd Floor, Rogers House, No. 5 President John Kennedy Street, Port Louis, Mauritius, and the telephone number at such address is + 230 203 1100.

Libra Merger Ltd. (“Merger Sub”)

c/o Alkaloida Chemical Company ZRT

Kabay János u. 29

H-4440 Tiszavasvari,

Hungary

Telephone: +3648521004

Libra Merger Ltd., an Israeli company wholly owned by Alkaloida, TDC and SPH and controlled by Sun Pharma, was formed solely for the purpose of engaging in the acquisition of Taro. Merger Sub was incorporated on July 18, 2023 and has engaged in no business activities other than those relating to the acquisition of Taro.

The Merger (Page 49)

Taro, Sun Pharma, Alkaloida, TDC, SPH and Merger Sub entered into the merger agreement on January 17, 2024. Under the merger agreement, Merger Sub will merge with and into Taro and each ordinary share of Taro, nominal value NIS 0.0001 per share, outstanding immediately prior to the effective time of the merger (other than ordinary shares of Taro held by the Interested Shareholders) will automatically be converted into and represent solely the right to receive $43.00 in cash, without interest and less any applicable withholding tax. Taro will become an indirect substantially wholly owned subsidiary of Sun Pharma and its affiliates.

See “The Merger Agreement—The Merger.”

Merger Consideration (Page 49)

If the merger is completed, under the merger agreement, each outstanding ordinary share of Taro (other than outstanding shares of Taro held by the Interested Shareholders) will automatically be converted into and represent solely the right to receive $43.00 in cash, without interest and less any applicable withholding tax.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Taro shareholder and will have no rights as a shareholder of Sun Pharma or any of its affiliates. You will receive written instructions from the paying agent appointed by Sun Pharma for sending in your share certificates and receiving the cash consideration to which you will be entitled.

See “The Merger Agreement—Merger Consideration.”

Market Price (Page 68)

Our ordinary shares are quoted on the NYSE, under the symbol “TARO.” On May 26, 2023, the last full trading day before the public announcement of Sun Pharma’s offer to take Taro private, the closing per share price of our ordinary shares on the NYSE was $29.39. On    , 2024, the last full trading day prior to the date of this proxy statement, the closing price for our ordinary shares on the NYSE was $     per share. See “Market Price and Dividend Data.”

Material United States Federal Income Tax Considerations of the Merger (Page 41)

The exchange of Taro ordinary shares for cash pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. See “Special Factors—Material United States Federal Income Tax Consequences of the Merger.”

Tax matters can be complicated, and the tax consequences of the merger to holders will depend on the facts of their own situation. We strongly urge holders to consult their own tax advisors to fully understand the tax consequences of the merger to them in light of their particular circumstances.

Material Israeli Income Tax Consequences of the Merger (Page 43)

Your receipt of cash in exchange for your ordinary shares pursuant to the merger agreement will be a taxable transaction for Israeli tax purposes, unless a specific exemption is available under Israeli tax law or unless a double taxation prevention treaty between Israel and your country of residence provides otherwise. Certain exemptions from Israeli tax may apply to non-Israeli residents, including U.S. residents. You may be required to provide certain declarations and other documents regarding your status and shareholdings for the purposes of evaluating the applicability of Israeli withholding tax, and you may also be required to obtain a valid exemption tax certificate from the Israeli tax authority. See “Special Factors—Material Israeli Income Tax Consequences of the Merger.”

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you.

No Appraisal Rights (Page 41)

Under Israeli law, our shareholders are not entitled to appraisal rights in connection with the merger.

Creditors’ Rights

Our Board has unanimously determined, considering the financial position of Taro and Merger Sub, that no reasonable concern exists that considering the financial condition of Taro and Merger Sub, following the merger, Taro, as the surviving corporation, would be unable to fulfill its obligations to its creditors. However, our creditors may file objections to the merger with an Israeli district court, which may, in its discretion, provide a remedy, including suspension or enjoinment of the merger, to any creditor of Taro or Merger Sub who so objects if the court determines that there is a reasonable concern that, following the merger, we will be unable to fulfill our obligations to our creditors or any creditors of Merger Sub.

Recommendations of the Special Committee, the Audit Committee and the Board; Fairness of the Transactions (Page 20)

After careful consideration, acting on the unanimous recommendation of each of the Special Committee and the Audit Committee, the Board determined that the Transactions are advisable and fair to, and in the best interests of, Taro and its shareholders. Each of the Special Committee, the Audit Committee and the Board has approved the Transactions. Accordingly, the Board unanimously recommends that Taro shareholders vote “FOR” the approval and adoption of the Transactions.

In making these determinations and recommendations, each of the Special Committee, the Audit Committee and the Board considered a number of factors, including those described in the section of this proxy statement entitled “Special Factors—Recommendations of the Special Committee, Audit Committee and the Board; Fairness of the Transactions.”

Opinion of the Special Committee’s Financial Advisor (Page 29)

The Special Committee retained BofA Securities, Inc. (“BofA Securities”) to act as its financial advisor in connection with the merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected BofA Securities to act as its financial advisor to the Special Committee in connection with the merger on the basis of BofA Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with the Company and its business.

On January 17, 2024, at a meeting of the Special Committee held to evaluate the merger, representatives of BofA Securities delivered to the Special Committee the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated January 17, 2024, to the effect that, as of the date of the opinion and based on and subject to the factors and assumptions set forth in the written opinion, the merger consideration to be received in the merger by the Minority Shareholders was fair, from a financial point of view, to the Minority Shareholders.

The full text of BofA Securities’ written opinion to the Special Committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated by reference herein in its entirety. BofA Securities delivered its opinion to the Special Committee for the benefit and use of the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the merger. BofA Securities expressed no opinion or view as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in such opinion) and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Securities’ opinion does not constitute a recommendation as to how any holder of Taro ordinary shares should vote or act in connection with the merger or any other matter.

Position of the Sun Pharma Entities as to Fairness of the Transactions (Page 36)

Under the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) rules governing “going private” transactions, each of the Sun Pharma Entities may be deemed to be an affiliate of Taro and engaged in the going-private transaction and therefore are required to provide certain information regarding their position as to the fairness of the Transactions to the Minority Shareholders who will receive the merger consideration in the merger. The Sun Pharma Entities are making the statements included herein solely for purposes of complying with such requirements of Rule 13e-3 and related rules and regulations under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). The Sun Pharma Entities have interests in the merger that are different from, and/or in addition to, those of the other shareholders of Taro by virtue of their continuing interests in Taro after the completion of the merger. The views of the Sun Pharma Entities should not be construed as a recommendation to any Taro shareholder as to how that shareholder should vote on the proposal to approve and adopt the Transactions.

The Sun Pharma Entities believe that the merger is fair to the Minority Shareholders. See “Special Factors—Position of the Sun Pharma Entities as to Fairness of the Transactions.”

Purposes and Effects of the Merger; Reasons for the Merger (Page 39)

Purpose of Taro

The purpose of Taro’s engaging in the merger at this time is to enable the Minority Shareholders to realize the value of their investment in Taro in cash, for Taro to gain a larger and more varied product portfolio and customer base and to provide Taro with additional capabilities, including access to Sun Pharma’s research and development resources. See “Special Factors—Purposes and Effects of the Merger; Reasons for the Merger—Taro’s Purpose and Reasons.”

Purpose of the Sun Pharma Entities

The purpose of the Sun Pharma Entities’ engaging in the merger at this time is to increase the ownership of ordinary shares by Sun Pharma and its affiliates from the current position of approximately 78.5% of the outstanding ordinary shares to 100%. Upon completion of the merger, Taro will become an indirect substantially wholly owned subsidiary of Sun Pharma and its affiliates. See “Special Factors—Purposes and Effects of the Merger; Reasons for the Merger—The Sun Pharma Entities’ Purpose and Reasons.”

Effects of the Merger

As a result of the proposed merger, all ordinary shares, other than ordinary shares beneficially owned by the Interested Shareholders, will be converted into the right to receive $43.00 per share, without interest and subject to applicable withholding taxes.

Sun Pharma and its affiliates, as the owners of Taro (the surviving entity in the merger) and its business following the effective time, will be the only beneficiaries of any earnings and growth of Taro following the proposed merger.

Upon completion of the proposed merger, the ordinary shares of Taro will cease to be listed on the NYSE, will not be publicly traded, and will be deregistered under the Exchange Act.

Financing of the Merger (Page 41)

Sun Pharma, Alkaloida, TDC and/or SPH have sufficient funds to pay the aggregate merger consideration from their cash or cash equivalents on hand at the time the Merger is completed. The merger is not subject to a financing condition. See “Special Factors—Financing of the Merger.”

The Extraordinary General Meeting and Class Meetings of Taro’s Shareholders (Page 71)

Date, Time and Place. The extraordinary general meeting of Taro shareholders, the class meeting of the holders of Taro’s ordinary shares and the class meeting of the holders of Taro’s founders’ shares will be held via live webcast on     , 2024, at 10:00 a.m., Israel time,     , 2024, at 11:00 a.m., Israel time, or immediately after the conclusion of the extraordinary general meeting, whichever is later, and     , 2024, at 12:00 (noon), Israel time, or immediately after the conclusion of the class meeting of Taro’s ordinary shares, whichever is later, respectively, and in person at Meitar Law Offices located at 16 Abba Hillel Road, 10th Floor, Ramat Gan, Israel, to consider and vote upon a proposal to approve the Transactions, as more fully described in this proxy statement.

Record Date and Voting Power. You are entitled to vote at the meetings if you own any of our shares at the close of business in New York City on    , 2024, the record date for the meetings. You will have one vote at the meetings for each share you own at the close of business on the record date. As of    , 2024, there were    ordinary shares and 2,600 founders’ shares issued and outstanding. As of    , 2024, Sun Pharma and its affiliates and our directors and executive officers and their affiliates beneficially own or control approximately 78.5% of the ordinary shares and 100% of the founders’ shares, which together represent in the aggregate approximately 85.7% of the total voting power. As of that date, Sun Pharma beneficially owned through Alkaloida and other subsidiaries 29,497,813 ordinary shares. See “Special Factors—Interests of Taro’s Executive Officers and Directors in the Merger” (page 36).

Quorum. A quorum of our shareholders is necessary to hold a meeting. A quorum is present if three Taro shareholders are present in person or by proxy holding among them a number of shares entitling them to one-third of the voting power of Taro or such class of Taro shares. In the event that a quorum is not present at the relevant meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.

Procedures for Voting. You may vote by any of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope;

•	via telephone or by visiting www. ; or

•	by appearing and voting in person at the meetings.

If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by your broker, bank or other nominee. Your broker, bank or other nominee will not vote your shares without instructions from you. Remember, if you fail to instruct your broker, bank or other nominee to vote your shares, your vote will not be counted for purposes of approving the Transactions. For your shares to be counted toward either the ordinary majority or the special tally required for approval and adoption of the Transactions, your broker, bank or other nominee must confirm that you are not an Interested Shareholder.

Required Vote. Under the Companies Law, the Transactions require approval and adoption by the affirmative vote of at least 75% of the total voting power of Taro present (in person or by proxy) and voting at the extraordinary general meeting, as well as either: (x) the affirmative vote of at least a majority of the voting power of the shares of Minority Shareholders present (in person or by proxy) and voting at the extraordinary general meeting; or (y) the total votes cast in opposition by the Minority Shareholders do not exceed 2% of the voting power of the Company.

Interests of Taro’s Executive Officers and Directors in the Merger (Page 36)

When considering the recommendation of the Audit Committee, the Special Committee and the Board, you should be aware that all members of our Board and certain of our executive officers have interests in the merger in addition to their interests as Taro shareholders generally. These interests include, among other things:

•	Dilip Shanghvi, current chairman of the Board, is also a member of the board of directors of Sun Pharma and may continue serving on the Board following the consummation of the merger;

•	Current executive officers of Taro may continue their employment with Taro following the consummation of the merger; and

•

Sun Pharma, Alkaloida, TDC, SPH and Taro, as the Surviving Company in the merger, have agreed to provide indemnification and liability insurance benefits to present and former directors and executive officers of Taro and its subsidiaries for a period of seven years following the consummation of the merger.

In addition, as of     , 2024, the record date of the meetings, Sun Pharma beneficially owned 29,497,813 ordinary shares, or approximately 78.5% of our issued and outstanding ordinary shares and 100% of our issued and outstanding founders’ shares, representing in the aggregate approximately 85.7% of the total voting power in Taro’s shares.

These interests may be different from, or in addition to, your interests as Taro shareholders. The members of the Special Committee, the Audit Committee and the Board were aware of these additional interests, and considered them, when they approved the Transactions. See “Special Factors—Interests of Taro’s Executive Officers and Directors in the Merger.”

The Merger Agreement (Page 49)

Conditions to the Closing of the Merger. The obligations of the Sun Pharma Entities, on the one hand, and Taro, on the other hand, to complete the merger are subject to the satisfaction of certain conditions. See “The Merger Agreement—Conditions to Completion of the Transaction.”

Termination of the Merger Agreement. Sun Pharma, on the one hand, or Taro, on the other hand, may terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated. See “The Merger Agreement—Termination of the Merger Agreement.”

Expenses. The merger agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the Transactions will be paid by the party incurring such expenses. See “The Merger Agreement—Expenses.”

Litigation Relating to the Merger (Page 41)

We are not aware of any litigation related to the merger as of the current time.

SPECIAL FACTORS

General

The merger agreement provides that, subject to certain conditions, Merger Sub will merge with Taro, with Taro continuing as the Surviving Company in the merger. A copy of the merger agreement is attached as Appendix A to this proxy statement. You are urged to, and you should, read the merger agreement in its entirety because it is the legal document governing the merger.

Background to the Merger

As of May 26, 2023, Sun Pharma and its affiliates beneficially owned approximately 78.5% of Taro’s ordinary shares and 100% of Taro’s founders’ shares and thereby controlled approximately 85.7% of the voting power of Taro. At the time, Sun Pharma’s board of directors’ designees constituted and have continued to constitute a majority of the Board. On May 26, 2023, the last full trading day before the public announcement of Sun Pharma’s proposal, Taro’s ordinary shares closed at a price of $29.39 per share on the NYSE. The average closing price of Taro’s ordinary shares for the 60 trading days preceding the date of the Initial Proposal was $26.86.

On May 26, 2023, Sun Pharma delivered a proposal letter to the Board that contained an unsolicited, non-binding indication of interest to acquire all of the outstanding ordinary shares, other than any shares already held by the Interested Shareholders, for a purchase price of $38.00 per share, in cash, by way of a reverse triangular merger (the “Initial Proposal”). The Initial Proposal indicated that Sun Pharma had no intention of selling any of its shares of Taro to any third party. The Initial Proposal represented a premium of 29.3% over the closing price of the ordinary shares on May 26, 2023, and a 41.5% premium over the average closing price of the ordinary shares over the 60 trading days preceding the date of the Initial Proposal (May 26, 2023).

Also on May 26, 2023, Sun Pharma filed with the SEC an amendment to its Schedule 13D reflecting the submission of the Initial Proposal with a copy of the letter delivered to the Board attached. On May 26, 2023, Taro issued a press release confirming it had received the Initial Proposal. On May 30, 2023, the first full trading day following the public announcement of the Initial Proposal, Taro’s ordinary shares closed at a price of $36.10 per share on the NYSE.

On May 26, 2023, at a meeting of the Board, the Board established the Special Committee, consisting of Ms. Linda Benshoshan, Dr. Dov Pekelman and Dr. Robert Stein, each of whom was determined by the Board to be independent, at the time of their election as members of the Board and in connection with the merger, of Taro and of Sun Pharma and its affiliates. The Board empowered the Special Committee with the full power and authority of the Board, to the maximum extent permitted by applicable law, to take any and all actions on behalf of the Board and Taro that the Special Committee may deem necessary, advisable or appropriate in connection with any and all aspects of a potential transaction that would result in the acquisition by Sun Pharma and its affiliates of all the Taro ordinary shares not currently owned by them, including, without limitation, (i) to evaluate and negotiate the potential transaction, (ii) to engage and retain its own advisors in order to do so, (iii) to manage and administer the process of exploring the potential transaction (including the exploration and consideration of alternatives thereto), (iv) to determine the appropriate strategy and personnel for engaging in discussions with respect to the potential transaction, (v) to make recommendations to the Board with respect to the potential transaction, (vi) to take such other actions with respect thereto to evaluate, negotiate and approve or reject the potential transaction and (vii) to make a recommendation to the shareholders of Taro with respect to any potential transaction that is submitted to a vote of the Taro shareholders. The Board also resolved that the consummation of any potential transaction with Sun Pharma was irrevocably conditioned on the approval of the transactions by the Special Committee.

On May 28, 2023, the Special Committee held a meeting by videoconference and considered three Israeli law firms to potentially engage as independent Israeli counsel to the Special Committee. At that meeting, Dr. Pekelman informed the other committee members that he was considering resigning from the Board for personal reasons. Dr. Pekelman did not indicate any disagreement with any matter relating to Taro’s operations, policies or practices.

On May 30, 2023, Dr. Pekelman resigned from the Board, and on May 31, 2023, Taro publicly announced Dr. Pekelman’s resignation.

On June 11, 2023, the Special Committee held a meeting attended by representatives of the Israeli law firm Goldfarb Gross Seligman & Co. (“Goldfarb”). At the meeting, representatives of Goldfarb gave an overview of their experience in cross-border merger and acquisition transactions, going-private acquisitions and special committee representation. They also discussed potential transaction structures, the duties of the members of the Special Committee under Israeli law, and the requirements of a robust, independent transaction process that would enable the Special Committee to negotiate with Sun Pharma at arm’s length to achieve the best outcome for the Minority Shareholders. They also discussed whether to add a third member to the Special Committee.

On June 15, 2023, the Special Committee held a meeting by videoconference and resolved to suggest that Taro appoint Dr. Oded Sarig as a member of the Special Committee. Dr. Sarig is currently a consultant who earned both an MBA and PhD in finance from the University of California, Berkley, and over a 38-year career taught finance at Columbia University, Tel Aviv University, The Wharton School and IDC Herzliya, served as the Israeli Commissioner of Capital Markets, Insurance and Savings, and published multiple articles and books on economics and finance, including regarding the valuation of companies.

On June 27, 2023, at a Board meeting, the Board appointed Dr. Sarig to serve as an independent director of the Board, and as a member of the Special Committee, to fill the vacancy created by the resignation of Dr. Pekelman. The Board determined that Dr. Sarig is independent, at the time of his election as member of the Board, of Taro and of Sun Pharma and its affiliates.

On June 28, 2023, the Special Committee held a meeting, attended by representatives of Goldfarb, during which the Special Committee resolved to appoint Ms. Benshoshan as the chairperson of the Special Committee (the “Chair”) and to engage Goldfarb as its independent Israeli counsel. The Special Committee considered proposals received from two U.S.-based law firms to serve as its independent U.S. counsel and discussed potential candidates to serve as its independent financial advisor. The Special Committee also discussed its desire to set a fee structure with each of its legal and financial advisors that would not be based on the outcome of the transaction process. The Special Committee also discussed potential transaction structures, the duties of the members of the Special Committee under Israeli law, and the requirements of a robust, independent transaction process that would enable the Special Committee to consider alternative transactions and, if appropriate, negotiate with Sun Pharma at arm’s length to achieve the best outcome for the Minority Shareholders.

On July 3, 2023, the Special Committee held a meeting, attended by representatives of Goldfarb, during which Goldfarb presented the legal duties, exposures and protections of the Special Committee under Israeli law.

On July 5, 2023, the Special Committee held a meeting, attended by representatives of Goldfarb as well as Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and a second U.S.-based law firm, during which the Special Committee interviewed separately the two U.S.-based law firms to serve as its independent U.S. counsel. Each firm presented its experience in M&A, going-private transactions and special committee representation, and discussed its insights on the transaction process.

On each of July 6 and July 11, 2023, the Special Committee held a meeting during which it separately interviewed BofA Securities and a second global investment bank to serve as its independent financial advisor. Each firm presented its qualifications and experience in M&A, going-private transactions and special committee representation, and discussed its insights on the transaction process. The Special Committee asked each firm to provide a fee proposal that would not be based on the outcome of the transaction process.

On July 13, 2023, the Special Committee held a meeting, attended by representatives of Goldfarb, during which the Special Committee discussed the candidates for financial advisor and for U.S. counsel. The Special Committee decided to ask each investment bank to revise its fee proposal and decided to engage Skadden as its independent U.S. counsel.

On July 17, 2023, the Special Committee held a meeting, attended by representatives of Goldfarb and Skadden, during which the Special Committee discussed the revised fee proposal submitted by each of the candidates for financial advisor and the draft engagement letters for Goldfarb and Skadden.

On July 20, 2023, the Special Committee held a meeting, attended by representatives of Goldfarb and Skadden, during which the Special Committee approved the final version of its engagement letters with each of Goldfarb and Skadden, and approved in principle the engagement of BofA Securities as its independent financial advisor, subject to finalization of an engagement letter with BofA Securities, for a fixed fee, with no contingent amounts payable based on the outcome of the transaction process. BofA Securities was chosen because of the depth of its expertise in the healthcare industry and its extensive experience in representing special committees in going-private transactions. The Special Committee also discussed a press release issued by a Taro shareholder in which the shareholder argued that the Initial Proposal was inadequate for various reasons, including in light of Taro’s large cash balance.

On July 25, 2023, the Special Committee held a meeting, attended by representatives of Goldfarb and Skadden, during which the Special Committee discussed that a Sun Pharma official asked a member of the Special Committee to facilitate a business matter that is unrelated to the Merger between Sun Pharma and another company. The Special Committee then decided to send a letter to Sun Pharma clarifying the interactions permitted between Sun Pharma officials and members of the Special Committee during the transaction process and notifying Sun Pharma that the Chair will serve as the liaison of the Special Committee to Sun Pharma, which letter was sent the following day. In addition, at this meeting, a representative of Skadden delivered a presentation regarding practical considerations related to the transaction process.

Between July 23 and August 9, 2023, representatives of BofA Securities and Goldfarb discussed and exchanged several drafts of the BofA Securities engagement letter, in coordination with the Chair and Skadden. The main issues discussed related to the fee structure, expense reimbursement, withholding tax, termination and reengagement provisions, confidentiality undertakings, indemnification terms and conflicts of interest.

On August 9, 2023, at a meeting of the Special Committee with Goldfarb in attendance, the Special Committee discussed the draft BofA Securities engagement letter and the absence of any conflicts of interest or any other matter that would prevent BofA Securities from acting as an independent financial advisor to the Special Committee. The Special Committee authorized Goldfarb to finalize the draft, which it did, and BofA Securities executed the engagement letter later that day.

On August 10, 2023, the Special Committee held a meeting, attended by representatives of BofA Securities, Goldfarb and Skadden, to discuss Taro management’s financial model. The Special Committee noted that Taro management had not prepared a long-term financial model for Taro and discussed with representatives of BofA Securities the need for Taro management to prepare a long-term financial model for Taro.

On August 15, 2023, representatives of Taro management, Taro’s Israeli counsel, Meitar Law Offices (“Meitar”), BofA Securities, Goldfarb and Skadden met by videoconference to discuss preparation by Taro management of a long-term financial model for Taro (the “Long-term Financial Model”).

On August 18, 2023, at the request of Taro management, the engagement letter with BofA Securities was amended to extend the confidentiality undertakings of BofA Securities from a period of 12 months to 24 months.

On August 23, 2023, the Special Committee held a meeting by videoconference, with representatives of BofA Securities, Goldfarb and Skadden in attendance, during which representatives of BofA Securities summarized the kick-off call with Taro management and answered the Special Committee’s questions with regard to the process and timeline.

On August 25, 2023, Taro management held a meeting with BofA Securities by videoconference also attended by Goldfarb, Meitar, Skadden and Taro’s U.S. counsel, Shearman & Sterling LLP (“Shearman”) to discuss Taro management’s preparation of the Long-term Financial Model.

On August 31, 2023, the Special Committee held meetings, with representatives of BofA Securities, Goldfarb and Skadden in attendance, during which representatives of BofA Securities updated the Special Committee regarding the progress of the preparation of the Long-term Financial Model and held discussions about Taro’s business.

On September 6, 2023, representatives of BofA Securities held a meeting by videoconference with Taro management, attended by representatives of Goldfarb, Meitar, Skadden and Shearman, during which representatives of BofA Securities posed questions to Taro management about Taro’s business to better understand Taro’s operations, and the participants discussed the process for the preparation of the Long-term Financial Model.

On September 7, 2023, the Special Committee held a meeting with representatives of BofA Securities, Goldfarb and Skadden in attendance, during which representatives of BofA Securities updated the Special Committee on the preparation of the Long-term Financial Model.

On September 11, 2023, the Special Committee held a meeting by videoconference with representatives of BofA Securities, Goldfarb and Skadden in attendance. Representatives of BofA Securities updated the Special Committee on the status of the preparation of the Long-term Financial Model and the receipt from Taro management of other relevant financial data.

On September 13, 2023, representatives of BofA Securities held a meeting by videoconference with Taro management and representatives of Goldfarb, Skadden and Shearman in attendance, during which the participants discussed Taro’s income statement.

On September 14, 2023, the Special Committee held a meeting by videoconference with representatives of BofA Securities, Goldfarb and Skadden in attendance. The Special Committee discussed negotiation strategy, and BofA Securities provided an update on the preparation of the Long-term Financial Model. A discussion was held concerning how to treat Taro’s cash reserves.

On September 20, 2023, representatives of BofA Securities held a meeting by videoconference with Taro management, attended by representatives of Goldfarb, Skadden, Meitar and Shearman, to discuss certain aspects of Taro’s business, and Taro management updated the participants on its progress in preparing the Long-term Financial Model. The participants also discussed the financial aspects of the integration of the Alchemee business and Taro’s estimated litigation loss contingency amount related to certain of its pending litigation (the “Litigation Loss Contingency Amount”, and such pending litigation, the “Pending Litigation”).

On October 2, 2023, the Special Committee held a meeting by videoconference, with representatives of BofA Securities, Goldfarb, Skadden and Shearman in attendance, to follow up on the progress of the preparation of the Long-term Financial Model.

On October 4, 2023, representatives of BofA Securities held a meeting by videoconference with Taro management, attended by representatives of Goldfarb, Meitar and Skadden, to discuss Taro’s leading product revenues by region. The participants also discussed the methodology for projecting Taro’s performance for the outer years of the Long-term Financial Model, which were derived by extrapolating Taro management’s financial model, including growth and margin trends.

On October 5, 2023, the Special Committee held a meeting by videoconference, with representatives of BofA Securities, Goldfarb and Skadden in attendance, to receive an update on the status of the Long-term Financial Model. Discussions were held about aspects of Taro’s business and the methodology used by Taro management in preparing its projections. The Special Committee requested a meeting with BofA Securities to preview the Long-term Financial Model with the Special Committee before it was presented to the Special Committee by Taro management and to discuss key topic areas that they should focus their questions on with Taro management.

On October 6, 2023, October 9, 2023 and October 10, 2023, representatives of BofA Securities held three meetings by videoconference with Taro management, attended by representatives of Goldfarb, Meitar and Skadden at the three meetings and representatives of Shearman at the October 6, 2023 and October 9, 2023 meetings to discuss the final aspects of the Long-term Financial Model. Following these sessions, Taro management approved the Long-term Financial Model, including the outer years extrapolations, for presentation to the Special Committee and for use by BofA Securities in connection with its financial analysis.

On October 11, 2023, the Special Committee held a meeting by videoconference, with representatives of BofA Securities, Goldfarb and Skadden in attendance, during which representatives of BofA Securities reviewed with the Special Committee a draft of the Long-term Financial Model approved by Taro management, including certain assumptions contained therein, including the risk that the total cost to resolve the Pending Litigation may materially exceed the estimated $141 million Litigation Loss Contingency Amount that had been previously approved by the Board (the “Board-approved Litigation Loss Contingency Amount”). The Special Committee asked to hear directly from Taro management on the Litigation Loss Contingency Amount at its next meeting.

On October 12, 2023, the Special Committee held a meeting by videoconference with Taro management and representatives of BofA Securities, Goldfarb and Skadden in attendance, to discuss the Long-term Financial Model. Before Taro management joined the meeting, the legal advisors discussed the Special Committee’s fiduciary duties with its members. Taro management then joined the meeting and presented the Long-term Financial Model to the Special Committee, as well as a review of their assumptions underlying such model regarding industry and company trends, products, expenses and growth expectations. The Special Committee inquired, among other things, about the Pending Litigation and the Litigation Loss Contingency Amount.

On October 15, 2023, the Special Committee held a meeting by videoconference, with representatives of Goldfarb in attendance, to discuss the Long-term Financial Model. The Special Committee discussed Taro’s cash balance, the Alchemee business and the financial benefits expected to accrue by taking Taro private and the Litigation Loss Contingency Amount. The Special Committee concluded that the Litigation Loss Contingency Amount contained in the draft Long-term Financial Model was unsupported and decided that it would direct BofA Securities to use the Board-approved Litigation Loss Contingency Amount for purposes of its financial analysis of Taro, because that had been approved by management, the Audit Committee and the Board, and no other amount had been so approved.

On October 18, 2023, the Special Committee held a meeting by videoconference with representatives of BofA Securities, Goldfarb and Skadden in attendance, to discuss the Long-term Financial Model. BofA Securities expressed their view that the fundamental value of Taro was not adequately reflected in the Initial Proposal. The Special Committee requested BofA Securities to prepare a preliminary financial analysis of Taro using the Long-term Financial Model but with the Board-approved Litigation Loss Contingency Amount. The Special Committee also requested BofA Securities to prepare, for reference only and not as part of its financial analysis of Taro, a separate sensitivity analysis for review by the Special Committee utilizing the Long-term Financial Model but adjusted to reflect more conservative assumptions regarding annual growth rate in the outer years and a Litigation Loss Contingency Amount based on a doubling of the Board-approved Litigation Loss Contingency Amount.

On October 23, 2023, the Special Committee held a meeting by videoconference with representatives of BofA Securities, Goldfarb and Skadden, during which BofA Securities presented its preliminary financial analysis of Taro based on the Long-term Financial Model, using the Board-approved Litigation Loss Contingency Amount, in addition to the sensitivity analysis requested by the Special Committee. BofA Securities’ preliminary financial analysis indicated an approximate implied equity value reference range per Taro ordinary share of $39.50 to $42.80. After discussing the presentation, the Special Committee and its advisors discussed whether to seek potential alternative buyers of Taro or the shares of the Minority Shareholders and concluded that it would be unrealistic to find bidders or to consummate an alternative transaction in light of Sun Pharma’s ownership of 78.5% of Taro’s ordinary shares and Sun Pharma’s stated position that it had no intention of selling any of its Taro shares to a third party. Instead, the Special Committee decided to enter into negotiations with Sun Pharma based on the Long-term Financial Model and the Board-approved Litigation Loss Contingency Amount. The Special Committee unanimously resolved to reject the Initial Proposal, as it deemed a price of $38.00 per share was inadequate and not fair and not in the best interests of the Minority Shareholders.

On October 25, 2023, in a videoconference attended by the Chair, another member of the Special Committee, Mr. Dilip Shanghvi, Chairman of the Board and managing director of Sun Pharma, and another representative of Sun Pharma, the Chair stated that, based on a review of the Long-term Financial Model and BofA Securities’ preliminary financial analysis based thereon, the $38.00 per share price in the Initial Proposal was inadequate and not fair and not in the best interests of the Minority Shareholders. The Chair stated that the Special Committee was still interested in discussing a transaction with Sun Pharma and subsequently asked Taro management to provide Mr. Shanghvi with Taro management’s financial model.

On November 13, 2023, in a videoconference call with the Chair and another member of the Special Committee, a representative of Sun Pharma said that the Sun Pharma team reviewed the Long-term Financial Model and found that there was a discrepancy between the Special Committee’s and Sun Pharma’s respective views of the valuation of Taro principally arising from the fact that Sun Pharma believes the potential exposure from the Pending Litigation may be higher than the Board-approved Litigation Loss Contingency Amount. The Chair and the other member of the Special Committee informed the Sun Pharma representative that the Special Committee would only use the Board-approved Litigation Loss Contingency Amount.

On November 21, 2023, a representative of Sun Pharma sent an email to the Chair inviting representatives of the Special Committee to meet Mr. Shanghvi and other representatives of Sun Pharma in New York to negotiate the proposed transaction.

On November 22, 2023, the Special Committee held a meeting by videoconference, with representatives of Skadden, Goldfarb and BofA Securities in attendance, to discuss Sun Pharma’s invitation to meet in New York. The Special Committee concluded that the Initial Proposal was too low to form a basis for such a meeting and instructed the Chair to inform Sun Pharma that the Special Committee needed to receive a higher proposal before traveling from Israel to New York to negotiate. Later that day, the Chair conveyed the Special Committee’s position to Sun Pharma by email. A representative of Sun Pharma responded on November 23, 2023, requesting a telephone call between the Chair and Mr. Shanghvi.

On November 24, 2023, the Chair and Mr. Shanghvi held a telephone call, during which Mr. Shanghvi said that his team at Sun Pharma had reviewed the Long-term Financial Model and thought that there was uncertainty in the Litigation Loss Contingency Amount provided in the Long-term Financial Model. Mr. Shanghvi also noted that if he were to be convinced by the Special Committee that the transaction price should be higher, Mr. Shanghvi would recommend an increase to the board of directors of Sun Pharma.

On November 25, 2023, the Special Committee held a meeting by videoconference, with representatives of BofA Securities, Goldfarb and Skadden in attendance, during which the Chair reported the details of the November 24, 2023 phone call with Mr. Shanghvi. The Special Committee discussed strategy for the Chair’s next call with Mr. Shanghvi and weighed the advantages and disadvantages of insisting on receiving a higher proposal prior to traveling from Israel to New York for an in-person meeting.

On November 26, 2023, the Chair held a telephone call with Mr. Shanghvi, during which she reiterated that the Special Committee believed that a share price of $38.00 per share was too low to serve as a basis for negotiations and therefore wanted Sun Pharma to offer a higher price per share before traveling to New York to negotiate further. Mr. Shanghvi responded that Sun Pharma’s board of directors directed Mr. Shanghvi not to increase the proposal before starting negotiations and gaining an understanding of the Special Committee’s perspective on Taro’s value.

On November 27, 2023, after consulting with the Special Committee’s other members and legal advisors, the Chair held another telephone call directly with Mr. Shanghvi during which the Chair stated that representatives of the Special Committee would agree to meet Mr. Shanghvi in New York, accompanied by the parties’ respective advisors, to negotiate a potential transaction. The Chair reiterated the Special Committee’s position that the transaction price should be substantially higher than the price set forth in the Initial Proposal, and Mr. Shanghvi confirmed that Sun Pharma was open to supporting a higher price if it was warranted.

On November 29, 2023, the Special Committee held a meeting, with representatives of BofA Securities, Goldfarb and Skadden in attendance, to discuss negotiation strategies ahead of the Special Committee’s meeting in New York with Mr. Shanghvi and other Sun Pharma representatives.

On December 7, 2023, Ms. Benshoshan and Dr. Sarig of the Special Committee held an all-day meeting at Taro’s offices in Hawthorne, New York, attended by representatives of BofA Securities, Skadden and Goldfarb, as well as representatives of Sun Pharma, including Mr. Shanghvi and Mr. Erik Zwicker, Vice President of Sun Pharma and General Counsel of Sun Pharma and Taro, participating in his capacity as Vice President and General Counsel of Sun Pharma, and Sun Pharma’s U.S. and Israeli legal advisors, Davis Polk & Wardwell LLP (“Davis Polk”) and Herzog, Fox and Neeman (“Herzog”), respectively. Mr. Shanghvi and Mr. Zwicker were the primary principals engaging in the negotiations on behalf of Sun Pharma. Ms. Benshoshan and Dr. Sarig reiterated to Sun Pharma the inadequacy of the Initial Proposal of $38.00 per share, and representatives of Sun Pharma discussed both their outlook of the generic pharmaceutical industry and their view of Taro’s prospects within the generic pharmaceutical industry. Specifically, Sun Pharma noted its lower projected revenues for Taro and the uncertainty of the potential exposure from the Pending Litigation. A Sun Pharma representative stated that the Board-approved Litigation Loss Contingency Amount was derived from an accounting calculation that involved aggregating, and extrapolating from, the settlement offers that Taro had made to plaintiffs, all of which had been rejected, and that, accordingly, Sun Pharma’s view was that the resolution amount related to the Pending Litigation (including amounts paid pursuant to settlements and jury awards) would, by definition, be higher than $141 million. Ms. Benshoshan and Dr. Sarig then noted that no robust basis exists to support any other estimate given the inherent uncertainty in determining the Litigation Loss Contingency Amount, and that the Board-approved Litigation Loss Contingency Amount was the only number approved by the Board. Representatives of Sun Pharma expressed their view that Taro’s valuation was at a range of $32.00 to $32.40 per share pursuant to their view of Taro’s lower projected revenues and the higher potential exposure from the Pending Litigation, and therefore the Initial Proposal of $38.00 per share already reflected a generous premium. After a lengthy discussion, Sun Pharma suggested that to bridge the gap with respect to the potential exposure from the Pending Litigation, it would offer a contingent value right (“CVR”), in addition to the proposed $38.00 per share offer price, which would entitle the Minority Shareholders to an additional future payment depending on the final aggregate resolution amount paid by Taro. Ms. Benshoshan and Dr. Sarig rejected this offer and expressed a willingness to consider a CVR mechanism only if the up-front cash portion of the consideration was increased by Sun Pharma. In order to discuss additional differences between the views of Sun Pharma and Taro management with respect to the Long-term Financial Model, representatives of Taro management were asked to join the meeting and explain certain aspects of their financial model, which they did. Following a break, the parties reconvened and Sun Pharma offered a price of $39.00 per share plus a CVR on terms to be discussed on a later date. Ms. Benshoshan responded that $39.00 per share was too low of a price to warrant discussion of the terms of a CVR, but that she would discuss the revised offer with the Special Committee.

Later on December 7, 2023, the Special Committee held a meeting with representatives of BofA Securities, Skadden and Goldfarb in attendance, during which the Special Committee reviewed the discussions that took place earlier that day and resolved to reject the offer of $39.00 per share in cash plus a CVR. BofA Securities was asked to convey this message to Sun Pharma, which they did.

On December 8, 2023, the Special Committee held a meeting by videoconference, with representatives of BofA Securities, Skadden and Goldfarb in attendance, during which a representative of BofA Securities stated to the other participants that a representative of Sun Pharma had communicated to BofA Securities that Sun Pharma would deliver a higher cash offer later that day, together with proposed terms for the CVR. The participants also discussed negotiation tactics.

Later on December 8, 2023, a representative of Sun Pharma and BofA Securities held a telephone call, during which Sun Pharma conveyed an offer price of $40.00 per share, in cash up front, and stated that Sun Pharma could not offer a higher price to bridge the difference in the parties’ views on the value of Taro’s business. Sun Pharma proposed a CVR with a term of 3.5 years that would potentially result in additional merger consideration, depending on the eventual resolution amount related to the Pending Litigation. The CVR would yield $9.55 per share if the settlement amount equaled the Board-approved Litigation Loss Contingency Amount, and the value of the CVR would increase, on a linear basis, if the eventual resolution amount was less than the Board-approved Litigation Loss Contingency Amount, or decrease, on a linear basis, if the eventual resolution amount was more than the Board-approved Litigation Loss Contingency Amount.

Later on December 8, 2023, the Special Committee held a meeting by videoconference, with representatives of BofA Securities, Skadden and Goldfarb in attendance, in which the participants discussed the revised offer made by Sun Pharma and related negotiation strategy. The Special Committee concluded that ascribing value to the CVR for a total resolution amount less than the Board-approved Litigation Loss Contingency Amount was not meaningful given such amount was based on settlement offers already made by Taro and that any estimate of the potential settlement amounts or jury awards would be speculative. The participants further determined that the final resolution amount is likely to be higher than the settlement offers already rejected. The Special Committee decided to reject Sun Pharma’s revised offer and instructed its advisors to communicate to Sun Pharma that the offer must be amended to transfer value from the CVR to the up-front cash payment, and that the term of the CVR should be reduced to 2 years.

Later on December 8, 2023, representatives of BofA Securities, Skadden and Goldfarb held a meeting by videoconference with representatives of Sun Pharma and Davis Polk, during which the advisors of the Special Committee conveyed and explained the position of the Special Committee. Sun Pharma’s representatives stated they would try to structure the economic terms of the CVR as requested, but that the term of the CVR could not be reduced.

Later in the evening on December 8, 2023, a representative of Sun Pharma contacted representatives of BofA Securities and conveyed a revised offer of $41.00 per share on behalf of Sun Pharma, plus a CVR that would pay the Minority Shareholders additional merger consideration of up to $5.00 per share depending on the total resolution amount related to the Pending Litigation if, within five years, the Pending Litigation had been resolved for a total amount equal to or less than the Board-approved Litigation Loss Contingency Amount, reducing on a linear basis to zero if the total amount is approximately double the Board-approved Litigation Loss Contingency Amount.

On December 9, 2023, the Special Committee held a meeting by videoconference, attended by representatives of BofA Securities and Skadden, during which representatives of BofA Securities informed the Special Committee of Sun Pharma’s revised offer. After further discussion, the Special Committee unanimously agreed to reject this offer and communicate to Sun Pharma that a higher up-front share price would be required for the Special Committee to consider accepting a revised offer. A representative of BofA Securities conveyed this message to a representative of Sun Pharma.

Later on December 9, 2023, a representative of Sun Pharma contacted representatives of BofA Securities and Skadden and presented a revised offer on behalf of Sun Pharma, which included $41.25 per share in cash up-front, plus a CVR whereby the Minority Shareholders could receive, at maximum, an additional $6.00 per share based on the same structure proposed the prior evening. The Sun Pharma representative stated that this was Sun Pharma’s best and final offer.

Later on December 9, 2023, the Special Committee held a meeting by videoconference, with representatives of BofA Securities and Skadden in attendance, during which representatives of BofA Securities presented Sun Pharma’s revised offer. The Special Committee discussed the drawbacks with including the CVR as part of the merger consideration, including: (i) the difficulty in assessing the value of the CVR due to the uncertainty associated with the eventual resolution of the Pending Litigation given the existence of multiple classes of plaintiffs and inherent uncertainty of litigation; and (ii) the possibility that the Minority Shareholders may not ascribe any material value to the CVR. The Special Committee unanimously agreed to reject Sun Pharma’s revised offer, to reiterate its preference for a higher up-front cash payment and to negotiate for a price of at least $43.00 per share without any CVR.

Later on December 9, 2023, representatives of BofA Securities and Skadden held a phone call with a representative of Sun Pharma to convey that the Special Committee continued to believe that the CVR was not in the best interest of the Minority Shareholders and that a higher up-front share price would be required in order to move forward.

On December 10, 2023, the Chair met in person with Mr. Shanghvi. At this meeting, the Chair proposed excluding the CVR, as appraising its value would (i) create greater uncertainty for the Minority Shareholders and (ii) cause the Minority Shareholders to not receive any additional consideration that may be payable pursuant to the CVR terms for several years. Instead, the Chair proposed an all-cash price of $47.00 per share. After a lengthy discussion, Mr. Shanghvi stated he would support an all-cash price of $43.00 per share in his communications with the board of directors of Sun Pharma. The Chair responded that she would consult with the rest of the Special Committee and the Special Committee’s legal and financial advisors concerning the revised offer.

Later on December 10, 2023, the Special Committee held a meeting by videoconference, together with representatives of BofA Securities, Skadden and Goldfarb, and discussed Sun Pharma’s revised proposal. The Special Committee determined that an all-cash price of $43.00 per share would be favorable to the Minority Shareholders and that asking Sun Pharma to further increase the price could jeopardize the transaction. The Special Committee noted that BofA Securities’ preliminary financial analysis that was previously presented to the Special Committee was based on the Long-term Financial Model, which contained several assumptions, certain of which the Special Committee believed to be optimistic, including a higher annual growth rate than the one indicated in the sensitivity analysis requested by the Special Committee and the Board-approved Litigation Loss Contingency Amount. The Special Committee unanimously authorized the Chair to agree in principle to Sun Pharma’s revised offer of $43.00 per share, subject to the negotiation and execution of a definitive merger agreement and the receipt of a fairness opinion from BofA Securities. The Chair then contacted Mr. Shanghvi and notified him that the Committee unanimously approved Sun Pharma’s revised offer.

On December 8, 2023, the last trading day prior to the foregoing meeting, Taro’s ordinary shares closed on the NYSE at a price of $37.89 per share.

Later on December 10, 2023, a telephone call was held among representatives of Sun Pharma, Davis Polk, Herzog, Skadden, Goldfarb and BofA Securities to discuss next steps, including required SEC filings.

On December 11, 2023, Taro filed with the SEC a report on Form 6-K reporting that Sun Pharma had proposed to acquire all of its outstanding ordinary shares, other than any shares already held by the Interested Shareholders, for a purchase price of $43.00 per share, in cash (the “Final Proposal”), and that the Special Committee confirmed that it had agreed in principle with the Final Proposal and agreed to negotiate definitive transaction agreements. In addition, Sun Pharma filed an amendment to its Schedule 13D with the SEC reflecting the agreement in principle.

On December 12, 2023, Taro’s ordinary shares closed on the NYSE at a price of $41.58 per share.

From December 15, 2023 to January 16, 2023, the legal advisors to Sun Pharma, Taro and the Special Committee exchanged drafts of a merger agreement and held several negotiation sessions. They discussed various issues including, but not limited to, the circumstances under which the Special Committee could change its recommendation and terminate the merger agreement (i.e., the so-called “fiduciary out” provisions), conditions to closing, employee-related covenants and the mechanism for dispute resolution.

On December 26, 2023, the Special Committee held a meeting by videoconference, attended by Goldfarb, during which representatives of Goldfarb presented the open issues in the draft merger agreement, focusing primarily on the “fiduciary out” provisions and closing conditions. Specifically, Sun Pharma took the position that the Special Committee should not be permitted to change its recommendation to accept Sun Pharma’s offer in the event that a superior proposal was received, and insisted that Sun Pharma have the right to terminate the agreement in the event of a material adverse change in Taro. The Special Committee instructed Goldfarb to reject those positions. Further, the Special Committee discussed including certain post-closing covenants related to the treatment of Taro’s employees.

Later on December 26, 2023, a telephone call was held between the Chair and Mr. Shanghvi, during which the Chair asked about Sun Pharma’s plans for Taro’s employees following the closing of the merger.

On December 27, 2023, a meeting was held by videoconference, attended by representatives from Goldfarb, Skadden, Herzog and Davis Polk, concerning the remaining open issues in the draft merger agreement. Sun Pharma’s representatives stated they would be willing to allow the Special Committee to change its recommendation in the event of a superior proposal, only if the Special Committee was not permitted to terminate the merger agreement prior to allowing Taro shareholders to vote to approve the merger agreement. The participants further discussed the likely enforceability of such a “force the vote” mechanism under Israeli law.

On December 28, 2023, the Special Committee held a meeting by videoconference, with Goldfarb in attendance, at which Goldfarb updated the Special Committee about the latest discussions on the draft merger agreement. The Special Committee instructed their legal advisors to ensure that the merger agreement contained satisfactory “fiduciary out” provisions, and did not contain any “force the vote” provisions or any closing condition relating to a material adverse change in Taro.

On December 31, 2023, a videoconference call was held between representatives of Goldfarb and Herzog, during which Goldfarb representatives conveyed the Special Committee’s position on the merger agreement, and the parties continued to exchange drafts of the merger agreement.

On January 4, 2024, the Chair called a representative of Sun Pharma regarding certain open issues in the merger agreement negotiations. The Chair asked the Sun Pharma representative to discuss such positions with Sun Pharma’s legal advisors. The Sun Pharma representative expressed that Sun Pharma may be willing to alter its position with respect to the closing condition allowing Sun Pharma to terminate the merger agreement in the event of a material adverse change in Taro’s business. With respect to Taro’s employees, the Sun Pharma representative stated that a transaction bonus would not be included in the merger agreement because the transaction would not involve a change of control, but that Sun Pharma was willing to agree to customary protective covenants with respect to the employees. Discussion ensued among the parties’ respective legal advisors regarding the remaining open issues in the draft merger agreement.

On January 9, 2023, the Special Committee held a meeting by videoconference, attended by representatives of Goldfarb and Skadden, during which Goldfarb representatives updated the Special Committee concerning the latest discussions with the legal advisors of Sun Pharma on the draft merger agreement. The Special Committee discussed the open issues regarding the “fiduciary out” provisions and the employee-related covenants, and directed Goldfarb to send a draft of the merger agreement that reflected the Special Committee’s positions. The draft merger agreement did not contain any “force the vote” provision or closing condition allowing for termination of the merger agreement by Sun Pharma in the event of a material adverse change in Taro, and it defined “superior proposal” as an offer for 15% of Taro’s ordinary shares, rather than 50% thereof.

On January 10, 2024, the Chair called a Sun Pharma representative and communicated to such representative that the Special Committee was steadfast in its position regarding the “fiduciary out” provisions.

Later on January 10, 2024, during a videoconference meeting among representatives of Sun Pharma, Davis Polk, Herzog, Goldfarb and Skadden, the Sun Pharma representative stated Sun Pharma had agreed to accept substantially all of the Special Committee’s latest revisions to the merger agreement, including those regarding the “fiduciary out” provisions.

On January 16, 2024, the Special Committee held a meeting by videoconference, with representatives of Goldfarb and Skadden in attendance, during which the Special Committee considered the Transactions. A representative of Goldfarb summarized the terms and conditions of the merger agreement and delineated for the Special Committee the fiduciary duties of its members, the transaction process to date and the required corporate approvals under Israeli law. A representative of Skadden presented the various positive and negative considerations regarding the Transactions and recorded certain statements made by the Special Committee.

Later on January 16, 2024, the Audit Committee held a meeting by videoconference, attended also by Dr. Sarig, a legal advisor employed by Taro, and representatives of Goldfarb and Skadden, to provide information necessary for the sole member of the Audit Committee who is not a member of the Special Committee, to make a fully formed decision when the Audit Committee would be expected to vote on the Transactions. One member of the Audit Committee who is also a member of the Special Committee did not attend this meeting. A representative of Goldfarb summarized the terms and conditions of the merger agreement and reviewed the fiduciary duties of the Special Committee members, the background of transaction process to date and the required corporate approvals under Israeli law, and the sole member of the Audit Committee who is not a member of the Special Committee asked various questions about the Transactions throughout the discussion. The participants also discussed various positive and negative considerations regarding the Transactions that the Special Committee had prepared.

Later on January 16, 2024, a final meeting regarding the merger agreement was held by videoconference, attended by a representative of Sun Pharma, the Chair and a representative of Goldfarb, during which Sun Pharma requested to tighten the definition of “superior proposal” in the merger agreement. The request was rejected.

On January 17, 2024, the Special Committee held a meeting by videoconference, with representatives of BofA Securities, Goldfarb and Skadden in attendance. Representatives of BofA Securities reviewed with the Special Committee BofA Securities’ financial analysis of the merger consideration and delivered to the Special Committee the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated January 17, 2024, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations set forth in the written opinion, the merger consideration to be received in the merger by the Minority Shareholders was fair, from a financial point of view, to the Minority Shareholders (as more fully described below in the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor”). After discussion, the Special Committee unanimously approved the Transactions as advisable and fair to, and in the best interests of, Taro and its Minority Shareholders, and recommended that the Audit Committee of the Board, the Board and the Taro shareholders approve the Transactions.

Later on January 17, 2024, the Audit Committee of the Board held a meeting by videoconference, attended by a legal advisor employed by Taro and representatives of Meitar and BofA Securities to discuss the proposed Transactions with Sun Pharma and the recommendation of the Special Committee. A representative of BofA Securities presented an overview of its financial analysis (as previously delivered to the Special Committee) of the merger consideration to be received by the Minority Shareholders. The Audit Committee discussed and then unanimously approved the Transactions as advisable and fair to, and in the best interests of, Taro and its Minority Shareholders, and recommended that the Board and the Taro shareholders approve the Transactions. The Audit Committee also determined that the Transactions does not constitute a “distribution” as defined in the Companies Law.

Later on January 17, 2024, a Board meeting was held by videoconference to discuss the proposed Transactions with Sun Pharma and the recommendations of the Special Committee and the Audit Committee of the Board, with legal advisors employed by Taro and representatives of Meitar and BofA Securities in attendance. The Chair of the Special Committee presented an overview of the process conducted by the Special Committee, representatives of Meitar summarized the terms and conditions of the merger agreement and BofA Securities presented an overview of its financial analysis (as previously delivered to the Special Committee) of the merger consideration to be received by the Minority Shareholders. The Board adopted resolutions (i) declaring the Transactions advisable and fair to, and in the best interests of, Taro and the Taro shareholders, (ii) approving the Transactions and (iii) recommending that Taro shareholders approve the Transactions. The Board also determined that the Transactions do not constitute a “distribution” as defined in the Companies Law and that no reasonable concern exists that the Surviving Company of the merger will be unable to fulfill Taro’s obligations to its creditors. In addition, the Board authorized certain officers and directors who are unaffiliated with Sun Pharma to take necessary actions to effect the Transactions, including preparing a proxy statement, soliciting Taro shareholder approval and adoption of the Transactions, holding special meetings with Taro shareholders for such purpose, and preparing and filing documents required by applicable law.

Following the Board meeting, the parties executed the definitive merger agreement and BofA delivered its written fairness opinion to the Special Committee. Later that day, Taro and Sun Pharma issued a joint press release announcing the Transactions. In addition, Taro filed with the SEC a report on Form 6-K regarding the Transactions, attaching a copy of the merger agreement, and Sun Pharma filed with the SEC an amendment to its Schedule 13D reflecting the Transactions and attaching a copy of the merger agreement.

Recommendations of the Special Committee, the Audit Committee and the Board; Fairness of the Transactions

Recommendation of the Special Committee

As described above, the Board established the Special Committee consisting solely of independent directors, and empowered it with exclusive authority to review, evaluate, reject, negotiate and, if appropriate, approve and make a recommendation to the Audit Committee of Taro’s Board and the Board regarding the proposal from Sun Pharma and its affiliates. The Special Committee, by unanimous vote at a meeting held on January 17, 2024 and after a presentation by its independent financial advisor, determined that the Transactions are advisable and fair to, and in the best interests of, the Minority Shareholders.

The Special Committee engaged its own independent legal and financial advisors and received advice throughout the negotiations from such advisors. Since the members of the Special Committee are independent non-employee directors, the Special Committee believed that it could effectively represent the Minority Shareholders in negotiating the terms of the merger.

The Special Committee approved the Transactions and recommended that Taro’s shareholders vote to approve the Transactions. The Special Committee also recommended that the Audit Committee of the Board and the Board approve the Transactions.

In the course of reaching these determinations and decisions and making the recommendations described above, the Special Committee considered a number of positive factors relating to the Transactions, each of which the Special Committee believed supported its decision, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):

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Fair Value. The Special Committee believed that, considering the financial position of the Company, the merger consideration is fair to, and in the best interests of, the Minority Shareholders. In making its determination, the Special Committee considered a number of factors, including, but not limited to, the Company’s business, operations, assets and liabilities, current, historical and prospective business, financial condition, results of operations, strategy and competitive position, pending litigation matters, as well as industry trends, long-term strategic goals and opportunities, including the potential impact of those factors on the trading price of the ordinary shares (which cannot be quantified numerically).

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Special Committee’s Negotiations. The Special Committee considered the extensive negotiations with respect to the merger consideration that, among other things, led to an increase in Sun Pharma’s initial proposal from $38.00 per share to $43.00 per share (representing a total increase of 13% relative to $38.00) and the Special Committee’s belief that the $43.00 per share merger consideration, represented the highest per-share consideration that could be obtained by all of the Minority Shareholders, collectively, at that time in light of the factors described in the “Special Factors—Background to the Merger” section beginning on page 9;

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Form of Consideration and Realization of Investment. The Special Committee considered that the proposed merger consideration is all cash, so that the Transactions allow the Minority Shareholders to immediately realize value on their investment and provide the Minority Shareholders with certainty of value;

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Management Projections. The Special Committee considered the Company’s operating and financial performance and its prospects, including certain prospective projections for the Company prepared by the Company’s management, which reflect an application of various assumptions of management, and the inherent uncertainty of achieving the Company’s projections, as set forth below under the section entitled “Special Factors—Certain Unaudited Prospective Financial Information” beginning on page 47 and the fact that the Company’s actual results were below prior internal budgets in the recent past, and that, as a result, the Company’s actual financial results in future periods could differ materially from management’s projections;

Opinion of the Special Committee’s Financial Advisor. The Special Committee considered the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated January 17, 2024, to the Special Committee, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations set forth in the written opinion, the merger consideration to be received in the merger by the Minority Shareholders was fair, from a financial point of view, to the Minority Shareholders (as more fully described below in the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 29);

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Premium to Market Price. The Special Committee considered the current and historical trading prices of the ordinary shares, including the relationship of the $43.00 per share merger consideration to the recent and historical trading prices of the ordinary shares, including that the per share merger consideration represents:

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a premium of approximately 48.4% to the closing price per ordinary share on May 26, 2023 (the last trading day immediately prior to the disclosure of the Initial Proposal, on which date the closing price was $29.39);

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a premium of approximately 7.8% to the closing price per ordinary share on July 21, 2022 (the trading day with the highest closing price per ordinary share during the 52-week period prior to May 26, 2023, on which date the closing price was $39.90); and

•	a premium of approximately 53.0% and 57.7% to the 30- and 60-calendar day volume-weighted share price per ordinary share through May 26, 2023.

•	Per Share Merger Consideration. The Special Committee considered:

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that the merger consideration was increased multiple times by Sun Pharma, from the Proposal of $38.00 to the per share merger consideration of $43.00 (a premium of 13% relative to the price offered in the Proposal);

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that the merger consideration consists solely of cash, which provides certainty of value and immediate liquidity at Closing to the Minority Shareholders, particularly in light of the relatively limited trading volume of the ordinary shares, without the long-term business and execution risk associated with the Company’s long-term plans; and

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the Special Committee’s understanding of Taro’s business, assets, financial condition and results of operations, its competitive position, significant uncertainty surrounding litigation and historical and anticipated future long-term operational and financial performance and the changing nature of the industry in which Taro competes and its belief that the merger consideration was fair in light thereof.

•	Impediments to Alternative Transactions. The Special Committee considered:

•	that Sun Pharma already held approximately 78.5% of the outstanding ordinary shares of Taro and 85.7% of its aggregate voting power and that the majority of the Board was designated by Sun Pharma;

•	that Sun Pharma reported consolidated financial results and exercised operational control;

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the fact that Sun Pharma and its affiliates indicated in their May 26, 2023 letter that they have no interest in a disposition or sale of their interests in Taro, and this position was reaffirmed by representatives of Sun to representatives of the Special Committee in December 2023;

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that certain of Taro’s operations, resources and expenses that are shared with or sourced from Sun Pharma would likely need to be disentangled from Sun Pharma if a third party were to acquire Taro, which would likely have uncertain consequences for Taro’s business and share value; and

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that, subsequent to Taro’s announcement on May 26, 2023 of its receipt of the Proposal from Sun Pharma and its affiliates, the Special Committee did not receive and was not aware of any bids from potentially interested third parties;

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Business, Financial Condition and Ongoing Operations. The Special Committee considered certain factors related to the Company’s business, financial condition and results of operations, and the Company’s prospects and plans, including:

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the reviews undertaken by, and understandings of, the Special Committee, with respect to the Company’s business, operations, assets, financial condition, earnings, ownership structure, management, strategy, competitive position, current, historical and projected financial performance, prospects and plans, as well as the associated risks involved achieving such projections, prospects and plans;

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the reviews undertaken by, and understandings of, the Special Committee, with respect to economic and market conditions and trends, as well as the challenges and uncertainty surrounding such conditions and trends, both on a historical and prospective basis, in the near term and the long term, such as:

•	the nature of the industry in which the Company operates, including industry trends, such as increasing pricing pressure, and rapidly changing competitive and regulatory dynamics;

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the risks and uncertainties relating to ongoing industry consolidation and competition, including the ability of the Company to compete effectively in the markets in which the Company operates or may operate in the future without significant further investment by the Company;

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the risks and uncertainties relating to potential changes in interest rates and the impact on debt and equity markets arising from inflationary pressures, changes in monetary policies and other factors affecting global economic activity;

•	the risks and uncertainties arising out of the Company’s entry into a deferred prosecution agreement relating to certain violations of the Sherman Antitrust Act;

•	the low barriers to entry in the generic pharmaceuticals industry, which increase the potential for challenges from new industry competitors; and

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the risks and uncertainties relating to health epidemics, pandemics and similar outbreaks, such as the COVID-19 pandemic, which may have material adverse effects on the Company’s business, financial position, results of operations and/or cash flows;

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Certainty of Closing. The Special Committee took into account its belief that the merger has a high likelihood of being completed in a timely manner based on, among other things, (i) the absence of regulatory approvals or third-party consents required to consummate the merger, (ii) the limited number and nature of the conditions to the completion of the merger, including the fact that there is no financing condition, and (iii) the Company’s ability, pursuant to the merger agreement, to pursue remedies that include specific performance and equitable relief to prevent breaches of the merger agreement by the Sun Pharma Entities and to specifically enforce the terms of the merger agreement.

•	Terms of the Merger Agreement. The terms and conditions of the merger agreement, including:

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the “majority-of-the-minority” requirement that the merger agreement be approved by a majority vote of the voting power, present and voting, held by the Minority Shareholders as more fully described in the section entitled “Extraordinary General Meeting and Class Meeting of the Holders of Ordinary Shares and Class Meeting of the Holders of Founders’ Shares—Votes Required” beginning on page 72;

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the provision of the merger agreement allowing the Special Committee and the Board (at the recommendation of the Special Committee) to withdraw or modify its recommendation of the merger agreement in connection with the occurrence of an unforeseeable event or the receipt of an unsolicited superior proposal, if such recommendation would be inconsistent with the fiduciary duties of the Special Committee and the Board, respectively;

•	the Special Committee’s ability (on behalf of Taro), under certain circumstances, to seek specific performance to enforce obligations under the terms of the merger agreement;

•	the absence of a financing condition; and

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Sun Pharma’s commitment to use commercially reasonable efforts, for at least one year following the Closing, to provide the Company’s employees with employee benefits that are substantially comparable in the aggregate to those existing prior to the Closing or to similarly situated employees of Sun Pharma and its affiliates in the same or comparable geographical locations.

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Procedural Safeguards. In the course of reaching these determinations and decisions and making the recommendation described above, the Special Committee also considered the following factors relating to the procedural safeguards that the Special Committee believes were and are present to ensure the fairness of the Transactions and to permit the Special Committee to represent the Minority

Shareholders, each of which the Special Committee believed supported its decision and provided assurance of the fairness of the merger to the Minority Shareholders:

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the existence of a “majority-of-the-minority” voting requirement pursuant to which the consummation of the merger is subject to the requirement that the merger agreement be approved by a majority vote of the voting power, present and voting, held by the Minority Shareholders;

•	that the Special Committee consists of three independent directors who are not officers or controlling shareholders of Taro, or affiliated with Sun Pharma;

•	that the compensation of the members of the Special Committee is not contingent on their approving the Transactions or on taking the other actions described in this proxy statement;

•	that the members of the Special Committee will not personally benefit from the completion of the Transactions;

•	that the Special Committee was advised by independent U.S. and Israeli legal counsel and an independent financial advisor, each of whom was selected by the Special Committee;

•

that the compensation of the Special Committee’s advisors is not contingent upon their recommendations or upon completion of the Transactions or other outcome of the transaction process (and was determined by the Special Committee);

•	that the Special Committee had exclusive authority to decide whether to accept or reject the proposal put forth by Sun Pharma and its affiliates; and

•	that the Special Committee was aware that it had no obligation to recommend any transaction, including the proposal put forth by Sun Pharma and its affiliates.

•

Limited Analyst Coverage. In addition to the low trading volume of Taro’s ordinary shares, the lack of equity research coverage specifically focused on Taro and only periodic mention of Taro in Sun Pharma’s equity research reports all contribute to investors having limited visibility into Taro’s future financial performance suggesting the market price may not be a good indicator of Taro’s value;

•

Loss of Opportunity. The Special Committee considered the timing of the Transactions and the risk that if the Company does not accept Sun Pharma’s offer now, it may not have another opportunity to do so or to pursue an opportunity offering the same or better value and certainty to the Company’s shareholders in the future, and that the short-term market price for the ordinary shares could fall below the per share merger consideration.

•	Benefits to the Company. The Special Committee considered:

•

that the Company’s limited use of potential benefits as a U.S. publicly traded company did not justify the costs and administrative burdens associated with the Company’s status as a publicly traded company in the United States, including the costs associated with regulatory filings and compliance requirements, which costs and expenses would be reduced as a result of becoming a privately held company;

•	that, as an SEC-reporting company, the Company’s management and accounting staff must devote significant time to SEC reporting and compliance matters;

•

that, as a wholly owned subsidiary of a larger enterprise, the Company may have greater flexibility to focus on improving its long-term operational and financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance of the Company;

•

that, as a stand-alone reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a relatively small subsidiary of a larger enterprise, and which potentially may help its actual or potential competitors, customers, clients or suppliers compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be;

•

that the onerous corporate approvals required under Israeli law by a public company as a condition to entering into certain types of transactions with its controlling shareholder, including approval of the majority of the Minority Shareholders voting on the matter, will not apply if the Company becomes a wholly owned subsidiary of Sun Pharma and its affiliates;

•

that the Transactions may enable the Company to realize potential additional operational synergies and materialize additional cross-selling opportunities with Sun Pharma across various geographies and therapeutic areas; and

•

Sun Pharma’s commitment in the merger agreement to use commercially reasonable efforts, for at least one year following the Closing, to provide the Company’s employees with employee benefits that are substantially comparable in the aggregate to those existing prior the Closing or to similarly situated employees of Sun Pharma and its affiliates in the same or comparable geographical locations.

In the course of reaching these determinations and decisions and making the recommendation described above, the Special Committee considered the following risks and potentially negative factors relating to the Transactions:

•

General Transaction Risks. The Special Committee considered the risks involved with the Transactions, including the risk that the Transactions may not be completed because one or more of the conditions to Closing would not be satisfied, and the effect that failing to complete the Transactions may have on the business, financial results and share price of the Company, or on the perceptions of the Company among investors, customers, employees and other stakeholders.

•

No Shareholder Participation in Future Growth or Earnings. The Special Committee considered that Taro will no longer be a public company and that the Minority Shareholders will have no ongoing equity participation in Taro following the Transactions, and that the Minority Shareholders will cease to participate in Taro’s future dividend distributions, if any, or to benefit from increases, if any, in the value of the ordinary shares, and will not participate in any potential future sale of Taro to a third party.

•

Impact of Announcement on the Company. The Special Committee considered the possible negative effects of the Transactions and public announcement of the Transactions on the Company’s business, financial performance, operating results and share price and the Company’s relationships with customers, suppliers, distributors, commercial partners, management and employees.

•	Limited Transaction Alternatives. The Special Committee considered that:

•

Sun Pharma’s majority ownership of Taro and its expressed unwillingness to consider selling any of its Taro shares or entering into alternative transactions effectively discouraged third parties from making offers that were competitive with that of Sun Pharma and its affiliates; and

•

due to the unwillingness of Sun Pharma to consider selling any of its Taro shares, and given the advice from its independent financial advisor regarding the lack of marketability of Taro to potential alternative bidders under such conditions, there was no reason to contact, and in light thereof, no attempt was made to contact, third parties that might otherwise consider an acquisition of Taro.

•

Litigation. The Special Committee considered the risk of potential litigation relating to the Transactions that could be instituted against the Company and/or its directors and officers, and the potential effects of any outcomes related thereto, including potential management distraction and expenses that could result from such litigation.

•

Expenses. The Special Committee considered the expenses to be incurred in connection with the Transactions and the negative impact of such expenses on the Company’s cash reserves and operating results.

•

Tax Consequences. The Special Committee considered the fact that the per share merger consideration consists solely of cash and is therefore likely taxable to the Company’s shareholders who are subject to taxation under applicable laws, depending on the respective cost basis of their shares.

•

Director and Officer Interests. The Special Committee considered the fact that certain of the Company’s directors and executive officers may have interests in the Transactions that may be deemed to be different from, or in addition to, those of the Company’s other shareholders generally, as described in the section entitled “Special Factors—Interests of Taro’s Executive Officers and Directors in the Merger” beginning on page 36.

The Special Committee considered Taro’s net book value and liquidation value in its evaluation of the fairness of the Transactions to the Minority Shareholders, but found them to be immaterial and irrelevant to a determination of the substantive fairness of the Transactions. The Special Committee did not believe that Taro’s net book value was material to its conclusion regarding the substantive fairness of the Transactions because, in its view, net book value is not indicative of Taro’s market value since it is a purely historical measurement of financial position in accordance with generally accepted accounting principles in the United States (“GAAP”) and is not forward-looking or wholly based on fair value. The Special Committee did not believe that the liquidation value of Taro’s assets was material to its conclusion regarding the substantive fairness of the Transactions because it considers Taro to be a viable going concern business where value as a going concern is derived from cash flows generated from its continuing operations, which dominate its liquidation value. However, the Special Committee considered the Company’s significant cash balance in its analysis of the going-concern value of Taro.

The foregoing discussion includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the Transactions, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Special Committee recommended the Transactions based upon the totality of the information it considered.

Recommendation of the Audit Committee and the Board

After careful consideration, our Audit Committee, upon the recommendation of the Special Committee, and our Board, upon the recommendation of the Special Committee and the Audit Committee, have unanimously approved the Transactions. In doing so, our Audit Committee and our Board determined that the Transactions, are advisable and fair to, and in the best interests of, Taro and the Minority Shareholders and that the merger does not constitute a “distribution” as defined in the Companies Law and our Board determined that, considering the financial position of Taro, no reasonable concern exists that Taro, as the Surviving Company, will be unable to fulfill its obligations to its creditors.

Our Board unanimously recommends that you vote “FOR” the proposal to approve the Transactions.

The Board considered and relied upon the analyses and the recommendation of the Special Committee (which analyses and recommendation were adopted by the Board) as set forth in the caption above entitled “Recommendation of the Special Committee” in arriving at this determination and recommendation. In considering the Special Committee’s analyses and recommendation, the Board reviewed and discussed information with respect to the Company’s financial condition, results of operations, businesses, competitive position and business strategy, on a historical and prospective basis, as well as current industry, economic and market conditions and trends, and discussed the Special Committee’s recommendation with the representatives of the Special Committee and the independent financial advisor and legal counsel of the Special Committee. The following are the material factors that supported the Board’s determination and recommendation, in addition to the factors set forth in the caption above entitled “Recommendation of the Special Committee” (which factors are not necessarily presented in order of relative importance):

•

Special Committee Recommendation. The Audit Committee and the Board considered and relied upon the analyses and the recommendation of the Special Committee (which analyses and recommendation were adopted by the Board) as set forth in the caption above entitled “Recommendation of the Special Committee.”

•

Procedural Safeguards. The Audit Committee and the Board considered the following procedural safeguards implemented in an effort to ensure the fairness of the Transactions to permit the Special Committee to represent the interests of the holders of ordinary shares (other than those ordinary shares held by Interested Shareholders):

•

the Special Committee consists solely of directors of the Company who are independent directors not affiliated with Sun Pharma and who are not officers or employees of the Company, and who are independent and disinterested with respect to the Transactions, and the Special Committee was advised by independent legal advisors and an independent financial advisor in its review, evaluation and negotiation of the Transactions, and that the compensation of the Special Committee’s advisors is not contingent upon their recommendations or upon completion of the Transactions or other outcome of the transaction process (and was determined by the Special Committee); and

•

the resolutions of the Board forming the Special Committee and authorizing the Special Committee to oversee matters relating to a potential transaction with Sun Pharma, including, without limitation, (i) to evaluate and negotiate the potential transaction, (ii) to engage and retain its own advisors in order to do so, (iii) to manage and administer the process of exploring the potential transaction (including the exploration and consideration of alternatives thereto), (iv) to determine the appropriate strategy and personnel for engaging in discussions with respect to the potential transaction, (v) to make recommendations to the Board with respect to the potential transaction, (vi) to take such other actions with respect thereto to evaluate, negotiate and approve or reject the potential transaction and (vii) to make a recommendation to the shareholders of the Company with respect to any potential transaction that is submitted to a vote of the shareholders of the Company, and resolving that the consummation of any potential transaction with Sun Pharma was irrevocably conditioned on the approval of the Special Committee;

•

Special Committee’s Negotiations. The Audit Committee and the Board considered the Special Committee’s negotiations with Sun Pharma, and the fact that, during the course of such negotiations, Sun Pharma’s initial proposal from $38.00 per share was increased to $43.00 per share (representing a total increase of 13% relative to $38.00), which the Special Committee believed, after such negotiations with Sun Pharma and their representatives, was the highest price per share obtainable from Sun Pharma for the ordinary shares held by the Minority Shareholders.

•

Special Committee’s Process. The Audit Committee and the Board considered the fact that the Special Committee held more than 40 meetings to discuss and evaluate the Transactions and matters related thereto, and was advised by a highly reputable independent financial advisor and highly reputable independent U.S. and Israeli law firms, and that each member of the Special Committee was actively engaged in the process on a continual and regular basis.

•

Loss of Opportunity. The Audit Committee and the Board considered the timing of the Transactions and the risk that if the Company does not accept Sun Pharma’s offer now, it may not have another opportunity to do so or to pursue an opportunity offering the same or better value and certainty to the Company’s shareholders in the future, and that the short-term market price for the ordinary shares could fall below the value of the per share merger consideration.

In considering the recommendations of the Special Committee, the Audit Committee (acting upon the recommendation of the Special Committee) and the Board (acting upon the recommendation of the Special Committee and the Audit Committee), the Company’s shareholders should be aware that certain of the Company’s directors and executive officers, may have interests with respect to the contemplated Transactions that may be in addition to, or that may be different from, the interests of the other Taro shareholders generally, as described in the section entitled “Special Factors—Interests of Taro’s Executive Officers and Directors in the Merger.” The members of the Special Committee, the Audit Committee and the Board were aware of these interests and considered them, among others, in reaching their determinations to approve the Transactions, and to make their recommendations to the Board and the Company’s shareholders, as applicable.

Our Audit Committee and our Board carefully considered all of these factors as a whole in reaching its determination and recommendation. Our Audit Committee and our Board each unanimously concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the Transactions were outweighed by the potential benefits of the Transactions and our Board concluded that, considering the financial position of Taro and Merger Sub, no reasonable concern exists that Taro, as the Surviving Company, will be unable to fulfill the obligations of Taro to its creditors.

Fairness of the Transactions

Our Board considered Taro’s net book value and liquidation value in its evaluation of the fairness of the Transactions to the Minority Shareholders, but found them to be immaterial and irrelevant to a determination of the substantive fairness of the Transactions. Our Board did not believe that Taro’s net book value was material to its conclusion regarding the substantive fairness of the Transactions because, in its view, net book value is not indicative of Taro’s market value since it is a purely historical measurement of financial position in accordance with U.S. generally accepted accounting principles and is not forward-looking or wholly based on fair value. Our Board did not believe that the liquidation value of Taro’s assets was material to its conclusion regarding the substantive fairness of the Transactions because it considers Taro to be a viable going concern business where value as a going concern is derived from cash flows generated from its continuing operations, which dominate its liquidation value. However, the Special Committee considered the Company’s significant cash balance in its analysis of the going-concern value of Taro.

Our Board believes that the merger consideration is fair in relation to Taro’s going concern value per share based on its knowledge of Taro’s business, prospects and industry (including the growing trend in company consolidations in the generic pharmaceutical market), the projections of Taro’s management contained in this proxy statement (including the assumptions contained therein) and Taro’s historical results of operations. Our Board did not calculate a specific per share going concern value for Taro because the merger consideration represents a premium to the market price of the ordinary shares prior to the announcement of the initial proposal from Sun Pharma and its affiliates and because of our Board’s extensive knowledge of Taro’s business, prospects and industry.

Our Board did not consider the potential for alternative transactions involving Taro because Sun Pharma and its affiliates did not, and do not, intend to consider or participate in any alternative transaction involving a sale of or reduction of Sun Pharma’s and its affiliates’ investment in Taro. For so long as Sun Pharma and its affiliates beneficially own approximately 78.5% of the issued and outstanding ordinary shares and 100% of the founders’ shares, it would not be possible for a third party to acquire control of Taro unless Sun Pharma supported such transaction. Our Board was aware that the purchase prices paid in previous purchases by Sun Pharma or its affiliates were significantly below the current market prices, but did not consider this relevant for its decision. Finally, our Board is not aware of any other offer during the last two years for Taro and accordingly no comparison to any such offer was made.

The foregoing discussion of factors considered by Taro’s Audit Committee and Board is not meant to be exhaustive but includes the material factors considered by the Audit Committee and the Board in declaring that the Transactions, are fair to, and in the best interests of, Taro and its shareholders, approving the Transactions and recommending that Taro’s shareholders approve the Transactions. In view of the wide variety of factors considered by Taro’s Audit Committee and its Board in connection with the evaluation of the Transactions and the complexity of these matters, neither the Audit Committee nor the Board found it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the members of the Audit Committee and the members of the Board made their determination based on the totality of the information presented to them, and the judgments of individual members of the Audit Committee and the Board may have been influenced to a greater or lesser degree by different factors.

The Board unanimously recommends that you vote “FOR” the proposal to approve the Transactions.

Opinion of the Special Committee’s Financial Advisor

The Special Committee retained BofA Securities to act as its financial advisor in connection with the merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected BofA Securities to act as a financial advisor to the Special Committee in connection with the merger on the basis of BofA Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with the pharmaceutical industry.

On January 17, 2024, at a meeting of the Special Committee held to evaluate the merger, representatives of BofA Securities delivered to the Special Committee the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated January 17, 2024, to the effect that, as of the date of the opinion and based on and subject to the factors and assumptions set forth in the written opinion, the merger consideration to be received in the merger by the Minority Shareholders was fair, from a financial point of view, to the Minority Shareholders.

The full text of BofA Securities’ written opinion to the Special Committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the written opinion. BofA Securities delivered its opinion to the Special Committee for the benefit and use of the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the merger. BofA Securities expressed no opinion or view as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in such opinion) and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Securities’ opinion does not constitute a recommendation as to how any holder of Taro ordinary shares should vote or act in connection with the merger or any other matter.

In connection with rendering its opinion, BofA Securities has, among other things:

(1)	reviewed certain publicly available business and financial information relating to the Company;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Securities by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (the “Management Forecasts” and which are summarized below under the caption “Special Factors—Certain Unaudited Prospective Financial Information”);

(3)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company and with the members of the Special Committee;

(4)	reviewed the trading history for the Taro ordinary shares and a comparison of that trading history with the trading histories of other companies BofA Securities deemed relevant;

(5)	compared certain financial and stock market information of the Company with similar information of other companies BofA Securities deemed relevant;

(6)	reviewed a draft, dated January 16, 2024, of the merger agreement (referred to in this section as the “Draft Agreement”); and

(7)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Management Forecasts, BofA Securities was advised by the management of the Company, and assumed, at the direction of the Special Committee, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and BofA Securities relied, at the direction of the Special Committee, on the Management Forecasts for purposes of its opinion. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any other entity, nor did it make any physical inspection of the properties or assets of the Company or any other entity. BofA Securities did not evaluate the solvency or fair value of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of the Special Committee, that the merger would be consummated in accordance with the terms set forth in the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or any other entity or the merger (including the contemplated benefits thereof). BofA Securities also assumed, at the direction of the Special Committee, that the final executed merger agreement would not differ in any material respect from the Draft Agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Securities was not requested to, and BofA Securities did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of the Company. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the Minority Shareholders, and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise, or as to any consideration or other direct or indirect benefits to be received in connection with or as a result of the Transactions by Sun Pharma or its affiliates, in its capacity as the controlling shareholder of the Company, or any other party. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. In addition, BofA Securities expressed no view or opinion with respect to, and BofA Securities relied, with the consent of the Special Committee, upon the assessments of the management of the Company, other representatives of the Company and representatives of the Special Committee regarding, legal, regulatory, accounting, tax and similar matters relating to the Company or any other entity or the merger (including the contemplated benefits thereof), as to which matters BofA Securities understood that the Company and the Special Committee obtained such advice as it deemed necessary from qualified professionals. BofA Securities further expressed no opinion or recommendation as to how any holder of Taro ordinary shares should vote or act in connection with the merger or any related matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. The credit, financial and stock markets were experiencing unusual volatility and BofA Securities expressed no opinion or view as to any potential effects of such volatility on the Company or the merger. It should be understood that subsequent developments may affect BofA Securities’ opinion, and BofA Securities does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities. Except as described in this summary, the Company imposed no other instructions or limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

The discussion set forth below in the section entitled “Summary of Material Company Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Special Committee in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material Company Financial Analyses.

Selected Publicly Traded Companies Analysis.

BofA Securities reviewed publicly available financial and stock market information for the Company and the following seven selected publicly traded generics companies:

•	Amneal Pharmaceuticals Inc.

•	Amphastar Pharmaceuticals Inc.

•	ANI Pharmaceuticals, Inc.

•	Aspen Pharmacare Holdings ADR

•	Aurobindo Pharma Ltd

•	Glenmark Pharmaceuticals Ltd

•	Hikma Pharmaceuticals Plc

BofA Securities reviewed, among other information, enterprise values for each of the selected publicly traded companies, and for the Company, calculated as equity value based on closing stock prices of the applicable company on January 16, 2024, plus debt, preferred equity and non-controlling interest (as applicable), and less cash and cash equivalents (as applicable), as a multiple of estimated calendar years 2023 and 2024 adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA, for the applicable company. Financial data of the selected publicly traded companies were based on public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of January 16, 2024. Financial data of the Company was derived from the Management Forecasts and equity information provided by the management of the Company. The overall low to high calendar year 2023 enterprise value to EBITDA multiples observed for the selected publicly traded companies were 7.6x to 13.2x (with a mean of 10.7x and a median of 10.4x). The overall low to high calendar year 2024 enterprise value to EBITDA multiples observed for the selected publicly traded companies were 7.2x to 11.9x (with a mean of 9.6x and a median of 10.4x). BofA Securities noted that the calendar year 2023 and 2024 enterprise value to EBITDA multiples observed for the Company were 10.3x and 9.1x, respectively. BofA Securities also calculated and compared the average last-twelve-months EBITDA multiples for the selected publicly traded companies as a group and for the Company, as of January 16, 2024, and (i) for calendar years 2019, 2020, 2021 and 2022, and (ii) for the one-year, three-year and five-year periods ending May 25, 2023, which represents the day prior to disclosure of Sun Pharma’s initial offer to acquire all of the Taro ordinary shares (the “Unaffected Date”). Financial data of the Company and the selected publicly traded companies in this review were based on public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of January 16, 2024. The current and historical average last-twelve-months EBITDA multiples observed for the selected publicly traded companies as a group and for the Company were as follows:

Current Average Enterprise Values to Last-Twelve-Months EBITDA Multiples
	2019CY	2020CY	2021CY	2022CY	LTM	Last 3 Years	Last 5 Years
Selected Companies	10.9x	10.3x	9.7x	7.9x	8.0x	9.1x	9.7x
Company	6.8x	3.9x	7.5x	2.9x	1.7x	4.5x	5.1x
Company Discount (%)	(37%)	(62%)	(23%)	(63%)	(79%)	(50%)	(47%)
Company Discount (x)	(4.0x)	(6.4x)	(2.2x)	(5.0x)	(6.3x)	(4.6x)	(4.6x)

Based on BofA Securities’ review of the enterprise values to adjusted EBITDA multiples observed for the selected publicly traded companies and on its professional judgment and experience, BofA Securities applied an adjusted EBITDA multiple reference range of 7.6x to 13.5x to the estimates of calendar year 2023 adjusted EBITDA for the Company as reflected in the Management Forecasts, and an adjusted EBITDA multiple reference range of 7.2x to 12.0x to the estimates of calendar year 2024 adjusted EBITDA for the Company as reflected in the Management Forecasts, to calculate a range of implied enterprise values for the Company. Additionally, based on BofA Securities’ review of the enterprise values to adjusted EBITDA multiples observed for the selected publicly traded companies, as well as historical last-twelve-months EBITDA multiples for the selected publicly traded companies and historical trading prices of Taro ordinary shares and the common stock of the selected publicly traded companies, and on its professional judgment and experience, BofA Securities applied an adjusted EBITDA multiple reference range of 4.2x to 7.5x to the estimates of calendar year 2023 adjusted EBITDA for the Company as reflected in the Management Forecasts, to calculate a range of implied enterprise values for the Company. BofA Securities then calculated an implied equity value per share reference range for the Company (rounded to the nearest $0.05) by adding to these ranges of implied enterprise values an estimate of the net cash of the Company as of September 30, 2023, as provided by the management of the Company, and dividing the results by a number of fully-diluted Taro ordinary shares outstanding (calculated on a treasury stock method basis, based on information provided by the management of the Company).

This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the merger consideration, the closing price per Taro ordinary share as of January 16, 2024, the closing price per Taro ordinary share as of December 8, 2023, the day prior to disclosure of the revised offer price (the

“Revised Offer Unaffected Share Price”), and the closing price per Taro ordinary share as of the Unaffected Date (the “Unaffected Share Price”):

Implied Equity Value Reference Range Per Share					Merger Consideration	January 16, 2024 Closing Price Per Share	Revised Offer Unaffected Share Price	Unaffected Share Price
EV / 2023E EBITDA	EV / 2024E EBITDA		EV / 2023E EBITDA
$38.35 – $44.30	$ $	38.90 – 44.30	$ $	34.95 – 38.25	$43.00	$41.04	$37.89	$28.97

No selected publicly traded company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of the Company to calculate a range of implied present values per Taro ordinary share utilizing estimates of the standalone, unlevered, after-tax free cash flows the Company was expected to generate over the period from September 30, 2023 through Taro’s fiscal year 2034 based on the Management Forecasts. BofA Securities calculated a terminal value for the Company by applying an assumed perpetuity growth rate range of negative 1.00% to 1.00%, reflecting guidance provided by the management of the Company, to the terminal year unlevered free cash flows. The unlevered free cash flows and the terminal values were discounted to September 30, 2023, utilizing mid-year discounting convention, and using discount rates ranging from 10.00% to 12.00%, which were based on an estimate of the Company’s weighted average cost of capital, derived using the capital asset pricing model. BofA Securities then calculated implied per share equity value reference ranges (rounded to the nearest $0.05) for the Company by (i) adding to this range of present values the net cash of the Company as of September 30, 2023 and (ii) dividing the result by a number of fully-diluted Taro ordinary shares outstanding (calculated on a treasury stock method basis, based on information provided by the management of the Company). This analysis indicated the following approximate implied equity value reference range per Taro ordinary share (rounded to the nearest $0.05) for the Company, as compared to the merger consideration, the closing price per Taro ordinary share as of January 16, 2024, the Revised Offer Unaffected Share Price, and the Unaffected Share Price:

Implied Equity Value Reference Range Per Share	Merger Consideration	January 16, 2024 Closing Price Per Share	Revised Offer Unaffected Share Price	Unaffected Share Price
$40.50 – $44.50	$43.00	$41.04	$37.89	$28.97

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ financial analyses with respect to its opinion but were referenced solely for informational purposes, including, among other things the following:

Discounted Cash Flow Sensitivity Analysis. At the direction of and based on sensitivity inputs provided by the Special Committee, BofA Securities also performed a sensitivity analysis to analyze the implied impact on the approximate implied equity value reference range per Taro ordinary share derived from the Discounted Cash Flow analysis described above under the heading “Summary of Material Company Financial Analyses—

Discounted Cash Flow Analysis” by varying certain of the Management Forecasts as described in the table below. The following table presents the results of this analysis:

Metric	Sensitivity Analysis	Impact on Implied Equity Value Reference Range Per Share
Litigation Accrual	Incremental $141M	($3.75)
Adj. EBITDA Margin	- / + 1.0%	($1.65) / $1.65
Discount Rate	- / + 1.0%	($1.25) / $1.50
Annual Revenue Growth Rate	- / + 1.0%	($0.65) / $0.70
Perpetuity Growth Rate	- / + 1.0%	($0.55) / $0.65

Discounted Cash Flow (Illustrative Sensitivity Scenario). At the direction of the Special Committee, BofA Securities performed the Discounted Cash Flow analysis described above under the heading “Summary of Material Company Financial Analyses—Discounted Cash Flow Analysis”, utilizing the Management Forecasts as revised at the direction of the Special Committee to reflect adjustments to Net Revenue growth and Adjusted EBITDA margin based on input provided by the Special Committee. The following table presents the results of this illustrative analysis:

Implied Equity Value Reference Range Per Share	Merger Consideration	January 16, 2024 Closing Price Per Share	Revised Offer Share Price	Unaffected Share Price
$38.55 – $41.55	$43.00	$41.04	$37.89	$28.97

52-Week Trading Range. BofA Securities reviewed the trading range of the Taro ordinary shares for the 52-week period ended May 25, 2023, which was $23.00 to $39.90.

Wall Street Analysts Price Targets. BofA Securities reviewed certain publicly available equity research analyst price targets for the Taro ordinary shares available as of January 16, 2024 which demonstrated a price of $35.00 and a present value of $31.50 when discounted by one year at the Company’s estimated mid-point cost of equity of 11.10%, derived using the capital asset pricing model.

Premia Calculations. BofA Securities reviewed, among other things, the premia paid in selected precedent public company biopharmaceutical acquisitions in relation to each target company’s (i) closing share price on the day prior to announcement of the applicable transaction, and (ii) 52-week high trading price for the 52-week period ended prior to announcement of the applicable transaction (“52-Week High”). Based on this review and its professional judgment and experience, BofA Securities applied:

(i)

an illustrative premia reference range of 32% to 57% to the Unaffected Share Price on May 25, 2023 of $28.97 to derive implied equity value reference ranges per Taro ordinary share (rounded to the nearest $0.05) of $38.25-$45.60; and

(ii)

an illustrative premia reference range of negative 17% to 13% to the 52-Week High of the Taro ordinary shares as of May 25, 2023, of $39.90 to derive implied equity value reference ranges per Taro ordinary share (rounded to the nearest $0.05) of $33.30-$45.10.

Miscellaneous

As noted above, the discussion set forth above in the section entitled “Summary of Material Company Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Special Committee in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, to the Minority Shareholders of the merger consideration to be received by the Minority Shareholders in the merger and were provided to the Special Committee in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of the Company or its shares.

The type and amount of consideration payable in the merger was determined through negotiations between the Special Committee and Sun Pharma, rather than by any financial advisor, and was approved by the Special Committee, the Audit Committee and the Board. The decision to enter into the merger agreement was that of the Special Committee, the Audit Committee and the Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee or the management of the Company with respect to the merger or the merger consideration.

The Company has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee of $4.0 million, payable in quarterly installments of $1.0 million each. The engagement letter also provides for a $1.5 million fee payable upon the delivery of an opinion, which fee offsets the quarterly payments. Accordingly, BofA Securities was paid $1.0 million in early November 2023 and $1.5 million in January 2024, following the delivery its opinion, $0.5 million is payable in April 2024 and $1.0 million is payable in July 2024. The amount of fees payable to BofA Securities is not contingent upon the signing of the merger agreement or consummation of the merger. In addition, the Company has agreed to reimburse certain of BofA Securities’ expenses arising, and to indemnify BofA Securities against certain liabilities that may arise, out of BofA Securities’ engagement.

BofA Securities and its affiliates comprise a full-service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Sun Pharma and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and/or in the future may provide, investment banking, commercial banking and other financial services to the Company and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services. From January 1, 2022 through December 31, 2023, BofA Securities and its affiliates derived aggregate revenues from the Company and certain of its affiliates of less than $200,000 for investment and corporate banking services unrelated to the merger.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and/or in the future may provide, investment banking, commercial banking and other financial services to Sun Pharma and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as a lender under certain leasing facilities of Sun Pharma and/or certain of its affiliates. From January 1, 2022 through December 31, 2023, BofA Securities and its affiliates derived aggregate revenues from Sun Pharma and certain of its affiliates (other than the Company or any of its subsidiaries) of less than $200,000 for investment and corporate banking services.

Interests of Taro’s Executive Officers and Directors in the Merger

When considering the recommendation of Taro’s Board, you should be aware that the members of Taro’s Board and Taro’s executive officers have interests in the merger in addition to their interests as Taro shareholders. These interests may be different from, or in addition to, your interests as Taro shareholders. The members of the Special Committee, Taro’s Audit Committee and the Board were aware of these additional interests, and considered them when they approved the Transactions.

Security Ownership of Management and Directors. As of February 9, 2024, directors and executive officers of Taro and parties that may be deemed to be affiliated with directors and executive officers of Taro, other than Sun Pharma, did not own or have voting control over any ordinary shares. Dilip Shanghvi, as the Managing Director of Sun Pharma’s board of directors and along with entities controlled by him and members of his family, controls 54.5% of Sun Pharma, and Mr. Shanghvi may therefore be deemed to share voting and dispositive power over all 29,497,813 ordinary shares beneficially owned by Sun Pharma.

Indemnification and Insurance. The merger agreement provides that all rights of indemnification by us or any of our subsidiaries existing in favor of our and our subsidiaries’ current and former directors or officers for their acts and omissions as directors and officers of us and any of our subsidiaries occurring prior to the effective time of the merger, will survive the merger and be observed by the Surviving Company in the merger to the fullest extent available under the relevant indemnification documents and applicable law for a period of seven years from the effective date of the merger.

The merger agreement further provides that, following the merger, Taro agrees to maintain the directors’ and officers’ liability insurance policy currently in effect (or substitute such policy with a comparable policy), which provides coverage with respect to the acts and omissions of Taro officers and directors occurring prior to the effective time of the merger for a period of seven years following the merger; provided that Taro as the Surviving Company shall not be required to expend annually more than 250% of the current annual premiums paid by Taro for such coverage.

Compensation of the Special Committee. The members of the Special Committee did not receive any special compensation as a result of their serving on the Special Committee, however, they did receive per-meeting fees at the rate currently paid to members of committees of the Board.

Position of the Sun Pharma Entities as to Fairness of the Transactions

Under the SEC rules governing “going private” transactions, each of the Sun Pharma Entities may be deemed to be an affiliate of Taro and engaged in the going-private transaction and, therefore, are required to provide certain information regarding their position as to the fairness of the Transactions to the Minority Shareholders who will receive merger consideration in the merger. The Sun Pharma Entities are making the statements included herein solely for purposes of complying with such requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The Sun Pharma Entities have interests in the merger that are different from, and/or in addition to, those of the Minority Shareholders by virtue of their continuing interests in Taro after the completion of the Transactions. The views of the Sun Pharma Entities should not be construed as a recommendation to any Taro shareholder as to how that shareholder should vote on the proposal to approve the Transactions.

The Sun Pharma Entities also believe that the interests of the Minority Shareholders were properly represented by the Special Committee, which negotiated the terms and conditions of the merger agreement on behalf of the Minority Shareholders with the assistance of its independent legal and financial advisors. The Sun Pharma Entities neither participated in the deliberations of the Special Committee regarding, nor received advice from the Special Committee’s independent legal or financial advisors as to the substantive or procedural fairness of the merger. The Sun Pharma Entities have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the merger to the Minority Shareholders.

Based on the factors considered by, and findings of, the Board, the Audit Committee and the Special Committee described in the sections titled “Special Factors—Recommendations of the Special Committee, the Audit Committee and the Board; Fairness of the Transactions,” beginning on page 20 and (which analyses the Sun Pharma Entities collectively adopt), the Sun Pharma Entities believe that the merger is substantively and procedurally fair to the Minority Shareholders. The Sun Pharma Entities believe the factors considered by, and findings of, the Board and the Special Committee provide a reasonable basis upon which to form their belief that the merger is fair to the Minority Shareholders.

The Sun Pharma Entities believe that the Transactions are substantively and procedurally fair to the Minority Shareholders. In particular, the Sun Pharma Entities considered the following substantive factors based on, among other things, the following factors:

•

Special Committee Recommendation. The Sun Pharma Entities considered the analyses and the recommendation of the Special Committee (which analyses and recommendation were adopted by the Board) as set forth in the section entitled “Recommendation of the Special Committee.”

•

Fair Value. The Sun Pharma Entities believed that, considering the financial position of the Company, the merger consideration is fair to, and in the best interests of, the Minority Shareholders. In making this determination, the Sun Pharma Entities considered a number of factors, including, but not limited to, the Company’s business, operations, assets and liabilities, current, historical and prospective business, financial condition, results of operations, strategy and competitive position, pending litigation matters, as well as industry trends, long-term strategic goals and opportunities, including the potential impact of those factors on the trading price of the ordinary shares (which cannot be quantified numerically).

•

Negotiations. During the course of negotiations, Sun Pharma’s initial proposal of $38.00 per share was increased to $43.00 per share (representing a total increase of 13% relative to $38.00), which was the highest price per share obtainable from Sun Pharma for the ordinary shares (other than those ordinary shares held by the Interested Shareholders).

•

Form of Consideration and Realization of Investment. The Sun Pharma Entities considered that the proposed merger consideration is all cash, so that the Transactions allow the Minority Shareholders to immediately realize value on their investment and provide the Minority Shareholders with certainty of value.

•

Recommendation to Taro’s Audit Committee and Board of Directors by the Special Committee. The recommendation to the Audit Committee and the Board by the Special Committee was based on, among other factors, the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated January 17, 2024, to the Special Committee to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations set forth in the written opinion, the merger consideration to be received in the merger by the Minority Shareholders was fair, from a financial point of view, to the Minority Shareholders (as more fully described in the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 29).

•

Premium to Market Price. The Sun Pharma Entities considered the current and historical trading prices of the ordinary shares, including the relationship of the $43.00 per share merger consideration to the recent and historical trading prices of the ordinary shares, including that the per share merger consideration represents:

•

a premium of approximately 48.4% to the closing price per ordinary share on May 26, 2023 (the last trading day immediately prior to the disclosure of the Initial Proposal, on which date the closing price was $29.39);

•

a premium of approximately 7.8% to the closing price per ordinary share on July 21, 2022 (the trading day with the highest closing price per ordinary share during the 52-week period prior to May 26, 2023, on which date the closing price was $39.90); and

•	a premium of approximately 53.0% and 57.7% to the 30- and 60-calendar day volume-weighted share price per ordinary share through May 26, 2023.

•

Procedural Safeguards. The Sun Pharma Entities considered the following procedural safeguards implemented in an effort to ensure the fairness of the Transactions to permit the Special Committee to represent the interests of the Minority Shareholders:

•

the Transactions require approval by at least 75% of the total voting power of Taro present (in person or by proxy) and voting at the extraordinary general meeting, as well as either: (x) the affirmative vote of at least a majority of the voting power of the shares of the Minority Shareholders present and voting at the extraordinary general meeting; or (y) the total votes cast in opposition by the Minority Shareholders do not exceed 2% of the voting power of the Company;

•

the Special Committee consists solely of directors of the Company who: (i) are independent directors not affiliated with Sun Pharma, (ii) are not officers or employees of the Company and (iii) are independent and disinterested with respect to the Transactions. The Special Committee was advised by independent legal advisors and an independent financial advisor in its review, evaluation and negotiation of the Transactions;

•

the Special Committee unanimously concluded that the Transactions are fair to and in the best interests of the Minority Shareholders, approved the Transactions, recommended to the audit committee and the Board that they approve the Transactions and recommended that the Minority Shareholders vote to approve the Transactions; and

•

the Special Committee had the authority to consider alternatives and to reject the Transactions proposed by Sun Pharma, Alkaloida, TDC and SPH and did not have the obligation to recommend that Taro’s shareholders approve the Transactions.

•

Special Committee’s Process. The Sun Pharma Entities considered the fact that the Special Committee was advised by a highly reputable independent financial advisor and highly reputable, independent U.S. and Israeli law firms, and that each member of the Special Committee was actively engaged in the process in relation to the Transactions on a continual and regular basis.

•

Certainty of Closing. The Transactions have a high likelihood of being completed in a timely manner based on, among other things, (i) the absence of regulatory approvals or third-party consents required to consummate the Transactions and (ii) the limited number and nature of the conditions to the completion of the merger, including the fact that there is no financing condition.

•	Other Disposition or Sale. Sun Pharma and its affiliates had no interest in a disposition or sale of their interest in Taro.

•

Loss of Opportunity. If the Company does not accept Sun Pharma’s offer now, it may not have another opportunity to do so or to pursue an opportunity offering the same or better value and certainty to the Company’s shareholders in the future, and the short-term market price for the ordinary shares could fall below the value of the per share merger consideration.

Purposes and Effects of the Merger; Reasons for the Merger

The Sun Pharma Entities’ Purpose and Reasons

The Sun Pharma Entities’ purpose and reasons for engaging in the merger is to increase Sun Pharma’s indirect ownership through its affiliates of ordinary shares from their position of approximately 78.5% of the outstanding shares to approximately 100%. Upon completion of the merger, Taro will become indirectly substantially wholly owned by Sun Pharma and its affiliates.

Currently, the director appointees of Sun Pharma constitute the majority of the directors of the Company. Sun Pharma and its affiliates periodically review and evaluate Taro and the advantages and disadvantages of Taro being a publicly traded company. Following their latest review, in May 2023, Sun Pharma and its affiliates concluded that it would be best for Taro to delist its shares from the NYSE and operate as a privately held entity in order to allow Taro greater operational flexibility and to focus on its long-term growth and continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of its ordinary shares and related reporting requirements.

The benefits expected to be achieved by delisting Taro’s ordinary shares will accrue whenever such delisting is achieved. The Sun Pharma Entities believe that Taro does not benefit meaningfully from being a public company and that consequently, the significant legal, accounting and other costs and expenses incurred by Taro by virtue of being a public company are unnecessary and detrimental to Taro’s business. The Sun Pharma Entities believe that Taro’s resources (including its managers’ time) that have historically been used to meet Taro’s reporting and other obligations arising from its status as a public company will be much better deployed on matters directly related to Taro’s business.

In addition, the Sun Pharma Entities believe that the merger will provide Taro with additional capabilities, including access to Sun Pharma’s research and development resources, which will assist with improving its product pipeline, and the Sun Pharma Entities believe that, in light of a growing trend in company consolidations in the generic pharmaceutical market, Sun Pharma will benefit from acquiring Taro by being able to share a wider variety of product potential and customer base.

The goal of the Transactions is to have Taro become an indirectly owned subsidiary of Sun Pharma, and under Israeli law, this typically is accomplished by either a merger or a tender offer. The transaction is structured as a merger, which requires (i) approval of the Audit Committee and the Board, (ii) at least 75% of the total voting power of Taro present (in person or by proxy) and voting at the extraordinary general meeting, as well as either: (x) the affirmative vote of at least a majority of the voting power of the shares of the Minority Shareholders present and voting at the extraordinary general meeting; or (y) the total votes cast in opposition by the Minority Shareholders do not exceed 2% of the voting power of the Company; (iii) the affirmative vote of at least 75% of the ordinary shares present and voting at the ordinary class meeting in person or by proxy; and (iv) the affirmative vote of at least 75% of the founders’ shares present and voting at the founders class meeting in person or by proxy. If the transaction had been structured as a tender offer, it would not have required approval of the Audit Committee or the Board, but Sun Pharma would have had to achieve ownership of at least 95% of Taro ordinary shares by way of the tender offer in order to complete the going-private transaction. Sun Pharma decided that it preferred the merger route for the transaction and therefore proposed this transaction to the Board.

Effects of the Merger

As a result of the proposed merger, all Taro ordinary shares, other than ordinary shares held by the Interested Shareholders, will be converted solely into the right to receive $43.00 per share, without interest, and will be canceled and cease to exist.

Sun Pharma and its affiliates, as the owners of Taro (the surviving entity in the merger) and its business following the completion of the merger, will be the only beneficiaries of any earnings and growth of Taro following the proposed merger.

The primary benefit of the merger to the Minority Shareholders will be the right of such shareholders to receive a cash payment of $43.00 for each ordinary share held by the Minority Shareholders.

The primary detriment of the merger to the Minority Shareholders is that following the merger, the Minority Shareholders will not have an interest in Taro or in its potential future earnings, growth or value. Additionally, the receipt of cash in exchange for Taro ordinary shares pursuant to the merger will be a taxable transaction to our shareholders who exchange our ordinary shares for the cash merger consideration.

Upon completion of the proposed merger, the ordinary shares of Taro will cease to be listed on the New York Stock Exchange, will not be publicly traded and will be deregistered under the Exchange Act. Sun Pharma and its affiliates will together have an ownership interest of approximately 100% in the surviving corporation’s net book value and net income or loss and the other current shareholders of Taro will have no direct or indirect interest in that net book value and net income or loss.

The table below sets forth the direct and indirect interests in the Company’s net book value and net earnings of Sun Pharma and its affiliates prior to and immediately after the proposed merger based on the net book value on June 30, 2023, September 30, 2023, and December 31, 2023, and net earnings for the three months ended June 30, 2023, the six months ended September 30, 2023, and the nine months ended December 31, 2023.

	Ownership of the Company Prior to the merger			Ownership of the Company If the merger were complete
	% Ownership	Net book value at June 30, 2023	Net earnings for the three months ended June 30, 2023	% Ownership	Net book value at June 30, 2023	Net earnings for the three months ended June 30, 2023
	$ in thousands
Sun Pharma and its affiliates	78.5%	$1,364,748	$7,876	100.0%	$1,738,532	$10,033

	Ownership of the Company Prior to the merger			Ownership of the Company If the merger were complete
	% Ownership	Net book value at September 30, 2023	Net earnings for the six months ended September 30, 2023	% Ownership	Net book value at September 30, 2023	Net earnings for the six months ended September 30, 2023
	$ in thousands
Sun Pharma and its affiliates	78.5%	$1,371,831	$14,586	100.0%	$1,747,556	$18,581

	Ownership of the Company Prior to the merger			Ownership of the Company After the merger
	% Ownership	Net book value at December 31, 2023	Net earnings for the nine months ended December 31, 2023	% Ownership	Net book value at December 31, 2023	Net earnings for the nine months ended December 31, 2023
	$ in thousands
Sun Pharma and its affiliates	78.5%	$1,396,588	$30,449	100.0%	$1,779,093	$38,789

Financing of the Merger

The total amount of funds required to complete the merger (excluding related fees and expenses) is estimated to be approximately $348 million. Such funds will be funded by Sun Pharma, Alkaloida, TDC and/or SPH from their cash or cash equivalents on hand at the time the Merger is completed. The Merger is not conditioned on any financing arrangements.

No Appraisal Rights

Under Israeli law, our shareholders are not entitled to appraisal rights in connection with the merger.

Litigation Relating to the Merger

We are not aware of any litigation related to the merger as of the current time.

Anticipated Accounting Treatment of the Merger

Because the ownership and control (both voting and economic) of Taro, as the surviving corporation of the merger, is and will be substantially the same both before and after the merger, there will be no effect on its financial statements as a result of the merger. Accordingly, the historical book values of Taro’s assets and liabilities will not change and will be carried over in the accounts at their basis prior to the merger.

Material United States Federal Income Tax Considerations of the Merger

The following discussion describes the material U.S. federal income tax consequences of the merger generally applicable to U.S. Holders, as defined below. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations promulgated thereunder, administrative and judicial interpretations thereof, and the treaty between the governments of the United States and Israel with respect to taxes on income (the “Treaty”), all as of the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion assumes that Taro is not and has not been a passive foreign investment company for U.S. federal income tax purposes, which Taro believes to be the case. This discussion does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders by reason of their particular circumstances, and it does not address any other U.S. federal tax considerations (such as alternative minimum taxes, the Medicare tax on net investment income, and estate or gift taxation) or any aspect of U.S. state or local or non-U.S. tax laws. No ruling has been or will be sought from the U.S. Internal Revenue Service (the “IRS”), and no opinion of counsel has been or will be rendered as to the U.S. federal income tax consequences of the merger. There can be no assurance that the IRS will not disagree with or challenge any of the consequences described below, or that such consequences, if challenged, will be upheld by a court.

This discussion is limited to U.S. Holders that hold their Taro ordinary shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), who do not have a permanent establishment in Israel and who have not been present in Israel for a period or periods of 183 days or more in the aggregate during the taxable year in which the merger occurs. In addition, this discussion does not address the considerations that may be applicable to U.S. Holders who are subject to special rules under the U.S. federal income tax law, including (without limitation) U.S. Holders who (i) acquired their Taro ordinary shares pursuant to the exercise of employee stock options or otherwise as compensation, (ii) are insurance companies, banks, dealers or brokers in securities or currencies, traders in securities that elect to use a mark-to-market method of tax accounting, former citizens or long-term residents of the United States, tax-exempt organizations, personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, tax-qualified retirement plans, individual retirement accounts, regulated investment companies, real estate investment trusts, or financial institutions, (iii) hold Taro ordinary shares as part of a “straddle,” “hedge,” “conversion” or other risk-reduction transaction, (iv) directly, indirectly or constructively own or have owned Taro ordinary shares representing 10% or more of the shares of Taro (by vote or value), (v) own Taro ordinary shares through a partnership or other pass-through entity, or (vi) own, directly or constructively, any outstanding shares of Sun Pharma stock.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Taro ordinary shares who, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Taro ordinary shares, the U.S. federal income tax treatment of a partner of such partnership generally will depend upon the status of such partner and the activities of the partnership. Partners of partnerships holding Taro ordinary shares should consult their own tax advisors regarding the specific tax consequences of the merger to them.

TARO SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE U.S. STATE OR LOCAL, NON-U.S. INCOME OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

The receipt by a U.S. Holder of cash in connection with the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash paid to such U.S. Holder (including the amount of any Israeli income tax deducted and withheld from such consideration) pursuant to the merger and the aggregate adjusted tax basis of the shares surrendered by it in the merger. If a U.S. Holder acquired different blocks of Taro ordinary shares at different times, gain or loss will be calculated separately for each block of Taro ordinary shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis in its Taro ordinary shares generally will equal the price paid by it for such shares.

Any gain or loss recognized by a U.S. Holder will be long-term capital gain or loss if the U.S. Holder’s holding period in the Taro ordinary shares surrendered exceeds one year as of the effective date of the merger and will be short-term capital gain or loss if the U.S. Holder’s holding period in the Taro ordinary shares is one year or less as of the effective date of the merger. If a U.S. Holder acquired different blocks of Taro ordinary shares at different times, such U.S. Holder must determine its holding period separately for each block of Taro ordinary shares. In the case of a non-corporate U.S. Holder, long-term capital gains are subject to U.S. federal income tax at preferential rates. Certain limitations apply to the use of capital losses.

As discussed below (see “Material Israeli Income Tax Consequences of the Merger”), the gross amount of cash that a U.S. Holder would be entitled to receive in connection with the merger may be subject to Israeli withholding tax. A U.S. Holder is generally entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability attributable to foreign source income. For foreign tax credit purposes, gain or loss recognized by a U.S. Holder as a result of the merger will generally be U.S.-source gain or loss and passive category income. Accordingly, a U.S. Holder may be unable to claim a foreign tax credit for all or a portion of any Israeli withholding tax imposed on the cash paid to such U.S. Holder pursuant to the merger unless such U.S. Holder has foreign source income or gain in the same foreign tax credit category from other sources. Moreover, special rules under Israeli domestic tax law and the Treaty (see “Material Israeli Income Tax Consequences of the Merger”) that may allow a U.S. Holder to claim an exemption from Israeli withholding tax may impact such U.S. Holder’s ability to claim a foreign tax credit with respect to any such Israeli withholding tax. The rules governing foreign tax credits are complex. U.S. Holders are urged to consult their own tax advisors regarding the ability to claim a foreign tax credit and the application of the Treaty.

Certain U.S. Holders of Taro ordinary shares may be subject to information reporting to the IRS and may be subject to backup withholding on amounts received pursuant to the merger. Backup withholding will not apply, however, to a U.S. Holder who (i) furnishes a current taxpayer identification number and certifies that the U.S. Holder is not subject to backup withholding on IRS Form W-9 or a substantially similar substitute form or (ii) is otherwise exempt from backup withholding. The amount of any backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that such U.S. Holder timely furnishes the required information to the IRS.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY U.S. STATE OR LOCAL OR NON-U.S. INCOME AND OTHER TAX LAWS) OF THE MERGER.

Material Israeli Income Tax Consequences of the Merger

The following is a summary discussion of Israeli tax consequences of the merger for Taro shareholders. The following summary is included for general information purposes only, and is based upon Israeli tax law in effect as of the date of this proxy statement. No opinion of counsel has been or will be sought with respect to this summary, and no assurance can be given that that the views presented herein will be accepted by the tax authorities or the court, or that new or future legislation, regulations or interpretations will not significantly change the tax consequences described below, and any such change may apply retroactively. This discussion does not discuss all material aspects of Israeli tax consequences which may apply to particular holders of Taro ordinary shares in light of their particular circumstances, such as investors subject to special tax rules or other investors referred to below. Because individual circumstances may differ, holders of Taro ordinary shares should consult their tax advisors as to the Israeli tax consequences applicable to them.

The below discussion is not intended to be a complete analysis or description of all potential tax consequences of the merger.

Generally, under the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder (the “Israeli Tax Ordinance”), the disposition of shares of an Israeli company is generally deemed to be a sale of capital assets unless such shares were held for the purpose of trading. The Israeli Tax Ordinance generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli resident companies (such as Taro), by both residents and non-residents of Israel, unless a specific exemption is available or unless a double taxation prevention treaty between Israel and the country of the non-Israeli resident provides otherwise.

Inflationary surplus is a portion of the total capital gain which is equivalent to the increase in the relevant asset’s cost base that is attributable to the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary surplus attributed to the period after December 31, 1993 is not currently subject to tax in Israel.

For individual shareholders, the tax rate applicable to real capital gains (i.e., the capital gain less the inflationary surplus) derived on or after January 1, 2012, is generally 25%. However, if the shareholder has claimed a deduction for financing expenses in connection with the shares or if such shareholder is considered a “material shareholder” at any time during the 12-month period preceding such sale (i.e., the shareholder holds directly or indirectly, alone or together with another, at least 10% of any means of control in the company), the tax rate will be 30%. “Means of control” generally includes the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. “Together with another” means together with a related party or together with a person who is not a related party, if the shareholder and such other person regularly, directly or indirectly, cooperate by agreement on substantive matters relating to Taro. If the selling individual is subject to a specific tax treatment (such as traders in securities) then such gain is taxed as ordinary income. Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or a non-Israeli resident) are also subject to an excess tax at the current rate of 3% on annual taxable income (from all sources including, but not limited to, capital gains, interest, and dividends) exceeding NIS 721,560 in 2024 which threshold is linked to the annual change in the Israeli consumer price index. Generally, companies are subject to tax on real capital gains derived from the sale of shares at the ordinary corporate rate (currently 23%). Notwithstanding the above, different tax consequences may apply to: (i) dealers in securities, (ii) shareholders who acquired their shares prior to the initial public offering and (iii) other shareholders with specific tax regimes. We also note that the actual capital gains tax rates which may apply to individual Taro shareholders on the sale of Taro shares may be effectively higher or lower than the rates mentioned above based on various factors applicable to such shareholder.

Notwithstanding the foregoing, according to the Israeli Tax Ordinance, non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the disposition of shares in an Israeli corporation publicly traded on a recognized stock exchange outside of Israel (such as the Taro ordinary shares), provided, among other things, that such gains are not attributed to a permanent establishment of such shareholders maintained in Israel, and that such shareholders are not subject to the Inflationary Adjustments Law, and provided further that such shareholders did not acquire their shares prior to the issuer’s initial public offering. However, non-Israeli corporations (and other non-corporate entities) will not be entitled to such exemption if Israeli residents (i) possess, directly or indirectly, alone or “together with another”, 25% or more in any of the “means of control” in such non-Israeli corporation, or (ii) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Pursuant to a treaty between the governments of the United States and Israel with respect to taxes on income, the sale, exchange or disposition of our ordinary shares by a person who qualifies as a resident of the United States under the treaty and who is entitled to claim the benefits afforded to him by the treaty, will generally not be subject to Israeli capital gains tax. However, this exemption will not apply if (i) such U.S. resident holds, directly or indirectly, shares representing 10% or more of the voting power in our company during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, (ii) the shareholder, if an individual, has been present in Israel for a period or periods of 183 days or more in the aggregate during the applicable taxable year; or (iii) the capital gains from such sale, exchange or disposition can be attributed to a permanent establishment maintained in Israel. In any such case, the sale, exchange or disposition of ordinary shares would be subject to Israeli tax, to the extent applicable and subject to the general exemption for non-Israeli residents described above. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE APPLICABILITY OF ANY TAX TREATY TO YOU AND YOUR RECEIPT OF MERGER CONSIDERATION.

Our shareholders who acquired their shares prior to our initial public offering, and who do not qualify for an exemption from Israeli capital gains tax under the Israeli Tax Ordinance or an applicable tax treaty to which the State of Israel is a party, including the treaty between the governments of the United States and Israel described above, may be subject to Israeli capital gains tax on the disposition of their ordinary shares in the merger. SUCH SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM.

The payment of the consideration may be subject to the withholding of Israeli tax at the source with respect to certain categories of shareholders. If the Withholding Ruling is obtained, it is expected that you will be required to provide certain declarations regarding your status and shareholdings (together with supporting documents which may include (but are not limited to) copies of your passport, certificate of incorporation, residency certificate from the tax authority in the residency jurisdiction, etc.) for the purposes of evaluating the applicability of Israeli withholding tax, which we expect that will be included in the letter of transmittal we will provide following the completion of the merger. Shareholders who hold their shares in “street name” through a broker, bank or other nominee should contact such broker, bank or other nominee or their independent tax advisor regarding any documentation or other requirements that will need to be satisfied in order to establish an exemption from Israeli withholding tax that may be available pursuant to the Withholding Ruling or otherwise.

A detailed semi-annual return, including a computation of the tax due, must be filed, and an advance payment must be made, on January 31 and July 30 of each tax year for sales of securities traded on a stock exchange made within the previous six months. However, if all tax due was withheld at the source according to applicable provisions of the Israeli Tax Ordinance, this return does not need to be filed. Capital gains are also required to be reported in an annual income tax return.

Israeli Tax Rulings

The merger agreement provides that the Paying Agent, the Israeli Paying Agent, the Section 102 Trustee, Parent, Alkaloida, TDC, SPH and the Surviving Company shall be entitled to deduct and withhold from any consideration such amounts that are required to be deducted or withheld therefrom or in connection therewith under Israeli tax law unless a withholding tax exemption certificate obtained from the ITA is provided or the requirements of the Withholding Ruling (if obtained) described below, are satisfied. In order to obtain a withholding exemption certificate an application for an exemption under a tax treaty or under certain provisions of the Israeli Tax Ordinance needs to be filed to the ITA and the ITA is required to pre-approve the application.

Sun Pharma and Taro has filed with the ITA an application for a ruling that will either (1) exempt the Sun Pharma Entities and their affiliates, the paying agent, and the Israeli paying agent from the obligation to withhold Israeli tax at source from any consideration payable or otherwise deliverable as part of the merger consideration, or clarify that no such obligation exists; or (2) clearly instruct the Sun Pharma Entities and their affiliates, the paying agent, or the Israeli paying agent how such withholding of Israeli tax at source is to be executed, and, in particular, with respect to the classes or categories of holders or former holders of Taro shares from which tax is to be withheld (if any), and the rate or rates of withholding to be applied (the “Withholding Ruling”).

There is no assurance that the Withholding Ruling will be obtained, and if obtained, what will be its terms and conditions. Receipt of the Withholding Ruling is not a condition for closing the merger. Taro expects that such ruling will be issued prior to the closing of the merger, but there can be no assurance that this will, in fact, be the case. If the Withholding Ruling is not issued, then the Sun Pharma Entities, the paying agent or the Israeli paying agent, when paying the merger consideration to Taro shareholders, will not have the benefit of the instructions expected to be included in such ruling of the ITA. In this case, the Sun Pharma Entities, the paying agent or the Israeli paying agent may be required to withhold Israeli tax at the rates set by the Israeli Tax Ordinance from Taro shareholders unless they are presented with a withholding certificate providing for an exemption or a different withholding rate, issued by the ITA. If the Withholding Ruling is not obtained and if a person does not obtain an exemption certificate from the ITA prior to the payment of the merger consideration, and the Sun Pharma

Entities, the paying agent or the Israeli paying agent withholds Israeli tax from the merger consideration in respect of a person who is exempt from Israeli capital gains tax pursuant to the income treaty between the United States and Israel or under Israeli domestic law, such person may generally apply to the Israeli tax authorities for a refund of such withholding tax by filing a tax return.

Please note that specific rules may apply with respect to Taro ordinary shares that are subject to tax pursuant to Section 102 of the Ordinance.

THE SUMMARY OF MATERIAL ISRAELI INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. NO OPINION OF COUNSEL HAS BEEN OR WILL BE SOUGHT WITH RESPECT TO THIS SUMMARY, AND NO ASSURANCE CAN BE GIVEN THAT NEW OR FUTURE LEGISLATION, REGULATIONS OR INTERPRETATIONS WILL NOT SIGNIFICANTLY CHANGE THE TAX CONSEQUENCES DESCRIBED ABOVE, AND ANY SUCH CHANGE MAY APPLY RETROACTIVELY. THIS DISCUSSION DOES NOT DISCUSS ALL MATERIAL ASPECTS OF ISRAELI TAX CONSEQUENCES WHICH MAY APPLY TO PARTICULAR HOLDERS OF TARO ORDINARY SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, SUCH AS INVESTORS SUBJECT TO SPECIAL TAX RULES OR OTHER INVESTORS REFERRED TO ABOVE. SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Provisions for Minority Shareholders

No provision has been made to grant the Minority Shareholders access to the corporate files of the Sun Pharma Entities or Taro or to obtain counsel or appraisal services at their expense.

Estimated Fees and Expenses

The estimated fees and expenses* incurred or expected to be incurred by Taro in connection with the proposed merger are as follows:

Financial Advisor Fees and Expenses	$4,050,000
Legal, Accounting and Other Professional Fees	$1,800,000
Printing and Mailing Costs	$7,000
Filing Fees	$51,325
Miscellaneous	$143,600
Total:	$6,051,925

*	All fees and expenses are estimates.

Plans for Taro after the Merger

It is expected that, upon completion of the merger, the operations of Taro will be conducted substantially as they currently are being conducted, except that the ordinary shares of Taro will cease to be listed on the NYSE, will not be publicly traded and will be deregistered under the Exchange Act, and Taro will be indirectly substantially wholly owned by Sun Pharma and its affiliates.

Under the terms of the merger agreement, the directors of Merger Sub will serve as directors of Taro following completion of the merger, and thereafter Sun Pharma expects that the directors of Taro will be comprised of persons affiliated with Sun Pharma. It is further contemplated that the officers of Taro immediately prior to the completion of the merger will continue to serve as officers following completion of the merger, in each case until their respective successors are duly elected or appointed or until the earlier of their death, resignation or removal.

The Sun Pharma Entities do not have any current plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving Taro’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. The Sun Pharma Entities expect, however, that following the merger they will evaluate and review Taro’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Taro after the merger (including in relation to further integrating Taro with Sun Pharma’s other businesses). The Sun Pharma Entities expressly reserve the right to make any changes they deem appropriate in light of their evaluation and review or in light of future developments.

Certain Unaudited Prospective Financial Information

Important Information about the Long-term Financial Model

Taro management does not, as a matter of course, make available to the public future financial projections. However, in connection with the Special Committee, the Audit Committee and the Board of a potential acquisition of Taro by Sun Pharma, Taro’s management prepared and provided to the Special Committee, the Audit Committee, the Board and BofA Securities, certain non-public unaudited prospective financial information regarding Taro’s projected future financial performance for Taro’s fiscal years 2024 through 2029 (Taro’s fiscal year ends on March 31, and its 2024 fiscal year ends on March 31, 2024) The methodology for projecting Taro’s performance for the outer years (fiscal years 2029 through 2034) of the Long-term Financial Model was derived by extrapolating Taro management’s financial model, including growth and margin trends. The Long-term Financial Model was approved by the Special Committee for BofA Securities’ use and reliance in connection with its financial analysis and opinion as more fully described in the section of this proxy statement entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor.” Taro has included below a summary of the Long-term Financial Model solely for the purpose of providing its shareholders access to certain non-public unaudited prospective information considered by the Special Committee, the Audit Committee and the Board in evaluating the merger.

The summary of the Long-term Financial Model set forth below in this proxy statement is not being included to influence your decision on whether to vote for the Transactions and should not be regarded as an indication that Taro, the Special Committee or any recipient of the Long-term Financial Model considered, or now considers, them to be necessarily predictive of actual future results, and they should not be relied upon as such. The Long-term Financial Model summarized in this proxy statement are forward-looking statements. See “Caution Regarding Forward-Looking Statements.” and “Item 3. Key Information—D. Risk Factors” included in the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2023, incorporated by reference into this proxy statement.

Although they are presented with numerical specificity, the Long-term Financial Model is subjective in many respects and reflects numerous estimates and assumptions that are inherently uncertain, many of which are beyond Taro’s control and difficult to predict, including estimates and assumptions regarding industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Taro’s business. Important factors that may affect actual results and cause the Long-term Financial Model not to be accurate include, but are not limited to, risks and uncertainties relating to Taro’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, competition and the protection and enforcement of intellectual property rights. The Long-term Financial Model also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. In addition, the Long-term Financial Model does not reflect any events that could affect Taro’s prospects, changes in general business or economic conditions or any other transaction or event that has occurred since, or that may occur and that was not anticipated at, the time the Long-term Financial Model was prepared, including the announcement of the potential acquisition of Taro by Sun Pharma pursuant to the merger agreement. Further, the Long-term Financial Model does not take into account the effect of any failure of the merger to occur, and should not be viewed as necessarily accurate or continuing in that context. The Long-term Financial Model covers multiple years and by its nature becomes less meaningful and predictive with each successive year. As a result, actual results may differ materially from those contained in the Long-term Financial Model.

The Long-term Financial Model is not to be considered in isolation or in lieu of Taro’s operating and other financial information prepared in accordance with GAAP and should be read together with Taro’s historical financial statements and the other information regarding Taro contained elsewhere or referenced in this proxy statement. The Long-term Financial Model was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or GAAP. Neither Taro’s independent accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the prospective financial information contained in the Long-term Financial Model, nor have they expressed any opinion or given any form of assurance on the Long-term Financial Model or their respective achievability, and accordingly assume no responsibility for them. There can be no assurance that any projections will be realized, or that the assumptions on which they are based will prove to be correct. The Long-term Financial Model does not and should not be read to update, modify or affirm any prior financial guidance issued by Taro. You are cautioned not to place undue reliance on this information in making a decision as to whether to vote to adopt the merger agreement.

The Long-term Financial Model includes non-GAAP financial measures, including Adjusted EBITDA, Tax-Effected Adjusted EBIT and Unlevered Free Cash Flow. Please see the tables below for a description of how Taro defines these non-GAAP financial measures. Taro believes that such non-GAAP financial measures provide information useful in assessing operating and financial performance across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by Taro may not be comparable to similarly titled measures used by other companies.

The Long-term Financial Model assumes that (i) Taro continues to operate on an as-is basis, (ii) balance sheet cash and debt as per Taro management as of September 30, 2023, and (iii) a debt-like item relating to the Board-approved Litigation Loss Contingency Amount for the Pending Litigation that Taro could incur, equal to the amount accrued on to Taro’s balance sheet for fiscal year ending March 31, 2023 of approximately $141 million, which, per Taro management, remained unchanged as of September 30, 2023.

Set forth below is a summary of the Long-term Financial Model.

Long-term Financial Model

FY 2024–2034E

$mm (1)	Q3-4 2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Net Revenue	$315	$644	$701	$757	$789	$820	$849	$877	$903	$927	$949
Adj. EBITDA (2)	$17	$45	$67	$88	$98	$101	$104	$106	$108	$110	$111
Tax-Effected Adj. EBIT (3)	$1	$10	$25	$39	$46	$47	$48	$49	$49	$50	$50
Unlevered Free Cash Flow (4)	($25)	$20	$10	$32	$53	$48	$51	$54	$57	$59	$61

(1)	The amounts shown in this table reflect immaterial differences due to rounding.
(2)

“Adj. EBITDA” refers to earnings before interest, taxes, depreciation and amortization, as well as adjusted for other expense and income items. EBITDA is not a measure recognized by GAAP. Non-GAAP financial measures are not intended to be substitutes for any GAAP financial measure and, as calculated, may not be comparable to similarly titled measures of other companies.

(3)

“Tax-Effected Adj. EBIT” refers to Adj. EBITDA, less depreciation, amortization and taxes, as well as adjusted for other expense and income items. Tax-Effected Adj. EBIT is not a measure recognized by generally accepted accounting principles in the United States (“GAAP”). Non-GAAP financial measures are not intended to be substitutes for any GAAP financial measure and, as calculated, may not be comparable to similarly titled measures of other companies.

(4)

“Unlevered Free Cash Flow” refers to Tax-Effected Adj. EBIT, plus depreciation and amortization, less change in net working capital, less capital expenditures. Unlevered Free Cash Flow is not a measure recognized by generally accepted accounting principles in the United States (“GAAP”). Non-GAAP financial measures are not intended to be substitutes for any GAAP financial measure and, as calculated, may not be comparable to similarly titled measures of other companies.

THE MERGER AGREEMENT

The following describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Appendix A to this proxy statement and is incorporated herein by reference. The merger agreement has been included to provide you with information regarding its terms. We encourage you to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings Taro makes with the SEC, which are available without charge at www.sec.gov.

The Merger

Following the satisfaction or waiver of all of the conditions to completion of the merger contained in the merger agreement, including the approval and adoption of the Transactions by the shareholders of Taro, Merger Sub, a company under the control of Sun Pharma and a wholly owned subsidiary of Alkaloida, TDC and SPH, will merge with and into Taro, with Taro continuing as the Surviving Company and as an indirect wholly owned subsidiary of Sun Pharma and its affiliates. Pursuant to the merger, Taro, as the Surviving Company, will succeed to and assume all of the rights, properties and obligations of Merger Sub.

Effective Time

The parties are required, in accordance with Israeli law, to deliver to the Companies Registrar of the State of Israel (which we refer to as the “Companies Registrar”), a merger proposal with respect to the merger. Under Israeli law, the effective time of the merger and the issuance of the certificate of merger may occur no earlier than the later of: (i) 50 days following the delivery of the merger proposal to the Companies Registrar and (ii) 30 days following the approval and adoption of the Transactions by the shareholders of Taro and Merger Sub. Therefore, assuming Taro shareholder approval and adoption of the Transactions occurs on the date of the meetings, the effective time of the merger may occur no earlier than     , 2024. Before the closing of the merger, the parties will deliver a notice to the Companies Registrar informing the Companies Registrar that the Transactions were approved and adopted by the shareholders of Taro and Merger Sub. Such notice must be delivered no later than three days from the date of the approvals. The Merger will become effective in the manner provided in Section 323 of the Companies Law and as promptly as practicable after the satisfaction of the conditions for completion of the merger set forth in the merger agreement. If the Transactions are approved and adopted at the meetings, we expect the Transactions to close no earlier than the second quarter of 2024.

The parties are working to complete the merger as quickly as possible. However, the merger is subject to various closing conditions. No assurances can be given that the parties will obtain the necessary approvals or that the parties will obtain them in a timely manner.

Merger Consideration

If the merger is completed, each outstanding ordinary share of Taro not held by Sun Pharma and any of its affiliates, Taro and any subsidiary of Taro will automatically be converted into and represent solely the right to receive $43.00 in cash, without interest and less any applicable withholding tax.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Taro shareholder and will have no rights as a shareholder of Sun Pharma, Alkaloida, TDC or SPH. You will receive written instructions from the paying agent appointed by Sun Pharma for sending in your share certificates and receiving the cash consideration to which you will be entitled.

If the merger is completed, all shares of Merger Sub outstanding immediately prior to the effective time of the merger will be cancelled and cease to exist and no consideration will be delivered in exchange for such shares.

Payment Procedures

Prior to the effective time of the merger, Sun Pharma will appoint a paying agent reasonably acceptable to Taro (which paying agent will use a local Israeli nationally recognized sub-paying agent reasonably acceptable to Taro) who will make payments to you of the merger consideration upon your proper surrender of your ordinary shares or upon receipt by the paying agent of an “agent’s message” in the case of ordinary shares held in “street name” through a broker, bank or other nominee. As of the effective time of the merger, Alkaloida, TDC and SPH will have deposited or caused to be deposited with (i) the paying agent or the Israeli sub-paying agent, an amount of cash sufficient to pay the merger consideration to each of our shareholders entitled to the merger consideration (other than the applicable portion thereof payable to holders of shares issued and subject to tax under Section 102 of the Israeli Income Tax Ordinance, and the rules and regulations promulgated thereunder, as may be amended from time to time, including any publications and clarifications issued by the Israeli Tax Authority and held by IBI Trust Management, an entity appointed by Taro to serve as its trustee pursuant to Section 102 of the Income Tax Ordinance and approved by the ITA (the “Section 102 Trustee” and such shares, the “Company 102 Shares”)) and (ii) the Section 102 Trustee, the applicable portion of the aggregate consideration payable to holders of Company 102 Shares. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail a letter of transmittal, a request for tax documentation and instructions to each record holder for use in surrendering your ordinary shares and to determine whether any amounts need to be withheld from the consideration payable. When you properly surrender your ordinary shares to the paying agent in exchange for payment together with the requested tax documentation, a properly completed and duly signed letter of transmittal and any other documents that the paying agent may require, or, in the case of ordinary shares held in “street name” through a broker, bank or other nominee, after the paying agent delivers the “agent’s message” with respect to such shares, you will be entitled to receive the merger consideration (less any applicable tax withholding). From and after the effective time of the merger, until certificate(s) representing shares of Taro or book-entry shares have been properly surrendered, each such certificate or book-entry share, as applicable, will be deemed to represent only the right to receive $43.00 in cash, without interest, for each ordinary share.

The paying agent will only pay the merger consideration in a name other than the name in which a surrendered certificate and/or book-entry shares are registered if (i) certificate(s) are properly endorsed and otherwise in proper form for transfer and (ii) such other person who requests such payment (A) pays to the paying agent any taxes incurred because payment is made to such other person or (B) has established to the full satisfaction of the Sun Pharma Entities that such tax has been paid or is not payable. Sun Pharma and Taro have requested a ruling from the ITA regarding the tax withholding required of Sun Pharma, Alkaloida, TDC, SPH, the Surviving Company, the paying agent and the Israeli sub-paying agent. The share certificate and book-entry share exchange procedures must comply with the requirements of such tax ruling.

If a certificate representing Taro shares is lost, stolen or destroyed, Sun Pharma may require, as a condition to the receipt of the merger consideration, that the holder of such certificate sign an affidavit confirming such loss, theft or destruction and post a bond as indemnity against claims made in connection with the lost, stolen or destroyed certificate.

Any funds that have been deposited with the paying agent and have not been disbursed within nine months after the effective time of the merger will be delivered by the paying agent to Alkaloida, TDC or SPH (as shall be instructed by Sun Pharma) upon demand. After that date, holders of certificates who have not complied with the instructions delivered by the paying agent will only be entitled to look to Sun Pharma or Alkaloida, TDC or SPH for payment with respect to the merger consideration payable upon surrender of their certificate(s).

Representations and Warranties

The merger agreement contains certain representations and warranties by Taro relating to, among other things: organization and qualifications of Taro and its subsidiaries; articles of association and memorandum of association; capital structure of Taro; authority of Taro relative to the merger agreement; required shareholder vote; no conflict; information supplied; fairness opinion; and payment of fees to brokers.

Certain of the representations of Taro are qualified by materiality or a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” means an effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on: (a) the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of Taro and its subsidiaries taken as a whole; or (b) the ability of Taro to consummate the Transactions or to perform any of its covenants or obligations under the merger agreement; provided, however, that certain matters are not taken into account in determining whether a material adverse effect has occurred: (i) changes in the economy or financial markets (including credit markets) in general, (ii) changes in the economic, business, financial or regulatory environment generally affecting any of the industries in which Taro and its subsidiaries operate, (iii) changes in law or applicable accounting regulations or principles or interpretations thereof, (iv) changes that arise out of the existence or announcement of the merger agreement or out of actions required by the Transactions, (v) acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism (other than such acts of war, armed hostilities or terrorism, or escalation or worsening thereof, that cause any damage or destruction to, or render physically unusable, any facility or property of Taro or any of its subsidiaries or otherwise disrupt in any material manner the business or operations of Taro or any of its material subsidiaries), (vi) any failure, in and of itself, of Taro to achieve any projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics (provided that the cause or basis for Taro’s failure to meet such projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics shall not be excluded from the determination of whether a material adverse effect has occurred) and (vii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Transactions, or the approval and adoption thereof; provided, however, that with respect to clauses (i), (ii) and (iii), solely to the extent that the impact of such change or effect is not disproportionately adverse in any material respects to Taro and its subsidiaries taken as a whole compared to other companies in the same industry.

The merger agreement contains representations and warranties by the Sun Pharma Entities relating to, among other things: organization and qualifications of the Sun Pharma Entities; authority of the Sun Pharma Entities to execute, deliver and perform the merger agreement, the merger and the other transactions contemplated by the merger agreement; binding nature of the merger agreement; no required shareholder vote; sufficient financing; disclosure; and share ownership.

The representations and warranties in the merger agreement are not easily summarized and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. You are urged to read carefully the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Sun Pharma, Alkaloida, TDC, SPH and Merger Sub.” The representations and warranties of the parties contained in the merger agreement expire upon the consummation of the merger.

Proxy Statement; Schedule 13E-3; Shareholder Meeting

Taro agreed to prepare this proxy statement and, subject to the reasonable approval of the Special Committee of the content of the proxy statement, to cause this proxy statement to be mailed to Taro’s shareholders as promptly as practicable (provided that, if applicable, such date shall follow the date on which the SEC or its staff advises that is has no further comments on the Schedule 13E-3 (as defined below)). Taro also agreed to cause this proxy statement to comply with legal requirements applicable to it, to provide Sun Pharma with a reasonable opportunity to review and comment on drafts of this proxy statement and promptly cause the proxy statement to be filed with the SEC. The parties agreed to jointly prepare a Schedule 13E-3 (the “Schedule 13E-3”) relating to the Transactions and, subject to the reasonable approval of the Special Committee of the content of the Schedule 13E-3, promptly cause the Schedule 13E-3 to be filed with the SEC. Taro agreed to notify Sun Pharma as soon as practicable of the receipt of any comments from the SEC with respect to the Schedule 13E-3 and any request by the SEC for any amendment to the Schedule 13E-3 or for additional information, and agreed to supply Sun

Pharma and with copies of all correspondence between Taro and any of its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3 or the Transactions. Each of the parties agreed to use its commercially reasonable efforts to resolve all SEC comments with respect to the Schedule 13E-3 as promptly as practicable after receipt thereof.

Taro also agreed to cause an amendment or supplement to be mailed to Taro shareholders and filed with the SEC as soon as reasonably practicable if any event occurs or Taro becomes aware of any information that should be disclosed in an amendment or supplement to this proxy statement. Sun Pharma and Merger Sub agreed that if one of them becomes aware of any information that should be disclosed in an amendment or supplement to this proxy statement or Schedule 13E-3 (if applicable), then Sun Pharma or Merger Sub shall promptly inform the Company of such information. Additionally, Taro has agreed that this proxy statement would include the recommendation of the Board, based on the recommendations of the Audit Committee and the Special Committee, that Taro’s shareholders vote to approve and adopt the Transactions, unless such recommendation is modified or withdrawn in accordance with the terms of the merger agreement. Each of the Sun Pharma Entities has agreed to vote or cause to be voted all ordinary shares and founders’ shares beneficially owned by the Sun Pharma Entities and their respective affiliates which they have the power to vote or cause to be voted in favor of the approval and adoption of the Transactions and to cause their personal interest in such vote to be duly disclosed to Taro.

Additionally, Taro agreed to call, give notice of and hold an extraordinary general meeting and class meetings of shareholders for the purpose of approving and adopting the Transactions. Taro agreed to use its reasonable best efforts to solicit from holders of Taro ordinary shares proxies in favor of the approval and adoption of the Transactions.

Merger Sub General Meeting

Each of Alkaloida, TDC and SPH, as the sole shareholders of Merger Sub, has agreed to approve the Transactions immediately following the approval and adoption of the Transactions by the shareholders of Taro. Merger Sub has agreed to inform the Companies Registrar of such approval and adoption within three days after the approval of the Transactions by Alkaloida, TDC and SPH.

No Solicitation of Alternative Proposals

Taro has agreed that, from the date of the merger agreement and until the earlier of the effective time of the merger and the termination of the merger agreement, it will not, nor will it authorize any of its subsidiaries or representatives to, directly or indirectly:

•

solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any inquiry, proposal or other offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•	enter into any agreement with respect to any Acquisition Proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or knowingly furnish to any person any non-public information with respect to, or knowingly cooperate with, any inquiry, proposal or other offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

•	waive or release any person from, forbear in the enforcement of, or amend any confidentiality, standstill or similar contract or any confidentiality or standstill provisions of any other contract; or

•	authorize or commit to do any of the foregoing.

Taro has also agreed to, and cause its subsidiaries and their respective subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted up to the date of the merger agreement with respect to any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished.

However, if Taro receives an unsolicited bona fide Acquisition Proposal prior to the approval and adoption of the merger agreement by Taro’s shareholders and Taro did not breach its non-solicitation obligations, then Taro may (i) contact the person or any of its representatives who has made such Acquisition Proposal to clarify the terms of such Acquisition Proposal so that Taro’s Board or the Special Committee may inform itself about such Acquisition Proposal, (ii) afford access to or furnish information concerning itself and its business, properties or assets or provide access to a data room (virtual or actual) to such person or any of its representatives pursuant to a confidentiality agreement (which Taro and its representatives shall be permitted to negotiate) on standard terms and (iii) negotiate and participate in discussions and negotiations with such person or any of its representatives concerning such Acquisition Proposal, in the case of clauses (ii) and (iii), only if Taro’s Board or the Special Committee determines in good faith, after consultation with its outside legal counsel(s) and financial advisor(s), that such Acquisition Proposal constitutes or is reasonably likely to constitute or result in a Superior Proposal.

Taro has agreed that it will promptly (and in any case within thirty-six (36) hours) (A) provide Sun Pharma notice (1) of its receipt (or receipt by any of its representatives) of any Acquisition Proposal and (2) of any inquiries, proposals or offers by third parties received by, any requests by third parties for nonpublic information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) by third parties with, the Taro or any of its representatives concerning an Acquisition Proposal, and disclose the material terms of such offer, proposal or request and (B) make available to Sun Pharma, all material nonpublic information, including copies of all material written materials, made available by Taro to such party but not previously made available to Sun Pharma. Taro has further agreed to keep Sun Pharma promptly and reasonably informed of the status of discussions relating to any such Acquisition Proposal or any material modifications thereto.

An “Acquisition Proposal” is defined under the merger agreement as any proposal, offer or indication of interest from any person, relating to any direct or indirect acquisition or purchase, in one (1) transaction or a series of transactions, of assets or businesses that constitute fifteen percent (15%) or more of the consolidated net revenues, net income, or assets (based on the fair market value thereof) of the Company and its subsidiaries, taken as a whole (an “Asset Sale Transaction”), or fifteen percent (15%) or more of any class of voting or equity securities of the Company, any tender offer or exchange offer or issuance of voting or equity securities that if consummated would result in any person beneficially owning fifteen percent (15%) or more of any class of voting or equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or wholly owned subsidiary pursuant to which any person or the stockholders of any person would own fifteen percent (15%) or more of any class of voting or equity securities of the Company or of the Surviving Company or of any resulting parent company of the Company under such transaction, other than the Transactions.

A “Superior Proposal” is defined under the merger agreement as a bona fide written Acquisition Proposal, which would result in a transaction (i) that, if consummated, is more favorable to the Company’s shareholders from a financial point of view than the Transactions (taking into account at the time of determination all relevant circumstances Taro’s Board or the Special Committee deems proper, including the various legal, financial and regulatory aspects of such proposal, all the terms and conditions of such proposal (including any termination or break-up fees, expense reimbursement provisions and any conditions, potential time delays or other risks to consummation), and any changes to the terms of the merger agreement irrevocably offered by Sun Pharma in writing in response to such Acquisition Proposal), and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the Acquisition Proposal, any shareholder approval or other approval requirements and all other financial, regulatory, legal and other aspects of such proposal, and the Parent Restrictive Undertaking (to the extent Sun Pharma confirms its intent not to sell ordinary shares or vote in favor of the Acquisition Proposal upon notice by the Company of the Acquisition Proposal). For purposes of this definition, the reference to “fifteen percent (15%) or more of” in the definition of “Acquisition Proposal” as it relates to an Asset Sale Transaction is deemed to be a reference to “the majority of”.

Changes in Board Recommendation and Special Committee Recommendation

Prior to the Taro shareholder approval and adoption of the Transactions, neither the Board nor the Special Committee may withdraw or modify in a manner adverse to the Sun Pharma Entities, its recommendation that the Taro shareholders approve and adopt the Transactions unless in response to (i) the receipt by Taro of an unsolicited bona fide Acquisition Proposal, which was not received as a result of a breach of Taro’s non-solicit obligations, which Taro’s Board or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal or (ii) material facts, events, changes or developments in circumstances arising after the date the merger agreement that were not known or reasonably foreseeable to the Board, its officers or the Special Committee as of or prior to the date of the merger agreement and do not relate to an Acquisition Proposal or the receipt of any permit or approval from a governmental body with respect to Taro’s products currently under development (an “Intervening Event”, it being understood that in no event will changes to the Taro’s share price be construed to be an Intervening Event (provided that the facts, events, changes or developments in circumstances giving rise to or contributing to any such change may constitute an Intervening Event)), Taro’s Board, upon recommendation of the Special Committee, or the Special Committee, respectively, determines, after taking into account the advice of its outside legal counsel(s) and financial advisor(s), that the failure to withdraw or so modify the recommendation of the Board or the recommendation of the Special Committee, respectively, as a result of the Superior Proposal or Intervening Event, would be inconsistent with the fiduciary obligations of the Board or the Special Committee, respectively, under applicable law (in either case, a “Change in Recommendation”); provided, however, that unless made later than the fifth business day preceding the meetings, no Change in Recommendation may be made until after at least five business days following the receipt by Sun Pharma of notice from Taro advising that the Board or Special Committee, as applicable, intends to take such action and the basis therefor, including reasonably detailed information regarding the circumstances and details surrounding such action. Taro agreed to notify Sun Pharma promptly of: (A) any withdrawal of or modification to the recommendation of the Board or of the Special Committee; and (B) the circumstances and details surrounding such withdrawal or modification. In the event that prior to Taro shareholder approval, either the Board or the Special Committee duly makes a Change in Recommendation in accordance with the merger agreement, Taro (acting at the direction of the Special Committee) or Sun Pharma shall have the right to terminate the merger agreement.

The merger agreement further provides that irrespective of whether there is any Superior Proposal, or any Change in Recommendation, Taro’s Board and the Special Committee shall communicate to the holders of ordinary shares and the founders’ shares in the proxy statement that they have been advised by Sun Pharma that Sun Pharma will not consider selling its ordinary shares or founders’ shares (the “Parent Restrictive Undertaking”). In the event of a Change in Recommendation, Taro’s Board and Special Committee is required to reiterate the Parent Restrictive Undertaking as part of the public disclosure about such Change in Recommendation, to the extent requested at the time by Sun Pharma.

Regulatory Matters

The parties have agreed to use commercially reasonable efforts to deliver and file, as promptly as practicable after January 17, 2024, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli governmental body with respect to the merger.

Taro applied for a Withholding Ruling from the ITA (i) exempting the Sun Pharma Entities and their affiliates, the paying agent, the Israeli paying agent and the Surviving Company from any obligation to withhold Israeli tax at source from any consideration payable or otherwise deliverable as part of the merger consideration, or clarifying that no such obligation exists; and/or (ii) clearly instructing the Sun Pharma Entities and their affiliates, the paying agent, the Israeli paying agent or the Surviving Company how such withholding at source is to be executed, and in particular, with respect to the classes or categories of holders or former holders of Taro shares from which tax is to be withheld (if any), the rate or rates of withholding to be applied.

Each party agreed to give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli governmental body with respect to the merger, keep the other parties informed as to the status of any such legal proceeding, and promptly inform the other parties of any communication with the Companies Registrar or any other Israeli governmental body regarding the Transactions.

Each party to the merger agreement agreed to use commercially reasonable efforts to file, as promptly as reasonably practicable after January 17, 2024, all notices, reports and other documents required to be filed with any governmental body with respect to the Transactions and to submit promptly any additional information requested by any such governmental body.

Under the Companies Law, Taro and Merger Sub may not complete the merger without first making the following filings and notifications to the Israeli Companies Registrar: (i) filing a “merger proposal” in accordance with Section 317(a) of the Companies Law; (ii) providing notices to creditors of the proposed Merger (specifically, a copy of the merger proposal must be sent to the secured creditors of each merging company within three days after its filing with the Israeli Companies Registrar, known substantial creditors must be informed individually by registered mail of the filing of the merger proposal with the Israeli Companies Registrar within four business days thereof, where it can be reviewed, and non-secured creditors must be informed of the merger proposal by publication in two daily Hebrew newspapers circulated in Israel on the day that the merger proposal is submitted to the Israeli Companies Registrar and, where necessary, elsewhere and by making the merger proposal available for review); (iii) because Taro employs more than 50 employees, Taro must provide to the workers’ union a copy of the publication placed in the newspapers or post a copy of the publication placed in the newspapers in a prominent location in the workplace within three business days after the filing of the merger proposal with the Israeli Companies Registrar; (iv) after notification to creditors, each of the merging companies must file a notice with the Israeli Companies Registrar confirming the notice was sent to their respective creditors; and (v) after the shareholders vote, each of the merging companies must file a notice with the Israeli Companies Registrar regarding the decision of its shareholders.

Assuming that the shareholders of each of the merging companies approve and adopt the Transactions (and that all the other conditions set forth in the merger agreement have been satisfied or waived, if permissible under applicable law), and so long as at least 30 days have passed from the date of the meetings and at least 50 days have passed from the date of the filing of the merger proposal with the Israeli Companies Registrar by both merging companies, the merging companies shall notify the Israeli Companies Registrar that the conditions for the merger have been satisfied or waived and request for the Israeli Companies Registrar to issue a certificate evidencing the consummation of the merger, and upon issuance of such certificate by the Israeli Companies Registrar, the merger will become effective and the Israeli Companies Registrar will be required to register the merger in the Surviving Company’s register and to issue the Surviving Company a certificate of merger.

Notice of Certain Events; Communications with Government Bodies

Taro has agreed to give prompt written notice to Sun Pharma, and Sun Pharma has agreed to give prompt written notice to Taro, of (i) any material communication received from (a) any governmental body or (b) from any person alleging that such person’s consent is or may be required in connection with the Transactions; (ii) any material claims, actions, suits, proceedings or investigations commenced or, to such party’s knowledge, threatened that relate to the Transactions; and (iii) any fact known to such party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any such party’s representations, warranties, covenants or agreements contained in the merger agreement or would reasonably be expected to prevent, materially delay or impede, the consummation of the merger or any other transaction contemplated by the merger agreement.

Each party to the merger agreement agreed to permit the other parties to review in advance any substantive communication proposed to be made by such party to any governmental body and provide the other parties with copies of all correspondence, filings or other communications between them and any governmental body. The parties to the merger agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.

Stock Exchange Delisting

Sun Pharma and Taro agreed to cooperate and use commercially reasonable efforts to cause the delisting of Taro’s ordinary shares from the New York Stock Exchange and the deregistration of such ordinary shares as promptly as practicable following the closing of the merger.

Additional Agreements

Sun Pharma, Alkaloida, TDC, SPH and Taro agreed to use commercially reasonable efforts to take or cause to be taken, all actions necessary to consummate the Transactions.

Prior to the effective time of the merger, none of the Sun Pharma Entities or Taro may take or cause to be taken any action to cause any change in the composition of the Special Committee. Additionally, prior to the effective time of the merger, in addition to any approvals of the Board or the Taro shareholders as required by applicable law, the approval of the Special Committee is required (i) for Taro to terminate or amend the merger agreement, (ii) for Taro to exercise or waive any of its benefits, rights or remedies under the merger agreement or (iii) for Taro to take any action that would prevent or materially delay the consummation of the merger.  The Special Committee has the sole authority to direct Taro to terminate the merger agreement.

Disclosure

Sun Pharma and Taro agreed to consult with each other before issuing any press release or otherwise making any public statement with respect to the Transactions.

Director and Officer Indemnification and Insurance

Following the merger, the Surviving Company is to use commercially reasonable efforts to maintain the directors’ and officers’ liability insurance policy currently in effect (or substitute such policy with a comparable policy), which provides coverage with respect to the acts and omissions of Taro officers and directors occurring prior to the effective time of the merger, for a period of seven years following the merger; provided that Taro, as the Surviving Company, shall not be required to expend annually more than 250% of its annual current premiums for such coverage. All rights to indemnification by Taro or its subsidiaries in favor of their current or former directors and officers as of or prior to January 17, 2024 for their acts and omissions as directors and/or officers occurring prior to the effective time of the merger pursuant to any indemnification agreements in effect prior to the closing will survive for a period of seven years following the merger. In addition, Sun Pharma agreed, unless otherwise required by law, to cause the Articles of Association and comparable organizational documents of the Surviving Company and each of its subsidiaries to contain provisions no less favorable with respect to exculpation and limitation of liabilities of directors and officers, insurance and indemnification than were set forth on January 17, 2024 in the Company’s Articles of Association and comparable organizational documents of the relevant subsidiaries, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the applicable officers and directors with respect to exculpation and limitation of liabilities or insurance and indemnification.

Resignation of Directors.

Prior to the closing date of the merger, Taro shall cause each director to execute a resignation and release letter in a form acceptable to Sun Pharma, effective as of the effective time of the merger.

Treatment of Company Employees

From the effective time of the merger until the first anniversary of such effective time (or, if earlier, the termination date of the relevant employee), Sun Pharma has agreed to use commercially reasonable efforts to provide, or cause the Surviving Company and its subsidiaries to use commercially reasonable efforts to provide, to each employee of Taro at the effective time of the merger (a “Continuing Employee”) employee benefits, including, without limitation, annual base compensation, target short-term incentive and long-term incentive opportunities and severance benefits (but excluding change in control, retention, and other similar bonuses or payments, defined benefit pension benefits and retiree medical benefits) that are substantially comparable in the aggregate to either (i) their current benefits or (ii) the benefits of similarly situated employees of Sun Pharma or its applicable subsidiaries in the same or comparable geographical locations.

With respect to all plans maintained by Sun Pharma, the Surviving Company or their respective subsidiaries (including any vacation, paid time-off and severance plans), for purposes of eligibility and vesting, each Continuing Employee’s service with will be treated as service with Sun Pharma, the Surviving Company or any of their respective subsidiaries to the same extent it was credited under an analogous employee benefit plan prior to the merger; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

Sun Pharma will use commercially reasonable efforts to cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Sun Pharma, the Surviving Company or any of their respective subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the merger, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the analogous employee benefit plan of Taro immediately prior to the merger.

The foregoing provisions relating to the treatment of employees are intended for the sole benefit of the parties to the merger agreement, and (i) shall not be construed as requiring or shall require Sun, Taro or any of their affiliates to continue the employment or service of any specific person, to limit the ability of Sun, Taro or any of their respective affiliates from terminating the employment or service of any employee or other service provider (including any Continuing Employee); (ii) shall not alter or limit the ability of Sun, Taro or any of their respective affiliates from amending, modifying or terminating any benefit plan, program, policy, agreement or arrangement of Sun, Taro or any of their respective affiliates; (iii) shall not establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any benefit plan, program, policy, agreement or arrangement of Sun, Taro or any of their respective affiliates; or (iv) shall not be construed to create or waive any right to any compensation or benefits on the part of any Continuing Employee or other future, present or former employee or other service provider of Sun, Taro or any of their respective affiliates, and shall not be deemed to confer upon any other person any rights or remedies under the merger agreement or make any employee or other service provider of the parties to the merger agreement or any other person a third party beneficiary of the merger agreement.

Conditions to Completion of the Transaction

The obligations of the Sun Pharma Entities to effect the Transactions are subject to the satisfaction (or waiver to the extent permitted under applicable law) of the following conditions:

•

the representations and warranties of Taro relating to capitalization, receipt of a fairness opinion and brokers shall have been true and accurate in all material respects as of the date of the merger agreement and true and accurate in all material respects as of the closing date of the merger as if made on and as of such closing date (subject to an exception for representations and warranties made as of a specific date);

•

the other representations and warranties of Taro shall have been true and accurate as of the date of the merger agreement and true and accurate as of the closing date of the merger as if made on and as of such closing date (subject to an exception for representations and warranties made as of a specific date); except where the failure of such representation and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) has not had, and would not reasonably be expected to have, a material adverse effect with respect to Taro;

•

Taro shall have performed or complied with in all material respects all obligations and covenants that are required to be complied with or performed by Taro under the merger agreement at or prior to the closing date of the merger;

•	Taro shall have provided to the Sun Pharma Entities a certificate confirming that the conditions above have been satisfied;

•

any waiting period applicable to the merger under the Companies Law shall have expired, elapsed or terminated, including at least 30 days after the approval and adoption of the Transactions by the shareholders of Taro and Merger Sub;

•

the approval and adoption of the Transactions by (i) the affirmative vote of at least 75% of the voting power of Taro shareholders present (in person or by proxy) and voting at the extraordinary general meeting of Taro’s shareholders, including at least a majority of the voting power held by the Minority Shareholders (unless the total voting power of the Company held by the Minority Shareholders cast in opposition to the merger does not exceed 2% of the total voting power of Taro); (ii) the affirmative vote of at least 75% of the ordinary shares present and voting at the ordinary class meeting in person or by proxy; and (iii) the affirmative vote of at least 75% of the founders’ shares present and voting at the founders class meeting in person or by proxy;

•

no temporary restraining order, preliminary or permanent injunction or other order against the Sun Pharma Entities preventing the consummation of the merger and no legal requirement shall have been enacted or deemed applicable to the merger that would make the consummation of the merger illegal under U.S. or Israeli law; and

•	Taro and Merger Sub shall have received a certificate of merger from the Israeli Companies Registrar.

The obligation of Taro to effect the Transactions are subject to the satisfaction (or waiver to the extent permitted under applicable law) of the following conditions:

•

the representations and warranties of the Sun Pharma Entities with respect to disclosure and share ownership shall have been true and accurate in all material respects as of the date of the merger agreement and true and accurate in all material respects as of the closing date of the merger, as if made on and as of such closing date (subject to an exception for representations and warranties made as of a specific date);

•

the other representations and warranties of the Sun Pharma Entities with respect to disclosure and share ownership shall have been true and accurate in all material respects as of the date of the merger agreement and true and accurate in all material respects as of the closing date of the merger as if made on and as of such closing date (subject to an exception for representations and warranties made as of a specific date); except where the failure of such representation and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) would not individually or in the aggregate reasonably be expected to have, a material adverse effect on the ability of the Sun Pharma Entities to consummate the Transactions;

•

the Sun Pharma Entities shall have performed or complied with in all material respects all obligations and covenants that are required to be complied with or performed by them under the merger agreement at or prior to the closing date;

•	the Sun Pharma Entities shall have provided to Taro a certificate confirming that the conditions above have been satisfied;

•

the approval and adoption of the Transactions by (i) the affirmative vote of at least 75% of the voting power of Taro shareholders present (in person or by proxy) and voting at the extraordinary general meeting, including at least a majority of the voting power held by holders the Minority Shareholders present (in person or by proxy) and voting at the extraordinary general meeting (unless the total voting power of the Company held by the Minority Shareholders cast in opposition to the merger does not exceed 2% of the total voting power of Taro); (ii) the affirmative vote of at least 75% of the ordinary shares present and voting at the ordinary class meeting in person or by proxy; and (iii) the affirmative vote of at least 75% of the founders’ shares present and voting at the founders class meeting in person or by proxy;

•

any waiting period applicable to the merger under the Companies Law shall have expired, elapsed or terminated, including at least 30 days after the approval and adoption of the Transactions by the shareholders of Taro and Merger Sub;

•

no temporary restraining order, preliminary or permanent injunction or other order against Taro preventing the consummation of the merger and no legal requirement shall have been enacted or deemed applicable to the merger that would make the consummation of the merger illegal; and

•	Taro and Merger Sub shall have received a certificate of merger from the Israeli Companies Registrar.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger (notwithstanding any approval by Taro’s shareholders):

•	by mutual written consent of Sun Pharma and Taro (acting at the direction of the Special Committee); or

•	by either Sun Pharma, on the one hand, or Taro, on the other hand (acting at the direction of the Special Committee), if:

•

the merger has not been consummated by October 17, 2024; provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has resulted in the failure of the merger to occur by such date; or

•

if the meetings (including any adjournments and postponements thereof) have been held and completed, the shareholders have taken a final vote on the proposal to approve and adopt the Transactions and the required approval of Taro’s shareholders has not been obtained; or

•

a court of competent jurisdiction or other governmental entity shall have issued an order or taken any action permanently restraining, enjoining or otherwise prohibiting the merger which order or action shall become final and non-appealable; or

•	by Sun Pharma if:

•

prior to Taro shareholder approval and adoption, the Special Committee withdraws or modifies in a manner adverse to the Sun Pharma Entities its recommendation that the shareholders vote to approve and adopt the merger agreement; or

•

Taro breaches any representation, warrant, covenant or agreement, which breach is not cured (if curable) within the timeframe specified in the merger agreement and that would result in a failure of the Sun Pharma Entities to satisfy a condition to effect the merger; or

•	by Taro (acting at the direction of the Special Committee) if:

•

any Sun Pharma Entity breaches any representation, warrant, covenant or agreement, which breach is not cured (if curable) within the timeframe specified in the merger agreement and that would result in a failure of a Taro condition to effect the merger; or

•

prior to Taro shareholder approval and adoption, the Board or the Special Committee withdraws or modifies in a manner adverse to the Sun Pharma Entities its recommendation that the shareholders vote to approve the merger agreement.

Expenses

Generally, each party to the merger agreement will bear its own expenses incurred in connection with the Transactions; provided that Taro will pay all expenses relating to printing, filing and mailing the Schedule 13E-3 and proxy statement.

Extension, Waiver and Amendment of the Merger Agreement

Any of the Sun Pharma Entities or Taro (with the prior approval of the Special Committee) may extend the time for performance of any of the obligations or acts of the other parties and may waive:

•	any inaccuracies or breaches in the representations and warranties made to such party contained in the merger agreement or a document delivered pursuant thereto, and

•	compliance with any covenant, obligation or condition contained in the merger agreement for the benefit of such party.

The parties may amend the merger agreement at any time with the approval of the respective boards of directors of Sun Pharma, Merger Sub and Taro (with the prior approval of the Special Committee). However, after Taro shareholder approval has been obtained, the parties may not amend the merger agreement in a manner that requires further approval by Taro’s shareholders without obtaining such further approval.

Applicable Law; Dispute Resolution

The merger agreement is governed by the laws of the State of Israel. All disputes, controversies, claims, actions and proceedings arising out of the merger agreement (and any subsequent amendments thereof) or the breach, termination, or validity thereof, and any question of the arbitral tribunal’s jurisdiction or the existence, scope or validity of the arbitration agreement thereunder shall be heard and determined exclusively under the Rules of Arbitration of the International Chamber of Commerce, or the ICC that are in effect at such time. The seat and venue of the arbitration shall be New York, New York, and the arbitration shall be conducted in the English language by three arbitrators: one nominated by Taro (acting at the direction of the Special Committee); one nominated collectively by whichever of Parent, Alkaloida, TDC, SPH, and Merger Sub are parties to the arbitration, and one nominated by the other two nominated arbitrators.

In addition to monetary damages, the arbitrators will be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under the Merger Agreement. Each of Taro and the Sun Pharma Entities agreed to bear its own costs of any arbitration, including attorneys’ fees, and to share equally the arbitrator fees and ICC administrative costs.

Taro and the Sun Pharma Entities have agreed to submit to the exclusive jurisdiction of the federal courts located in the State of New York or, where such court does not have jurisdiction, any New York state court, in either case located in New York County, New York (“New York Court”) to compel arbitration or for interim or provisional remedies in aid of arbitration, and to the non-exclusive jurisdiction of any New York Court for the enforcement of any arbitral award rendered under the merger agreement.

Equitable Remedies

Taro and the Sun Pharma Entities are entitled an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the terms and provisions of the merger agreement, in addition to any remedies to which a party may be entitled to in law or in equity. The Special Committee is permitted, on behalf of Taro, to seek to enforce the obligations of the Sun Pharma Entities under the merger agreement.

Attorneys’ Fees

In any action to enforce the merger agreement, the prevailing party in such action is entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a shareholder of Taro. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

We are sending this proxy statement to our shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and the ordinary class meeting, or at any adjournments, postponements or continuations thereto.

Q:	What am I being asked to vote on?

A:

Taro has entered into the merger agreement, dated January 17, 2024 with Sun Pharma, Alkaloida, TDC, SPH and Merger Sub. The terms of the merger agreement are described in this proxy statement, and the merger agreement is attached to this proxy statement as Appendix A. You are being asked to vote on a resolution to approve and adopt the merger agreement, including the merger of Merger Sub, an indirect wholly owned subsidiary of Sun Pharma, with and into Taro and the other transactions contemplated by the merger agreement. As a result of the merger, Taro will become an indirect wholly owned subsidiary of Sun Pharma and its affiliates and the Taro ordinary shares will cease to be listed on the New York Stock Exchange, will not be publicly traded and will be deregistered under the Exchange Act.

Q:	What will I receive in the merger?

A:

Under the merger agreement, each ordinary share of Taro outstanding immediately prior to the effective time of the merger (other than the outstanding shares of Taro held by the Interested Shareholders) will automatically be converted into and represent solely the right to receive $43.00 in cash, without interest and less any applicable withholding tax. For example, if you own 100 ordinary shares of Taro, you will have the right to receive $4,300 in cash, without interest and less any applicable withholding tax.

Q:	When and where are the meetings and who can attend?

A:

The extraordinary general meeting, the ordinary class meeting and the founders class meeting will be held virtually via live webcast on    , 2024, at 10:00 a.m., Israel time,    , 2024, at 11:00 a.m., Israel time, or immediately after the conclusion of the extraordinary general meeting, whichever is later, and    , 2024, at 12:00 (noon), Israel time, or immediately after the conclusion of the ordinary class meeting, whichever is later, respectively, and in person at the offices of Meitar Law Offices, located at 16 Abba Hillel Road, 10th Floor, Ramat Gan, Israel. Only shareholders of Taro who are entitled to receive notice and vote at the meetings, their proxy holders and guests invited by Taro may attend the meetings.

If within half an hour from the time appointed for a meeting a quorum is not present, such meeting shall be adjourned until    , 2024, at the same time and place, or to such day and at such time and place as the Board may, by notice to Taro’s shareholders, appoint. If at such adjourned meeting a quorum is not present, any two shareholders of Taro entitled to be present and vote at such meeting, in person or by proxy, shall be a quorum and may transact the business for which the meeting was convened. The Chairman of a meeting at which a quorum is present, may, with the consent of such meeting, adjourn the meeting from time to time, and from place to place, as the meeting shall determine.

Q:	Who is entitled to vote at the meetings?

A:

Only Taro shareholders of record as of the close of business in New York City on     , 2024, the record date, are entitled to receive notice of the meetings and to vote their shares at that time at the meetings, or at any adjournments, postponements or continuations thereto.

Q:	What is the recommendation of Taro’s Board?

A:

After careful consideration, acting on the unanimous recommendations of each of the Special Committee of our Board composed entirely of independent directors and our Audit Committee, our Board has determined that the merger is advisable and fair to and in the best interests of Taro and its shareholders and recommends that you vote “FOR” the approval and adoption of the Transactions contemplated by the merger agreement.

Q:	What factors did the Special Committee, the Audit Committee and the Board consider in making their recommendations?

A:

In making its recommendation, the Special Committee considered, among other things: the consideration and negotiation of the transaction, that the proposed merger consideration is all cash so the Minority Shareholders are able to immediately realize value on their investment, the projected financial performance of the Company, and the opinion of its independent financial advisor, BofA Securities, summarized below under “Special Factors—Opinion of the Special Committee’s Financial Advisor.”

In making their recommendation, the Audit Committee and the Board took into account, among other things: that the price of $43.00 per share represents a premium of approximately 46.3% to the closing price per ordinary share on May 26, 2023 (the last trading day immediately prior to the disclosure of Sun Pharma’s initial proposal), the increase in Sun Pharma’s initial proposal from $38.00 per share to $43.00 per share, that the proposed merger consideration is all cash, the recommendation to the Audit Committee and the Board by the Special Committee based on, among other factors, the opinion of BofA Securities, summarized below under “Special Factors—Opinion of the Special Committee’s Financial Advisor,” the current and historical market prices of the Taro ordinary shares and the absence of a financing condition.

Please see “Special Factors—Recommendation of the Special Committee, the Audit Committee and Board; Fairness of the Merger” and “Opinion of the Special Committee’s Financial Advisor.”

Q:	What vote is required to approve and adopt the Transactions?

A:

The Transactions must be approved by: (i) the affirmative vote of at least 75% of the voting power of the Taro shareholders present (in person or by proxy) and voting at the extraordinary general meeting, including at least a majority of the voting power held by the Minority Shareholders present (in person or by proxy) and voting at the extraordinary general meeting (unless the total voting power of the Company held by the Minority Shareholders and cast in opposition to the merger does not exceed 2% of the total voting power of the Company); (ii) 75% of the ordinary shares present and voting at the ordinary class meeting in person or by proxy; and (iii) 75% of the founders’ shares present and voting at the founders class meeting in person or by proxy.

Record holders of our outstanding ordinary shares as of the close of business in New York City on     , 2024, are entitled to notice of and to one vote at the meetings or any adjournment or postponement thereof per ordinary share held. Each of the Sun Pharma Entities has agreed to vote or cause to be voted in favor of the Transactions, all of the Taro ordinary shares and founders’ shares they beneficially own or have the power to cause to be voted, equal to approximately 78.5% of the issued and outstanding ordinary shares and all of the 100% of the founders’ shares, which together represent approximately 85.7% of the aggregate voting power of Taro, will be voted in favor of the Transactions. The presence of Taro shareholders holding among them a number of shares entitling them to one-third of the voting power of Taro or such class of Taro shares will constitute a quorum. As of the close of business

on    , 2024, there were     ordinary shares and 2,600 founders’ shares of Taro issued and outstanding.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement carefully, including its appendices, and to consider how the proposed merger may affect you. Mail your completed, dated and signed proxy card in the enclosed return envelope or vote via telephone or the Internet as soon as possible, so that your shares can be voted at the meetings. See the question below entitled “May I change my vote after I have mailed my signed proxy card?” If you sign and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the Transactions. If you hold your shares in “street name,” follow the instructions from your broker or banker on how to vote your shares. Please do not send in your share certificates with your proxy.

Q:	Why is it important for me to vote?

A:

Your vote is important. The failure to return your proxy card or vote via telephone or the Internet will mean that your shares will not be counted for the purposes of determining whether a quorum is present at the meetings. Taro’s shares that are represented in person or by proxy at the meetings and that are voted “ABSTAIN” will not be voted at the meetings for the purpose of determining if any of the proposals put to vote are approved, but will be counted as part of the required quorum. If your Taro shares are held in “street name” by your broker or banker, be sure to give your broker or banker instructions on how you want to vote your shares because your broker or banker will not be able to vote without instructions from you. See the question below entitled, “If my broker or banker holds my shares in ‘street name,’ will my broker or banker vote my shares for me?”

Q:	Why am I being asked to indicate on the proxy card whether I am an Interested Shareholder?

A:

Under the Companies Law, in order for Taro’s shareholders to approve the Transactions, in addition to the affirmative vote of at least 75% of the total voting power of Taro shareholders present (in person or by proxy) and voting at the extraordinary general meeting, either: (x) a majority of the voting power of the shares held by the Minority Shareholders present (in person or by proxy) and voting at the extraordinary general meeting must approve the Transactions; or (y) the total voting power of the Company held by the Minority Shareholders cast in opposition to the merger must not exceed 2% of the total voting power of Taro. For this purpose, “personal interest” is defined as: (1) a Taro shareholder’s personal interest in the approval and adoption of the Transactions, including (a) the personal interest of his or her relative (which includes for these purposes such person’s spouse, sibling, parent, grandparent, descendant, spouse’s descendant, sibling or parent and the spouse of any of the foregoing); and (b) a personal interest of a corporate body in which a Taro shareholder or any of his/her aforementioned relatives serves as a director or the chief executive officer, owns at least 5% of its issued share capital or its voting rights or has the right to appoint a director or chief executive officer, but (2) excluding a personal interest arising solely from the fact of holding shares in the Company. A shareholder of Taro does not have a “personal interest” solely based on the fact that such shareholder of Taro is receiving cash consideration in the merger; rather, such shareholder must have another personal interest, such as receiving a bonus payment or other similar payment upon completion of the merger. Accordingly, every Taro shareholder voting at the meetings, or prior thereto by means of the enclosed proxy card, is requested to notify Taro whether or not such Taro shareholder is an Interested Shareholder. If you do not confirm whether or not you are an Interested Shareholder, your vote will not count towards either the ordinary majority or the special tally required for approval and adoption of the Transactions. Taro will retain a nationally recognized independent inspector of elections to tabulate the vote and to determine the vote of the Minority Shareholders.

Q:	May I vote in person?

A:

Yes. If your shares are held directly in your name and not in “street name” through a broker or bank, you may attend the meetings and vote your shares in person, rather than signing and returning your proxy card or voting via telephone or the Internet.

If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the meetings and vote.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the meetings. If your shares are registered in your name, you can do this in one of four ways:

•

First, you can deliver to Taro’s legal department at c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street Haifa Bay 2624761, Israel, a written notice bearing a date later than the proxy stating that you would like to revoke your proxy.

•

Second, you can complete, sign and deliver to Taro’s legal department at c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street Haifa Bay 2624761, Israel, a new, later-dated proxy card for the same shares, provided the new proxy is received by 10:00 a.m., Israel time, on    , 2024.

•	Third, you can vote again by telephone or Internet at a later time for the same shares before the closing of those voting facilities at 10:00 a.m. Israel time on .

•	Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker or banker to vote your shares, you must follow the directions received from your broker or banker to change those instructions. You cannot vote shares held in “street name” by returning a proxy card directly to Taro or by voting in person at the meetings. If you have obtained a proxy from your broker or banker giving you the right to vote your shares, you may change your vote by attending the meeting and voting in person.

Q:	If my broker or banker holds my shares in “street name,” will my broker or banker vote my shares for me?

A:

Your broker or banker will not be able to vote your shares without instructions from you. You should instruct your broker or banker to vote your shares following the procedure provided by your broker or banker. Without instructions, your shares will be considered present at the meetings for purposes of determining a quorum, but will not be counted for the purposes of approving the Transactions. For your shares to be counted towards either the ordinary majority or the special tally required for approval and adoption of the Transactions, your broker must confirm whether or not you are an Interested Shareholder; see the question above entitled, “Why am I being asked to indicate on the proxy card whether I am an Interested Shareholder?”

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a Taro shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please ensure that you have voted all of your shares by taking the time to complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my Taro shares before the meetings?

A:

The record date for the meetings is earlier than the date of the meetings and the date that the merger is expected to be completed. If you transfer your Taro shares after the record date but before the meetings, you will retain your right to vote at the meetings, but will have transferred the right to receive the merger consideration.

Q:	Will the merger be taxable to me?

A:

The exchange of cash for Taro ordinary shares pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under Israeli income tax laws. See “Special Factors—Material United States Federal Income Tax Consequences of the Merger” and “Special Factors—Material Israeli Income Tax Consequences of the Merger.”

Q:	When do you expect the merger to be completed?

A:

We are working towards completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger in the second quarter of 2024. In addition to obtaining shareholder approval, we must satisfy all other closing conditions. Under Israeli law, the effective time of the merger may occur no earlier than the later of: (i) 50 days following the delivery of a merger proposal to the Israeli Companies Registrar (the merger proposal was delivered to the Israeli Companies Registrar on    , 2024); and (ii) 30 days following the approval of the merger by the shareholders of Taro and Merger Sub. If the merger is approved at the meetings, we expect the merger to close no earlier than     , 2024. See “The Merger Agreement—Conditions to Completion of the Transaction.”

Q:	Am I entitled to appraisal rights?

A:	No. Under Israeli law, our shareholders are not entitled to appraisal rights in connection with the merger.

Q:	Should I send in my Taro share certificates now?

A:	No, you should not send in your share certificates prior to receiving instructions from the paying agent (see below).

Q:	When will I receive the cash consideration for my Taro shares?

A:

If the merger is completed, if you are the record holder of your Taro shares, you will receive written instructions from the paying agent appointed by Sun Pharma for sending in your share certificates and/or providing written instruction with respect to your book-entry shares to receive the cash consideration to which you will be entitled in respect of such shares. If you hold your shares in “street name,” after the paying agent delivers the “agent’s message” with respect to such shares, you will receive the cash consideration to which you will be entitled in respect of such shares. You may be required to provide certain declarations regarding your status and shareholdings for the purposes of evaluating your liability for Israeli withholding tax.

Q:	If I do not send my Taro share certificate or written instruction to the paying agent, will I continue to have rights as a Taro shareholder?

A:	No. As a result of the merger, your shares in Taro will be converted solely into the right to receive $43.00 in cash per Taro ordinary share, without interest and less any applicable withholding tax.

Q:	How will I know the merger has occurred?

A:	If the merger occurs, Taro (jointly with Sun) will promptly make a public announcement of this fact.

Q:	Who can help answer my questions?

A:

If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, please feel free to contact MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 (from the United States and Canada) or collect at (212) 929-5500 (from other locations). Banks and brokers may call (212) 929-5500.

Neither the SEC nor any U.S. state or foreign securities commission has approved or disapproved of the Transactions, passed upon the merits or fairness of the Transactions or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference in this proxy statement contain “forward-looking statements.” The statements in this proxy statement and the documents incorporated by reference in this proxy statement that are not historical facts are forward-looking statements and may involve a number of risks and uncertainties. When used in this proxy statement and the documents incorporated by reference in this proxy statement, the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. Generally, forward-looking statements express expectations for or about the future, rather than historical fact. Forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such statements. Forward-looking statements in this proxy statement and the documents incorporated by reference in this proxy statement express expectations only as of the date they are made. We do not undertake any obligation to update or revise such statements as a result of new information or future events, except as required by applicable law. The safe harbor provisions in any filings incorporated by reference do not apply to any forward looking statements the Company makes in connection with the going private transaction.

MARKET PRICE AND DIVIDEND DATA

Market Price

Since March 22, 2012, our ordinary shares have been traded on the New York Stock Exchange, or the NYSE, under the symbol “TARO.”

The following table sets forth the closing per share price of our ordinary shares, as reported on the NYSE on May 26, 2023, the last full trading day before the public announcement of Sun Pharma’s offer to take Taro private, and on the NYSE on February 14, 2024, the latest practicable trading day before the date of this proxy statement:

Date	Closing Price
May 26, 2023	$29.39
February 14, 2024	$42.20

Following the merger, there will be no further market for our ordinary shares and our ordinary shares will be de-listed from the NYSE and deregistered under the Exchange Act.

Shareholders are urged to obtain current market quotations for the ordinary shares.

Share Price History

The following table provides the high and low sales prices for ordinary shares on the NYSE for each quarter of 2022 and 2023:

	Sale Price Per Share (in $)
Quarterly:	High	Low
2022
First quarter	51.08	42.68
Second quarter	44.49	33.59
Third quarter	40.16	28.46
Fourth quarter	34.50	27.50
2023
First quarter	31.98	22.89
Second quarter	42.22	23.92
Third quarter	40.80	35.29
Fourth quarter	43.40	32.67

Dividends

We have never paid cash dividends, except for a $500 million special cash dividend, which was paid on December 28, 2018, and we do not anticipate paying any regular cash dividends in the foreseeable future (even if we were to remain a publicly traded company). We currently intend to retain our earnings to finance the development of our business, but such policy may change depending upon, among other things, our earnings, financial condition and capital requirements.

BOOK VALUE PER SHARE

At December 31, 2023, Taro had a net book value of $1,779,092,775 ($47.34 per share). Based upon their aggregate share ownership, Sun Pharma and its affiliates had an indirect approximately 78.5% interest in that net book value, and the Minority Shareholders owned the remaining indirect 21.5% (approximately) interest in the net book value. Following the consummation of the merger, Sun Pharma and its affiliates will together have an approximate 100% ownership interest in the surviving corporation’s net book value and net income or loss and the other current shareholders of Taro will have no direct or indirect interest in that net book value and net income or loss.

FINANCIAL INFORMATION

We maintain our books and records in U.S. dollars and report under accounting principles generally accepted in the United States of America, or U.S. GAAP. The consolidated financial statements incorporated by reference into this proxy statement has been (or will be, as applicable) prepared in accordance with U.S. GAAP.

We hereby incorporate by reference in this proxy statement the following financial information and related information:

•

our audited balance sheet data as of March 31, 2023 and March 31, 2022, and the statements of operations data for our fiscal years ended March 31, 2023, 2022 and 2021, contained in our annual report on Form 20-F for the fiscal year ended March 31, 2023, which we filed with the SEC on June 29, 2023 (which we refer to as the 2023 Form 20-F);

•

our unaudited balance sheet information as of June 30, 2023, as of September 30, 2023, and as of December 31, 2023, and the unaudited statements of operations data for our fiscal quarter ended June 30, 2023, fiscal quarter and six months ended September 30, 2023, and fiscal quarter and nine months ended December 31, 2023, contained in our reports of foreign private issuer on Form 6-K that we furnished to the SEC on July 27, 2023, on October 27, 2023, and on January 26, 2024, respectively;

•	the “Operating and Financial Review and Prospects” contained in Item 5 of the 2023 Form 20-F;

•

any additional periodic financial information contained in reports of foreign private issuer on Form 6-K that we furnish to the SEC between the date of this proxy statement and the date of the meetings, including notes contained in those documents. See “Where You Can Find More Information” elsewhere in this proxy statement.

EXTRAORDINARY GENERAL MEETING

AND CLASS MEETING OF THE HOLDERS OF ORDINARY SHARES

AND CLASS MEETING OF THE HOLDERS OF FOUNDERS’ SHARES

General

This proxy statement is being furnished to shareholders of record of the Company as of the close of business in New York City on     , 2024, the record date. A notice of the meetings, at the date, time and place specified below, will be mailed to all of the shareholders on     .

Date, Time, Place

The extraordinary general meeting, the ordinary class meeting and the founders class meeting will be held virtually via live webcast on     , 2024, at 10:00 a.m., Israel time,    , 2024, at 11:00 a.m., Israel time, or immediately after the conclusion of the extraordinary general meeting, whichever is later, and    , 2024, at 12:00 (noon), Israel time, or immediately after the conclusion of the ordinary class meeting, whichever is later, respectively, and in person at the offices of Meitar Law Offices, located at 16 Abba Hillel Road, 10th Floor, Ramat Gan, Israel.

If within half an hour from the time appointed for a meeting a quorum is not present, such meeting shall be adjourned until     , 2024, at the same time and place, or to such day and at such time and place as our Board may, by notice to the shareholders, appoint. If at such adjourned meeting a quorum is not present, any two shareholders entitled to be present and present at such meeting, in person or by proxy, shall be a quorum and may transact the business for which the meeting was convened. The Chairman of a meeting at which a quorum is present, may, with the consent of such meeting, adjourn the meeting from time to time, and from place to place, as the meeting shall determine.

Purpose of the Meetings

At the meetings, we will ask our shareholders to consider and vote upon a proposal to approve and adopt the Transactions, as more fully described in this proxy statement.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record of our ordinary shares and founders’ shares at the close of business in New York City on     , 2024, the record date, are entitled to notice of and to vote at the meetings and any adjournment or postponement thereof. On    , 2024,     of our ordinary shares were issued and outstanding and held by approximately    shareholders of record and 2,600 of our founders’ shares were issued and outstanding and held by one shareholder of record. Shareholders of record of our ordinary shares on the record date are entitled to one vote per share at the extraordinary general meeting and the ordinary class meeting. At the extraordinary general meeting, each founders’ share shall entitle the holder thereof, as of the record date, to such number of votes as shall be equal to the quotient arrived at by the division of the aggregate number of votes that constitute one-third of the voting power in the Company by the number of the founders’ shares then outstanding. At the founders’ class meeting, shareholders of record on the record date are entitled to one vote per founders’ share.

A quorum of shareholders is necessary to hold a meeting. A quorum is present if three shareholders are present in person or by proxy holding among them a number of shares entitling them to one-third of the voting power of Taro or such class of Taro shares. In the event that a quorum is not present at the relevant meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies. For the purposes of determining the presence or absence of a quorum, votes withheld, abstentions and “broker non-votes” (where a broker or nominee cannot exercise discretionary authority and does not receive voting instructions from the beneficial owners to vote on a matter) will be counted as present, but will not be considered to have been voted in favor of any of the matters to be considered at the relevant meeting.

Votes Required

The approval and adoption of the Transactions requires (i) the affirmative vote of Taro shareholders holding at least 75% of the voting power of the Company present (in person or by proxy) and voting at the extraordinary general meeting, including at least a majority of the voting power held by the Minority shareholders present (in person or by proxy) and voting at the extraordinary general meeting (unless the total voting power of the Company held by the Minority shareholders cast in opposition to merger does not exceed 2% of the total voting power of the Company); (ii) the affirmative vote of at least 75% of the ordinary shares present and voting at the ordinary class meeting in person or by proxy; and (iii) the affirmative vote of at least 75% of the founders’ shares present and voting at the founders class meeting in person or by proxy. For purposes of determining whether a shareholder is considered to have a personal interest in the merger as described in (B), the term “personal interest” is defined as: (1) a shareholder’s personal interest in the approval and adoption of the Transactions, including (i) the personal interest of his or her relative; and (ii) a personal interest of a body corporate in which a shareholder or any of his/her relatives serves as a director or the chief executive officer, owns at least 5% of its issued share capital or its voting rights or has the right to appoint a director or chief executive officer, but (2) excluding a personal interest arising solely from the fact of holding shares in Taro. The term “relative” is defined as: a spouse, sibling, parent, grandparent, descendant, spouse’s descendant, sibling or parent and the spouse of any of the foregoing.

Record holders of our outstanding ordinary shares as of the close of business in New York City on     , 2024, the record date, are entitled to notice of and to one vote at the extraordinary general meeting and the ordinary class meeting or any adjournment or postponement thereof per Taro ordinary share held. Approval and adoption of the Transactions is a condition to the closing of the merger.

Voting by Certain Directors and Executive Officers and their Affiliates

Each of the Sun Pharma Entities has agreed to vote or cause to be voted in favor of the Transactions all of the Taro ordinary shares they beneficially own and have the power to vote or cause to be voted. As of    , 2024, Sun Pharma beneficially owns approximately 78.5% of all of the outstanding Taro ordinary shares and all of the Taro founders’ shares (which are entitled to one-third of the voting power at the extraordinary general meeting), which together represent in the aggregate approximately 85.7% of the total voting power.

Other than in respect of the Interested Shareholders, to Taro’s knowledge, each director, executive officer and affiliate of Taro, as of the date of this proxy statement, intends to vote the ordinary shares that they beneficially own in favor of the merger (for the avoidance of doubt, excluding any treasury shares held by Taro’s affiliates).

Taro has no knowledge of any executive officer, director (except in such director’s capacity as a member of Taro’s Board, the Audit Committee or Special Committee), or affiliate of Taro (other than the Sun Pharma, Entities) making any solicitation or recommendation, other than on Taro’s behalf, either in support of or opposed to the merger. The Sun Pharma Entities are filing parties under this proxy statement and have taken the positions described under the caption “Special Factors—Position of the Sun Pharma Entities as to Fairness of the Transactions”.

Procedures for Voting; Proxies; Revocation

Shareholders can vote by either of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope;

•	via telephone or the by visiting www. ; or

•	by appearing and voting in person at the meeting.

All shares represented by properly completed proxies received prior to 10:00 a.m., Israel time, on    , 2024, will be voted at the meetings in the manner specified in the proxies. Properly completed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the Transactions.

Every shareholder voting at the meetings, or prior thereto by means of the enclosed proxy card, is requested to notify Taro whether or not such shareholder is an Interested Shareholder. If you do not confirm whether or not you are an Interested Shareholder, your vote will not count towards either the ordinary majority or the special tally required for approval and adoption of the Transactions.

Brokers or banks who hold Taro ordinary shares in “street name” may not give a proxy to vote those shares in the absence of specific instructions from their customers who beneficially own those shares. If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to approve and adopt the Transactions, then the shares will be counted as present for purposes of determining whether a quorum exists, but will not be counted for the purposes of approving and adopting the Transactions. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meetings, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting. Also note that for your shares to be counted towards either the ordinary majority or the special tally required for approval and adoption of the Transactions, your broker, bank or other nominee must confirm whether or not you are an Interested Shareholder.

You may change your vote or revoke your proxy in one of three ways. Firstly, you can deliver to Taro’s legal department at c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street Haifa Bay 2624761, Israel, a written notice bearing a date later than the proxy stating that you would like to revoke your proxy. Secondly, you can complete, sign and deliver to Taro’s legal department at c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street Haifa Bay 2624761, Israel, a new, later-dated proxy card for the same shares, provided the new proxy is received by 10:00 a.m., Israel time, on    , 2024. Thirdly, you can vote again by telephone or by visiting www.      at a later time for the same shares before the closing of these voting facilities on    , 2024. Fourthly, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. Any written notice of revocation or subsequent proxy should be delivered to Taro’s legal department at or before the taking of the vote at the relevant meeting. If you have instructed a broker or banker to vote your shares, you must follow the directions received from your broker or banker to change those instructions. You cannot vote shares held in “street name” by returning a proxy card directly to Taro or by voting in person at the meetings.

Taro will retain a nationally recognized independent inspector of elections to tabulate the vote and to determine the vote of the disinterested shareholders.

We will treat abstentions and shares represented by proxies that reflect abstentions as shares that are present for the purpose of determining the presence of a quorum. For the purposes of determining the outcome of the vote to approve and adopt the Transactions, we will treat abstaining shares as not voting with respect to that matter (even though abstaining shares are considered present for quorum purposes and may be voting on other matters) and, as a result, abstaining shares will not be counted for the purposes of approving and adopting the Transactions.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Taro. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies in connection with the meetings at a cost expected not to exceed $27,500, plus reimbursement of out-of-pocket expenses. We may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Householding of Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to MacKenzie Partners, Inc., our proxy solicitor at 1407 Broadway, 27th Floor, New York, New York 10018 or by telephone toll-free at (800) 322-2885 (from the United States and Canada) or collect at (212) 929-5500 (from other locations).

Adjournment

If within half an hour from the time appointed for a meeting a quorum is not present, such meeting shall be adjourned until    , 2024, at the same time and place, or to such day and at such time and place as the Board may, by notice to the shareholders, appoint. If at such adjourned meeting a quorum is not present, any two shareholders entitled to be present and present at such meeting, in person or by proxy, shall be a quorum and may transact the business for which the meeting was convened.

The Chairman of a meeting at which a quorum is present may, with the consent of such meeting, adjourn the meeting from time to time, and from place to place, as the meeting shall determine.

PARTIES INVOLVED IN THE MERGER

Taro

The legal and commercial name of our company is Taro Pharmaceutical Industries Ltd. We were incorporated under the laws of the State of Israel in 1959 under the name Taro-Vit Chemical Industries Ltd. In 1984, we changed our name to Taro Vit Industries Ltd. and in 1994, we changed our name to Taro Pharmaceutical Industries Ltd. In 1961, we completed the initial public offering of our ordinary shares, which are currently listed on the NYSE under the symbol “TARO.” In that year, we also acquired 97% of the outstanding share capital of an Israeli company, then known as Taro Pharmaceutical Industries Ltd., or TPIL. In 1981, we sold 37% of our interest in TPIL. In 1993, after acquiring all of the outstanding shares of TPIL, we merged TPIL into our company.

We are a multinational, science-based pharmaceutical company. We develop, manufacture, and market Rx and OTC pharmaceutical products primarily in the U.S., Canada, Israel, and Japan. Our primary focus includes semi-solids formulations, such as creams and ointments and other dosage forms such as liquids, capsules, and tablets, in the dermatological and topical, cardiovascular, neuropsychiatric, and anti-inflammatory therapeutic categories. We operate principally through Taro Israel and its following subsidiaries (including indirect): Taro Pharmaceuticals Inc. (which we refer to as Taro Canada), Taro U.S.A., and those entities relating to our Alchemee business, including Alchemee LLC, The Proactiv Company KK, and Alchemee Skincare Corporation (f/k/a The Proactiv Company Corporation).

Our registered office is located at 14 Hakitor Street, Haifa Bay 2624761, Israel. Our telephone number at that address is +972-4-847-5700. Our agent for service of process in the U.S. is Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532. Our telephone number at that address is +1-914-345-9000.

Sun Pharma

The legal and commercial name of Sun Pharma is Sun Pharmaceutical Industries Limited. Sun Pharma is an international, integrated, specialty pharmaceutical company. It manufactures and markets a large basket of bulk drugs (APIs) and pharmaceutical formulations as branded generics as well as generics in India, the U.S. and several other markets across the world. In India, the company is a leader in the niche therapy areas of psychiatry, neurology, cardiology, diabetology, gastroenterology and orthopedics. Sun Pharma’s principal executive offices are located at Sun House, Plot No. 201 B/1 Western Express Highway, Goregaon East, Mumbai, Maharashtra, India—400 063, and its telephone number at such address is +9122 4324 4324.

Alkaloida

The legal and commercial name of Alkaloida is Alkaloida Chemical Company ZRT (f/k/a Alkaloida Chemical Company Exclusive Group Ltd.). Alkaloida is an indirect subsidiary of Sun Pharma. Alkaloida’s principal executive offices are located at Kabay János u. 29, H-4440 Tiszavasvari, Hungary, and the telephone number at such address is +3648521004.

The Taro Development Corporation

The legal and commercial name of TDC is The Taro Development Corporation. TDC is an indirect subsidiary of Sun Pharma. TDC’s principal executive offices are located at c/o Taro Pharmaceutical USA, Inc., 3 Skyline Drive, Hawthorne, NY 10532, USA, and the telephone number at such address is +1 914-345-9001.

Sun Pharma Holdings

The legal and commercial name of SPH is Sun Pharma Holdings. SPH is an indirect subsidiary of Sun Pharma. SPH’s principal executive offices are located at c/o Rogers Capital Corporate Services Limited, 3rd Floor, Rogers House, No. 5 President John Kennedy Street, Port Louis, Mauritius, and the telephone number at such address is + 230 203 1100.

Merger Sub

Libra Merger Ltd., an Israeli company wholly owned by Alkaloida, TDC and SPH and controlled by Sun Pharma, was formed solely for the purpose of engaging in the acquisition of Taro. Merger Sub was incorporated on July 18, 2023 and has engaged in no business activities other than those relating to the acquisition of Taro.

RECOMMENDATION OF TARO’S BOARD OF DIRECTORS

Our Board unanimously recommends that you vote “FOR” the proposal to approve the Transactions.

BENEFICIAL OWNERSHIP OF TARO SHARES

The following table presents information regarding beneficial ownership of our ordinary shares as of February 9, 2024 by:

•	each shareholder known by us to own beneficially more than 5% of our outstanding ordinary shares;

•	each of our directors and executive officers; and

•	all directors and executive officers as a group.

Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

The percentage of ordinary shares beneficially owned as of February 9, 2024, is based on 37,584,631 ordinary shares outstanding on that date.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Sun Pharmaceutical Industries Ltd. (1)	29,497,813	(2)	78.5%
Dilip Shanghvi	29,497,813	(3)	78.5%
Abhay Gandhi	0		0.0%
Sudhir Valia (4)	0		0.0%
Uday Baldota	0		0.0%
Linda Benshoshan	0		0.0%
Robert Stein, M.D., Ph.D.	0		0.0%
James Kedrowski	0		0.0%
Oded Sarig	0		0.0%
William Coote	0		0.0%
All Directors and Executive Officers as a group (9 persons)	0		0.0%

(1)	Based on the Schedule 13D/A filed by Sun Pharmaceutical Industries Ltd., or Sun Pharma, on December 11, 2023.
(2)

Sun Pharma shares voting and dispositive power over all 29,497,813 of such ordinary shares. The following affiliates of Sun Pharma share beneficial ownership over some of such ordinary shares: Sun Pharma Holdings shares voting and dispositive power of 27,164,011 of such ordinary shares; Alkaloida Chemical Company ZRT (formerly known as Alkaloida Chemical Company Exclusive Group Ltd.), or Alkaloida, shares voting and dispositive power of 27,105,511 of such ordinary shares; Sun Pharmaceutical Holdings USA, Inc. shares voting and dispositive power of 2,333,802 of such ordinary shares; Sun Pharmaceutical Industries, Inc. (f/k/a Caraco Pharmaceutical Laboratories, Ltd.) shares voting and dispositive power of 2,333,802 of such ordinary shares; and The Taro Development Corporation shares voting and dispositive power of 2,333,802 of such ordinary shares.

None of the Sun Pharma entities that is a beneficial owner of ordinary shares has the right to acquire additional ordinary shares.

(3)

Consists of the 29,497,813 ordinary shares beneficially owned by Sun Pharma. Dilip Shanghvi, as the Managing Director of Sun Pharma’s board of directors and along with entities controlled by him and members of his family, controls 54.5% of Sun Pharma. Mr. Shanghvi disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(4)	Sudhir Valia is also a director of Sun Pharma. As of February 9, 2024, Sun Pharma and its affiliates owned 78.5% of our outstanding ordinary shares.

The following table sets forth certain information regarding the ownership of our founders’ shares as of March 31, 2023. The percentage of ownership is based on 2,600 founders’ shares outstanding as of February 9, 2024.

Name	Number of Founders’ Shares	Percentage of Outstanding Founders’ Shares
Alkaloida Chemical Company ZRT (1)	2,600	100.00%

(1)

Alkaloida owns all 2,600 of our outstanding founders’ shares and is entitled to exercise one-third of the total voting power of the Company regardless of the number of ordinary shares then outstanding. As a result of the control that may be deemed to be held by Alkaloida, each of Dilip Shanghvi and Sudhir Valia may be deemed to beneficially own the founders’ shares held by Alkaloida. Each of Mr. Shanghvi and Mr. Valia disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

DIRECTORS AND EXECUTIVE OFFICERS OF TARO, SUN PHARMA, ALKALOIDA, TDC, SPH AND MERGER SUB

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the current directors and executive officers of Taro, Sun Pharma, Alkaloida and Merger Sub.

Directors and Executive Officers of Taro

The following table sets forth the name, country of citizenship and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Taro.

The address and telephone number of each person is listed below.

Neither Taro nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address

Directors
Dilip S. Shanghvi (Director and Chairman of the Board of Directors) (India)

Dilip Shanghvi has served as a director of Taro since September 2010. Dilip Shanghvi also became the Chairman of the Board of Taro in August 2013, after previously serving as the Chairman from September 2010 to April 2012. He is the founder and Managing Director of Sun Pharma and has extensive industrial experience in the pharmaceutical industry. As a first generation entrepreneur, Mr. Shanghvi has won numerous awards and recognitions.

He is part of the Economic Advisory Council formed by the Maharashtra Government, Government of India to achieve rapid and comprehensive development in the state. The Gujarat Government, Government of India appointed him as the Chairman of Gujarat Biotechnology University in 2022. Mr. Shanghvi is a director of various companies, including Shantilal Shanghvi Foundation and is also the Chairman of Sun Pharma Advanced Research Company Ltd.

Address: Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Abhay Gandhi (Director and Vice Chairman of the Board of Directors) (India)	Abhay Gandhi has served as a director of Taro since December 2016 and Vice Chairman of the Board of Taro since February 2017. Mr. Gandhi has served as Chief Executive Officer—North America of Sun Pharma since November 2016. Mr. Gandhi also served as Interim Chief Executive Officer of Taro from January 2017 until August 2017. In 2021, Mr. Gandhi was elected to the Board of Directors of The Association for Accessible Medicines. Mr. Gandhi holds a Bachelor of Science and a Masters in Marketing Management from the University of Mumbai, and a Diploma in Business Finance from the Institute of Chartered Financial Analysts of India.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Address: c/o Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532 Tel. 914-345-9001 He is a Director in The Taro Development Corporation and Taro Pharmaceutical Industries Ltd.

Sudhir V. Valia (Director) (India)

Sudhir Valia became a member of Taro’s Board of Directors in September 2010. Mr. Valia joined Sun Pharma as a director in January 1994 and was a full-time director until May 2019. He is now a non-executive director of Sun Pharma. Mr. Valia is a director of various companies, including Shantilal Shanghvi Foundation and Sun Pharma Advanced Research Company Ltd. Mr. Valia is a qualified chartered accountant in India. Dilip Shanghvi is Mr. Valia’s brother-in-law.

Address: Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Uday Baldota (Director and Chief Executive Officer) (India)

Uday Baldota became a member of Taro’s Board of Directors in December 2016 and assumed the role of Chief Executive Officer in August 2017. He also serves as a member of the global Core Management Team of Sun Pharma and was formerly Executive Vice President & Chief Financial Officer of Sun Pharma. Mr. Baldota earned a Bachelor of Technology in Chemical Engineering from Indian Institute of Technology, Delhi, and a Masters of Business Administration from the Indian Institute of Management, Ahmedabad.

Address: c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street, PO Box 10347, Haifa Bay, 2624761, Israel.

Tel. +972-4-8475700

Linda Benshoshan (Director) (Israel)

Linda Benshoshan became a member of Taro’s Board of Directors in December 2016 and serves as the Chairwoman of the Audit Committee, the Chairwoman of the Compensation Committee and Chairwoman of the Special Committee. She served as a member of the board of Israel Discount Bank from November 2014 until May 2017. Ms. Benshoshan is a Member of the Advisory Committee at Moneta Venture Capital since July 2018 and has been a partner at Forma Real Estate Funds since November 2016 and a board member of Energix Renewable Energies Ltd. (TASE: ENRG). She is an External Director at MRR Thirteen Limited, External Director at Priortech Ltd. and External Director at Migdal Insurance & Financial Holdings Ltd. Over the last twenty-four years, Ms. Benshoshan has served in various capacities within the finance and academic sphere, including, as a member of the advisory board at Alto Real Estate Funds, and an External Director and Chairwoman of the investments committee at ‘Rom’ Study Fund. Ms. Benshoshan holds a B.A. in Economics and Sociology and an M.B.A.in Finance and Banking, from the Hebrew University of Jerusalem.

Address: c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street, PO Box 10347, Haifa Bay, 2624761, Israel.

Tel. +972-4-8475700

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Robert Stein, M.D., Ph.D. (Director) (United States)

Robert Stein, M.D., Ph.D. became a member of Taro’s Board of Directors in February 2020 and serves on the Audit Committee, the Special Committee and the Compensation Committee. Dr. Stein has medical and scientific training and has over 40 years of Research and Development leadership experience in both pharmaceutical and biotechnology companies. He currently is an Operating Partner at Samsara Biocapital, Executive Vice President of Research & Development for MiMedx, and also consults widely for pharma, biotech, and academia. Dr. Stein has led R&D across all the major therapeutic areas and has made significant contributions to over nine registered medicines and thirteen monoclonal antibodies currently in late-stage clinical development. Since 2014, he has served in various roles at Agenus. Dr. Stein holds a B.S. with Honors in Biology and Chemistry from Indiana University, where he was a National Merit Scholar. He has an M.D. and a Ph.D. in Physiology and Pharmacology from Duke University Medical and Graduate Schools. Dr. Stein serves on the board of directors of Protagenic Therapeutics, Polypid and Immunogenesis. Dr. Stein is a member of the Scientific Advisory Board for the Drug Development Institute of the James Comprehensive Cancer Center of Ohio State University and a Scientific Advisor to Washington University in St. Louis.

Address: c/o Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532

Tel. 914-345-9001

James Kedrowski (Director) (United States)

James Kedrowski has been a member of Taro’s Board of Directors since May 2011. As of June 5, 2023, he was appointed to serve as a member of the Audit Committee and the Compensation Committee. In addition, he served as Taro’s Interim Chief Executive Officer from October 2010 until August 2013. Mr. Kedrowski was with Chattem Chemicals, Inc., an indirect subsidiary of Sun Pharma, since 1997 and served as its President. Mr. Kedrowski’s prior experience includes over 20 years with Alcoa Inc.

Address: c/o Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532

Tel. 914-345-9001

Oded Sarig, Ph.D. (Director) (Israel and United States)	Oded Sarig, Ph.D. became a member of Taro’s Board of Directors and Special Committee in June 2023. Mr. Sarig is currently a consultant and has a distinguished and extensive academic career in economics and finance. Prior to joining Taro, he served as a Professor of Finance at Reichman University, Herzliya (formerly, IDC Herzliya) from and 2001 to 2009 and from 2014 to 2021 and as dean from 2002 to 2006, and as an Adjunct Professor at The Wharton School of the University of Pennsylvania from 1991 to 2009. Dr. Sarig served as the Chairman of the Board of Migdal Insurance Holdings Ltd. in 2015 and 2018. He served as the Commissioner of Capital Markets, Insurance and Savings in Israel from 2010 to 2013. While in academia, Dr. Sarig published various research articles and professional books in economics and finance. Simultaneously with his academic positions, Dr. Sarig also consulted on investment management, corporate finance, and valuation of assets and companies. He also served as a director of several public and private companies and of the Tel Aviv Stock Exchange. Dr. Sarig values private and public companies and provides expert opinions in the areas of his expertise. He holds a Ph.D. and an M.B.A. in finance from the University of California, Berkeley, and a B.A. from the Tel-Aviv University, Israel.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Address: c/o Taro Pharmaceutical Industries Ltd., 14 Hakitor Street, PO Box 10347, Haifa Bay, 2624761, Israel. Tel. +972-4-8475700

Executive Officers Who Are Not Directors

William Coote (Vice President, Chief Financial Officer and Chief Accounting Officer) (United States)

William Coote currently serves as Vice President, Chief Financial Officer and Chief Accounting Officer of Taro, and is responsible for Taro’s global finance function. Mr. Coote originally joined Taro in 2008 as Associate Vice President and Treasurer. Prior to joining Taro, Mr. Coote held finance positions with a variety of global companies such as Bowne & Co. Inc., Prudential Realty, Merrill Lynch, and Ernst & Young. Throughout his career, he has been accountable for areas such as Accounting, Treasury, Budgeting, Financial Planning and Analysis, Acquisitions, Investor Relations, and SEC Reporting.

Address: c/o Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532

Tel. 914-345-9001

Directors and Executive Officers of Sun Pharma

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Sun Pharma.

Unless otherwise indicated, each such person is a citizen of India. The address of each person is listed below and unless indicated otherwise, the telephone number of each such person is +9122 4324 4324.

Neither Sun Pharma nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Directors
Dilip S. Shanghvi (Managing Director)

Mr. Shanghvi is the founder of Sun Pharmaceutical Industries Ltd. (“Sun Pharma”), its Managing Director since its inception in 1993. He is Promoter of Sun Pharma and has extensive industrial experience in the pharmaceutical industry. Also, since March 2007, Mr. Shanghvi has been the Chairman of Sun Pharma Advanced Research Company Ltd. (“SPARC”), and he was the Managing Director of SPARC up to May 2021. He is also the Managing Director of Sun Petrochemicals Pvt. Ltd., from June 2021 onwards.

Mr. Shanghvi is a member of the Stakeholders Relationship Committee, Corporate Social Responsibility Committee and Chairman of Risk Management Committee of Sun Pharma.

He is the Chairman of Taro Pharmaceutical Industries Limited.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address

He is also a Director of Shantilal Shanghvi Foundation, Aditya Clean Power Venture Private Limited, Alfa Infraprop Pvt. Limited and IFQM.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Sudhir V. Valia (Director)

Sudhir Valia was a Whole-time Director of Sun Pharma since 1994 and until May 2019 and he is now a Non-Independent and Non-Executive Director of Sun Pharma. Mr. Valia is also on the Board of Taro Pharmaceutical Industries Ltd. Mr. Valia is a member of Stakeholders Relationship Committee, Nomination and Remuneration Committee, Risk Management Committee and Corporate Social Responsibility Committee of Sun Pharma.

He is a Director in Alkaloida Chemical Company ZRT, Sun Pharmaceutical Industries, Inc., Sun Pharma DE Mexico SA DE CV, Aditya Acquisitions Company Limited, Alkaloida Chemical Company Exclusive Group Limited, Sun Pharmaceutical Industries (Europe) B.V., Sun Pharmaceuticals (SA) (PTY) Limited, Taro Pharmaceutical Industries Limited, The Taro Development Corporation, Taro Pharmaceuticals Inc., Taro Pharmaceuticals USA, Inc., Taro International Ltd., Sun Pharmaceuticals Holdings USA, Inc.

He is also a Director of Sun Pharma Advanced Research Company Limited, Sun Pharma Laboratories Limited, Fasttrack Housing Finance Limited, Sun Petrochemicals Private Limited, Aditya Thermal Energy Pvt Limited, Alfa Infraprop Private Limited, ITI Mutual Fund Trustee Private Limited, Lakshdeep Infrastructure and Holding Private Limited, Venerate Properties Private Limited, Suraksha Asset Reconstruction Limited, Aditya Clean Power Ventures Private Limited, Shantilal Shanghvi Foundation and Krishna Vrundavan Pratishthan.

Sailesh T. Desai (Whole-time Director)

Mr. Desai has served as a Whole-time Director of Sun Pharma since 1999, responsible for domestic marketing of some of the divisions dealing in specific therapy segments of pharmaceutical formulations. Mr. Desai has extensive and comprehensive corporate affairs experience, being involved in the turnaround at Milmet prior to Sun Pharma’s acquisition, as well as in the early stages of the company’s growth.

He is a member of the Audit Committee Sun Pharma. He is also a Director of Sun Pharma Laboratories Limited, Sun Pharma Distributors Limited, Sun Pharma Medicare Limited, Sun Petrochemicals Pvt. Ltd, Teknovace Wood Coatings Pvt. Ltd and Shantilal Shanghvi Foundation.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai – 400063, Maharashtra, INDIA

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Dr. Pawan Goenka (Lead Independent Director)

Mr. Goenka is a Lead Independent Director of Sun Pharma appointed with effect from May 21, 2021, and is a member of the Audit Committee, Stakeholders Relationship Committee, Corporate Social Responsibility Committee, Nomination and Remuneration Committee, Risk Management Committee and Corporate Governance and Ethics Committee of Sun Pharma.

He is also a Director in Bosch Limited.

He retired from Mahindra as Managing Director and CEO on April 01, 2021. Dr. Goenka is past President of SIAM, of the Society of Automotive Engineers India, the ARAI Governing Council, and also served as a Board Member of National Skills Development Corporation (NSDC). He is a National Council Member and the Chairman of the National Mission on AtmaNirbhar Bharat of Confederation of Indian Industries (CII). He is currently serving as the Chairman of the Board of Governors of IIT Madras and IIT Bombay. He is the Chairperson of the Steering Committee for Advancing Local value-add and Exports (SCALE), an initiative under the Ministry of Commerce & Industry, Department for Promotion of Industry and Internal Trade (Government of India).

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Gautam Bhailal Doshi (Independent Director)

Mr. Doshi is an Independent Director of Sun Pharma appointed with effect from May 25, 2018, and is a member of the Audit Committee, Stakeholders Relationship Committee, Nomination and Remuneration Committee, Risk Management Committee and Corporate Governance and Ethics Committee of Sun Pharma.

He is also a Director in Sun Pharma Laboratories Limited, Suzlon Energy Limited, Piramal Enterprises Limited, Piramal Capital and Housing Limited, Capricon Realty Private Limited, Banda Real Estate Pvt Limited, Kudal Real Estate Pvt Limited, Connect Capital Pvt Limited and Aashni Ecommerce Pvt Limited. He is member of various Board committees in various companies.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Rama Bijapurkar (Independent Director)

Ms. Bijapurkar is an Independent Director of Sun Pharma appointed with effect from May 21, 2021, and is a member of the Corporate Social Responsibility Committee of Sun Pharma.

She is also a Director of Sun Pharma Distributors Limited, Mahindra & Mahindra Financial Services Limited, VST Industries Limited, Cummins India Limited, Appollo Hospitals Enterprise Limited and Gokuldas Exports Limited. She is member of various Board committees in various companies.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Aalok D. Shanghvi (Whole-time Director)

Mr. Aalok Shanghvi is a Whole-time Director of Sun Pharma appointed with effect from June 1, 2023. Mr. Aalok Shanghvi is an Executive Vice-President, Emerging Markets, Global generic R&D, Global BD (Generics Segment) & API at Sun Pharma.

Mr. Aalok Shanghvi joined Sun Pharma in 2006 and has handled various roles in Marketing, R&D, Project Management, Purchase & Communications. In 2010, he headed Bangladesh and by 2014, he took over the Emerging Markets business, which is spread across 80 countries covering Africa, Middle East, APAC, Eastern Europe, CIS, and Latam. Subsequently, he also took charge of Global Generic R&D, Global Generic Business Development and API.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Sanjay Khatau Asher (Independent Director)

Mr. Asher is an Independent Director of Sun Pharma appointed with effect from November 1, 2022, and is a member of the Audit Committee of Sun Pharma.

Mr. Sanjay Asher, is presently a Senior Partner with M/s. Crawford Bayley & Co., which is India’s oldest law firm, established in 1830.

He is also a Director of Ashok Leyland Limited, Deepak Nitrite Limited

Epigral Limited, Sonata Software Limited, Sudarshan Chemical Industries Limited, Arch Protection Chemicals Private Limited, Deepak Phenolics Limited, Kineco Kaman Composites – India Private Limited, Orbit Electricals Private Limited, Siporex India Private Limited and Wavin Industries Limited. He is member of various Board committees in various companies.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Rolf Hoffmann (Independent Director)

Mr. Hoffman is an Independent Director of Sun Pharma appointed with effect from June 15, 2023, and is a member of the Nomination and Remuneration Committee of Sun Pharma.

Mr. Rolf Hoffmann is a strategic and results-orientated Executive who is highly respected for expertise in creating and optimizing commercial opportunities in all global markets. He has over 29 years of experience managing top 50 worldwide markets with full P&L and cross-functional accountability.

He is the Chief Executive Officer of NavBio AG and Director of Genmab A/S, Paratek Pharmaceuticals Inc, IDT Biologika GMBH, and Semdor Pharma Group GMBH.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Executive Officers

Abhay Gandhi (CEO North America)

Abhay Gandhi has served as a director of Taro since December 2016 and Vice Chairman of the Board of Taro since February 2017. Mr. Gandhi has served as Chief Executive Officer—North America of Sun Pharma since November 2016. Mr. Gandhi also served as Interim Chief Executive Officer of Taro from January 2017 until August 2017. In 2021, Mr. Gandhi was elected to the Board of Directors of The Association for Accessible Medicine. Mr. Gandhi holds a Bachelor of Science and a Masters in Marketing Management from the University of Mumbai, and a Diploma in Business Finance from the Institute of Chartered Financial Analysts of India.

He is a Director in The Taro Development Corporation and Taro Pharmaceutical Industries Ltd.

Address: c/o Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532

Tel. 914-345-9001

Kirti Ganorkar (CEO—India Business)

Mr. Kirti is the CEO India operations from July 2019.

He previously worked as Vice President (Business Development) at Sun Pharma. He is also the CEO of Sun Pharma Laboratories Limited.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Azadar H. Khan (Senior Vice-President, Corporate Relations and CSR)

Mr. Khan is a Senior Vice-President, Corporate Relations and CSR.

He is heading India Regulatory Affairs, Corporate Relations, and Corporate Social Responsibility function. Previously he has served at leadership positions in functions viz. Human Resources, Clinical Research.

He is a member of Academic Planning and Development Committee (APDC) of prestigious National Pharmaceutical Education and Research (NIPER), Guwahati, an institute of National Importance under Department of Pharmaceuticals, Ministry of Chemical and Fertilizers, Government of India.

He is a member of Research Advisory Committee (RAC) of Integral University, Lucknow, recognized as a Scientific and Industrial Research Organization by the Department of Scientific and Industrial Research, Ministry of Science and Technology, Government of India

He is the Chairman and Director of Zenotech Laboratories Limited.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Suresh Rai (SVP and Chief Human Resource Officer)

Mr. Rai is a Senior Vice-President and Chief Human Resource Office. In his previous role, he was working with Unilever as CHRO - Unilever Global Nutrition and was also part of Unilever Global HR Leadership Team.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai – 400063, Maharashtra, INDIA

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
C. S. Muralidharan (Chief Financial Officer)

Mr. Muralidharan is the Chief Financial Officer of Sun Pharma since June 2017, and he is a member of the Risk Management Committee and Corporate Governance and Ethics Committee of Sun Pharma.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Anil Rao (Senior Vice-President, Chief Information Officer)

Mr. Rao is a Senior Vice-President and Chief Information Officer.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Hellen de Kloet (Business Head—Western Europe, Australia and New Zealand)

Ms. Kloet is the Business Head – Western Europe, Australia, and New Zealand.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Sreenivas Rao (Senior Vice-President, Head—Global Supply Chain)

Mr. Rao is a Senior Vice-President and Head—Global Supply Chain.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

S. Damodharan (CEO—API Business)	Mr. Damodharan is the CEO of API Business. Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Reem Malki (EVP and Chief Quality Officer)

Ms. Malki is a Chief Quality Officer and oversees the global quality and compliance function. In her previous role, she was working with Amneal Pharmaceuticals as Senior Vice President and Chief Quality Officer.

Address: 2 Independence Way, Princeton, New Jersey 08540.

Sridhar Shankar (SVP & Head—Centre for Global Product and Innovation)

Mr. Shankar is SVP and head of Centre for Global Product and Innovation. In his previous role, he was working with Wyeth Pharmaceuticals / Pfizer as Vice President, Global Franchise Lead, Rare Disease Business Unit.

Address: 2 Independence Way, Princeton, New Jersey 08540.

Dr. Meeta Chatterjee (Chief Strategy Officer)

Dr. Chatterjee is a Chief Strategy Officer and heads the Corporate Strategy Function. Dr. Meeta currently serves on the boards of Werewolf Therapeutics and Editas Medicine. In her career spanning over 39 years, she was associated with Legend Biotech as SVP, Global Business Development & Alliance Management. Prior to this, she was associated with Merck Research Labs as Head of Strategy, Transactions and Operations, BD & L. She has also worked with Schering-Plough Research Institute as Executive Director & Head, R&D Licensing.

Address: 2 Independence Way, Princeton, New Jersey 08540.

Marek Honczarenko (SVP & Head -Development)

Mr. Honczarenko is a SVP and Head Development and oversees the global clinical development function. In his previous role, he was associated with GlaxoSmithKline as Senior Vice President – Clinical Sciences. He is also currently serving as an Industry Representative for the FDA Arthritis Advisory Committee. In his career spanning over 23 years, he was associated with AbbVie as Vice President, Global Immunology Development. Preceding to his time at AbbVie Marek, he held a number of senior roles including Vice President, Therapeutic Area Head for Immunoscience and Fibrosis at Bristol-Myers Squibb, Head of Translational Immunology and Autoimmunity at Pfizer, Medical Director - Rheumatology, Inflammation and Autoimmunity at MedImmune and Director of Immunobiology and Translational Medicine at Biogen.

Prior to joining the Pharmaceutical Industry, Marek worked as a faculty at Boston Children’s Hospital, Harvard Medical School and served as a Medical Director at Harvard’s Centre for Human Cell Therapies.

Address: 2 Independence Way, Princeton, New Jersey 08540.

Anoop Deshpande (Company Secretary and Compliance officer)

Mr. Deshpande is the Secretary and Compliance officer and a member of the Corporate Governance and Ethics Committee of Sun Pharma.

Address: c/o Sun Pharmaceutical Industries Limited, Sun House, Plot No. 201 B/1, Western Express Highway, Goregaon (E), Mumbai—400063, Maharashtra, INDIA

Directors and Executive Officers of Alkaloida

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Alkaloida.

Unless otherwise indicated, each such person is a citizen of Hungary. The address of each person is listed below and the telephone number of each such person is +3648521004, unless indicated otherwise.

Neither Alkaloida nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Directors
Sudhir V. Valia (Professional Company Directorships) (India)	See above
Rajesh Shah (Director)

Mr. Shah is a Director of Alkaloida since April 13, 2023. Mr. Shah is the Senior General Manager—Finance and Accounts of Sun Pharma. He is also a Director of Sun Pharma Holdings.

Address: 704 Jumeirah Business Centre 1, Cluster G, Jumeirah Lakes Towers, Dubai, United Arab Emirates

Sunil Ajmera

At present Director in Alkaloida since April 13, 2023.

Address: c/o Sun Pharmaceutical Industries Limited < Sun House, Plot No. 201 B/1 Western Express Highway, Goregaon East, Mumbai, Maharashtra, India—400 063

Katalin Szilágyi (Director)	Ms. Szilágyi is a Director of Alkaloida since September 2005. Prior to this, she was a QA & QC Director of Alkaloida since January 1999. Address: 4080 Hajdúnánás, Damjanich utca 8. Hungary

Péter Andreidesz (Director)	Mr. Andreidesz is a Director of Alkaloida since June 2023 Prior to this, he was the Chief Financial Officer of Alkaloida since July 2019. Address: 4027 Debrecen, Füredi út 67/B

Béla Szabad

At present Director in Alkaloida since June 16, 2023.

Prior to this: API Production Director in Alkaloida Chemical Company ZRT since March 1, 2023. General Manager in Alkaloida Chemical Company ZRT since November 1, 2023.

Address: 4225 Debrecen, Kastely UTCA 45/C

Executive Officers Who Are Not Directors

Bence Dr. Krusoczki

Mr. Krusoczski is an Executive Officer of Alkaloida since April 2022. Prior to this, he was a Legal Advisor of Alkaloida since January 2021.

Address: 6723 Szeged, Csongrádi sugárút 33. A. ép

Telephone: +36704307699

Directors and Executive Officers of TDC

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of TDC.

Unless otherwise indicated, each such person is a citizen of India. The address of each person is listed below and the telephone number of Sudhir Valia is +9122 4324 4324 and Abhay Gandhi is +1 (609) 720-9200.

Neither TDC nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Directors

Sudhir V. Valia (Director)	See above.

Abhay Gandhi (Director)	See above.

Executive Officers Who Are Not Directors

There are no executive officers of TDC.

Directors and Executive Officers of Sun Pharma Holdings

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of SPH.

Unless otherwise indicated, each such person is a citizen of India. The address of each person is listed below and the telephone number of each such person is +9122 4324 4324.

Neither SPH nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Directors
Rajesh K. Shah (Director)	See above.

Gautam Doshi (Director)	See above.

Chummun Brizraj (Director)	At present director in Sun Pharma Holdings with effect from June 17, 2021. Address: La Salette Road, Birds Lake Avenue, Grand Baie, Mauritius Citizenship: Mauritius

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Nabeebukus Shameer (Director)	At present director in Sun Pharma Holdings with effect from June 17, 2021. Address: 113, La Paix Street, Port Louis, Mauritius Citizenship: Mauritius

Rattan Anuj (Director)	At present director in Sun Pharma Holdings with effect from June 17, 2021. Address: 11A Brown AVN Quatres Bornes, Mauritius

Executive Officers Who Are Not Directors

There are no executive officers of SPH.

Director of Merger Sub

The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the director of Merger Sub. There are no other officers or directors of Merger Sub.

The address of such person is listed below and the telephone number of such person is +1 (609) 720-9200. The citizenship of such person is the United States of America.

Neither Merger Sub nor the listed person, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Director
Erik Zwicker (Director)

Mr. Zwicker is Vice President, General Counsel and Secretary of Taro and Vice President, General Counsel, North America of Sun Pharmaceutical Industries, Inc. from April 2020. Prior to joining Taro and Sun Pharmaceutical Industries, Inc., he was Head of Legal and Chief Compliance Officer at Roivant Sciences, Inc. from October 2017.

Address: c/o Sun Pharmaceutical Industries, Inc., 2 Independence Way, Princeton NJ 08540

CERTAIN PURCHASES AND SALES OF TARO SHARES

In the past two years, Sun Pharma and its affiliates have not purchased any additional ordinary shares of Taro.

TRANSACTIONS BETWEEN SUN PHARMA AND TARO

Besides Sun Pharma’s control of 85.7% of the voting power in Taro as of February 9, 2024, as well as Sun Pharma’s proposed acquisition of substantially all outstanding ordinary shares of Taro not currently held by Sun Pharma or its affiliates, which will be brought for approval at the meetings, Taro has substantial additional relationships with Sun Pharma, as described below:

Board and Management Overlaps

Certain Board members are also members of various Sun Pharma entities’ boards of directors, including Taro’s Chairman, Dilip Shanghvi, who is also a Managing Director of Sun Pharma’s board of directors. In addition, certain Taro officers and executives are also executives of Sun Pharma.

Commercial Transactions and Approval Process

Since 2013, in the ordinary course of business, Taro has entered into various commercial transactions, including product distribution and logistics, manufacturing and service agreements, with Sun Pharma. Taro reviews each of these transactions and believes that the terms of these transactions are comparable to those offered by or that could be obtained from unrelated third parties. Pursuant to Israeli requirements, all material transactions with Sun Pharma have been presented to Taro’s Audit Committee, which has determined whether any such transaction is considered extraordinary, as defined in the Israeli Companies Law, and whether shareholder approval is required for such transaction. The Audit Committee has further determined the Israeli Companies Law approval requirements that are applicable to the different types of transactions entered into with Sun.

Services Arrangement

Sun Pharma and Taro renewed a services arrangement, effective April 1, 2022 (the “Services Agreement”), which allows the companies to share the services of certain employees of the respective companies involved in certain North American management and operations functions in North America.

The companies are required to maintain records of the costs associated with the provision of the services under the Services Agreement (the “Service Reports”), and allocate such costs between companies, based upon approved allocation methodologies. The Services Agreement requires Taro’s Audit Committee to review the Service Reports on a semi-annual basis and the Services Agreement, as a whole, on an annual basis to determine its efficacy and whether it is in Taro’s best interests.

Each of the employees providing services under the Services Agreement is required to sign a written acknowledgment of his/her receipt of, and agreement to be bound by, (a) the confidentiality and non-disclosure agreement between Sun Pharma and Taro, and (b) guidelines for consideration in the performance of such services, including the identification of potential conflicts of interest.

Products-Related Arrangements

In May 2018, Taro Canada signed an agreement with Sun Pharma’s affiliate, Ranbaxy Pharmaceuticals Canada Inc., which is now Sun Pharma Canada Inc., under which Taro Canada acts as the exclusive distributor for a portfolio of Sun Pharma and Ranbaxy products in Canada. Under this agreement, Taro Canada purchases and controls inventory, and additionally, Sun Pharma and Ranbaxy pay Taro Canada a sales and distribution fee.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy this proxy statement and any other documents we have filed at the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after November 4, 2002, on the SEC’s EDGAR system are available for retrieval on the SEC’s website at www.sec.gov.

The information provided on Taro’s website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning Taro, without charge, by written, email or telephonic request directed to Taro Pharmaceutical Industries Ltd., c/o Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532, Attn: William J. Coote, VP and Chief Financial Officer, William.Coote@Taro.com, telephone +1 914 345 9001. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Because the merger is a “going private” transaction governed by the SEC, the Sun Pharma Entities and Taro have filed with the SEC a Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with respect to the proposed Transactions. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

The documents set forth below, as well as reports filed by Taro with the SEC after the date of this proxy statement, contain important information about Taro and its financial condition:

Annual Report on Form 20-F for the fiscal year ended March 31, 2023;

All Reports on Form 6-K since    , 2024.

Our Annual Report on Form 20-F for the fiscal year ended March 31, 2023, our Current Report on Form 6-K dated July 26, 2023, our Current Report on Form 6-K dated October 26, 2023, and our Current Report on Form 6-K dated January 25, 2024, together contain a detailed description of our business, results of operations and financial condition and includes our financial statements and schedules. You should rely only on the information contained in this proxy statement or the information furnished to you in connection with this proxy statement to vote on the Transactions. We have not authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement is dated     . You should not assume that the information contained in this document is accurate as of any date other than     , and neither the mailing of this document to Taro shareholders nor the payment of the merger consideration should create any implication to the contrary.

Appendix A

EXECUTION VERSION

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER is made and entered into as of January 17, 2024 by and among SUN PHARMACEUTICAL INDUSTRIES LTD., a corporation organized under the laws of India (“Parent”), ALKALOIDA CHEMICAL COMPANY ZRT (f/k/a Alkaloida Chemical Company Exclusive Group Limited) (“Alkaloida”), a corporation organized under the laws of Hungary and under the control of Parent, THE TARO DEVELOPMENT CORPORATION, a corporation organized under the laws of New York and under the control of Parent (“TDC”), SUN PHARMA HOLDINGS, a corporation organized under the laws of Mauritius and a direct wholly owned subsidiary of Parent (“SPH”), LIBRA MERGER LTD., an Israeli company under the control of Parent and a direct wholly owned subsidiary of Alkaloida, TDC and SPH (“Merger Sub”), and TARO PHARMACEUTICAL INDUSTRIES LTD., an Israeli company (the “Company”). Certain capitalized terms used but not defined in this Agreement are defined in Exhibit A hereto.

RECITALS

A. (i) Parent beneficially owns, within the meaning of Rule 13d-3 of the Exchange Act, and Alkaloida, TDC and SPH hold, 29,497,813 Company Ordinary Shares, representing approximately 78.5% of the issued and outstanding Company Ordinary Shares as of the date hereof, and (ii) Alkaloida holds 2,600 Company Founder Shares, representing 100% of the outstanding Company Founder Shares as of the date hereof, with the shares in clauses (i) and (ii) representing approximately 85.7% of the outstanding voting rights in the Company in the aggregate.

B. Parent, Alkaloida, TDC, SPH, Merger Sub, and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the applicable provisions of Sections 314 through 327 of the Companies Law (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a direct wholly owned subsidiary of Alkaloida, TDC and SPH.

C. The board of directors of Merger Sub has (i) determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company (as defined in Section 1.1) will be unable to fulfill the obligations of Merger Sub to its creditors and (ii) recommended that the sole shareholders of Merger Sub vote to approve this Agreement, the Merger and the other Contemplated Transactions, and the respective boards of directors of Parent, Alkaloida, and Merger Sub have (a) determined that the Merger is advisable and fair to and in the best interests of their respective companies and shareholders and (b) approved this Agreement, the Merger and the other Contemplated Transactions.

D. The board of directors of the Company (the “Board of Directors”) formed a special committee consisting of independent members of the Board of Directors (the “Special Committee”) for the purpose of evaluating the Merger and the other Contemplated Transactions and making a recommendation to the Board of Directors with respect thereto, and the Special Committee (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders (other than Parent and its Affiliates); (ii) determined that considering the financial position of the Company and Merger Sub no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors; (iii) recommended to authorize and approve the execution, delivery and performance of this Agreement by the Company and to approve this Agreement, the Merger and the other Contemplated Transactions; (iv) recommended to authorize and approve the execution and delivery of the Merger Proposal; and (v) recommended the approval of this Agreement, the Merger and the other Contemplated Transactions by the holders of Company Ordinary Shares and to direct that this Agreement, the Merger and the other Contemplated Transactions be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meetings (the “Special Committee Recommendation”).

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E. The audit committee of the Company (the “Audit Committee”) has determined that the Merger and the other Contemplated Transactions are advisable and fair to and in the best interests of the Company and its shareholders and has recommended that the full Board of Directors approve this Agreement, the Merger, and the other Contemplated Transactions.

F. Upon the recommendation of the Special Committee and the Audit Committee, the Board of Directors (i) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders; (ii) determined that, considering the financial position of the Company and Merger Sub, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors; (iii) approved this Agreement, the Merger and the other Contemplated Transactions; (iv) authorized and approved the execution and filing of the Merger Proposal (as such term is defined below); and (v) recommended to the shareholders of the Company the approval and adoption of this Agreement, the Merger and the other Contemplated Transactions and directed that this Agreement, the Merger and the other Contemplated Transactions be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meetings.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1 Description of Transaction.

1.1. Merger of Merger Sub with and into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, and in accordance with Sections 314 through 327 of the Companies Law, Merger Sub (as the target company (Chevrat HaYa’ad)) shall be merged with and into the Company (as the absorbing company (HaChevra HaKoletet)). As a result of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company will continue as the surviving company in the Merger (the “Surviving Company”).

1.2. Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Companies Law. Pursuant to, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Alkaloida, TDC, SPH, Merger Sub, the Company or any shareholder of the Company, the Surviving Company will succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the Companies Law. Merger Sub will cease to exist and will be stricken from the records of the Companies Registrar of the State of Israel, and the Surviving Company will become a private company directly and wholly owned by Alkaloida, TDC and SPH, all as provided under the Companies Law.

1.3. Closing. The closing of the Merger and the consummation of the other Contemplated Transactions that are to be consummated at the time of the Merger (the “Closing”) shall take place at Herzog, Fox & Neeman, Herzog Tower, 6 Yitzhak Sadeh, Tel Aviv 6777506, Israel, or such other place as the parties shall agree, on a date to be designated by Parent and the Company (the “Closing Date”), which shall be no later than the third business day after the satisfaction or, to the extent permitted by law, waiver of the last to be satisfied or waived of the conditions set forth in Section 5 and Section 6 (other than those conditions which by their nature are to be satisfied at the Closing).

1.4. Effective Time. Immediately prior to the anticipated Closing Date, the Company and Merger Sub shall notify the Companies Registrar of the State of Israel (the “Companies Registrar”) that the conditions set forth in Section 5 and Section 6 have been satisfied or waived and request that the Companies Registrar issue a certificate evidencing the consummation of the Merger in accordance with Section 323(5) of the Companies Law (the “Certificate of Merger”). The Merger shall become effective upon the issuance of the Certificate of Merger in accordance with the Companies Law (the time the Merger becomes effective being the “Effective Time”). For

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the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Merger shall be declared effective and the Certificate of Merger shall be issued concurrently with the Closing but not before the Closing shall have taken place.

1.5. Articles of Association; Memorandum of Association; Directors. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time:

(a) the Articles of Association of the Surviving Company shall be the same as the Articles of Association of the Company in effect at the Effective Time until thereafter amended in accordance with the Companies Law and such Articles of Association;

(b) the Memorandum of Association of the Surviving Company shall be the same as the Memorandum of Association of the Company in effect at the Effective Time until thereafter amended in accordance with the Companies Law and such Memorandum of Association; and

(c) the directors of the Surviving Company immediately after the Effective Time shall be the respective individuals who are the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case until their respective successors are duly elected or appointed or until the earlier of their death, resignation or removal.

1.6. Effect on Share Capital.

(a) At the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Alkaloida, TDC, SPH, Merger Sub, the Company or any shareholder of Parent, Alkaloida, TDC, SPH, Merger Sub, or the Company:

(i) all Company Ordinary Shares held by Parent or any of its Affiliates (including the Acquired Corporations) (collectively, the “Excluded Ordinary Shares”), and all Company Founder Shares held by Parent or any of its Affiliates (including the Acquired Corporations) shall not be canceled or surrendered in the Merger and no consideration shall be delivered in exchange therefor;

(ii) except as provided in clauses “(i)” above, and subject to Section 1.6(b), each Company Ordinary Share issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive US$43.00 in cash, without any interest thereon (the “Merger Consideration”) and shall be canceled and shall cease to exist; and

(iii) each ordinary share, par value NIS 1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) If any Company Ordinary Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, then the Merger Consideration payable in exchange for such Company Ordinary Shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and need not be paid until such time as such repurchase option, risk of forfeiture or other conditions lapses or otherwise terminates. Prior to the Effective Time, the Company shall ensure that, from and after the Effective Time, Parent, Alkaloida, TDC and SPH are each entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

1.7. Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of certificates or book-entry shares representing Company Ordinary Shares, other than Excluded Ordinary Shares, that were

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outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company (other than the right to receive the Merger Consideration pursuant to Section 1.6(a)(ii)); and (b) the share transfer books of the Company shall be closed with respect to all Company Ordinary Shares, other than the Excluded Ordinary Shares, outstanding immediately prior to the Effective Time. No further transfer of any Company Ordinary Shares shall be made on such share transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Company Ordinary Shares (other than Excluded Ordinary Shares) issued and outstanding immediately prior to the Effective Time (a “Company Share Certificate”) is presented to the Paying Agent (as defined in Section 1.8) or to the Surviving Company or Parent, such Company Share Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8. Exchange of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (which will use a local Israeli nationally recognized sub-paying agent reasonably acceptable to the Company (the “Israeli Paying Agent”)) (the “Paying Agent”). As of the Effective Time, Alkaloida, TDC and SPH, in the pro rata proportions to their holdings of share capital in the Company, shall have deposited or caused to be deposited with: (i) the Paying Agent, in trust for the benefit of the holders of Company Ordinary Shares (other than Excluded Ordinary Shares) immediately prior to the Effective Time, cash in an amount equal to the aggregate consideration payable pursuant to Section 1.6(a), other than the applicable portion thereof payable to holders of Company 102 Shares; and (ii) the Section 102 Trustee, the applicable portion of the aggregate consideration payable to holders of Company 102 Shares hereunder. The cash amount so deposited with the Paying Agent is referred to as the “Payment Fund.”

(b) As soon as reasonably practicable following the Effective Time, Parent, Alkaloida, TDC, SPH and the Surviving Company will cause the Paying Agent to mail to each holder of record of Company Share Certificates: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and that the Company may reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Share Certificates shall be effected, and risk of loss and title to Company Share Certificates shall pass, only upon delivery of such Company Share Certificates to the Paying Agent); (ii) a request for a tax residency declaration (including any required supporting documents), a Valid Tax Certificate, a duly executed IRS Form W-9 or applicable IRS Form W-8, and any other information necessary for Parent, Alkaloida, TDC, SPH or the Israeli Paying Agent to determine whether any amounts need to be withheld from the consideration payable to such Person pursuant to the terms of the Ordinance (in each case, to the extent required by and subject to the terms of the Israeli Tax Ruling, if obtained), the Code or any other provision of U.S. state or local or non-U.S. applicable Legal Requirement; and (iii) instructions for use in effecting the surrender of Company Share Certificates in exchange for the Merger Consideration pursuant to such letter of transmittal. Upon surrender of a Company Share Certificate to the Paying Agent together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by the Paying Agent, Alkaloida, TDC, SPH or Parent or upon receipt by the Paying Agent of an “agent’s message” in the case of book-entry shares of the Company other than the Excluded Ordinary Shares (“Book-Entry Shares”), (A) the holder of such Company Share Certificate and/or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration multiplied by the number of Company Ordinary Shares formerly represented by the Company Share Certificate and/or Book-Entry Shares (less any applicable Tax withholding); and (B) the Company Share Certificate and/or Book-Entry Shares so surrendered shall be canceled. If any cash is to be paid to a Person other than the Person in whose name the Company Share Certificate and/or Book-Entry Shares surrendered is registered, it shall be a condition of such payment that the Company Share Certificate and/or Book-Entry Shares so surrendered shall be (in the case of Company Share Certificates) properly endorsed (with such signature guarantees as may be required by the letter of transmittal) or otherwise in proper form for transfer, and that the Person requesting payment shall: (1) pay to the Paying Agent any transfer or other Taxes (including any withholding Tax obligation) required by reason of such payment to a Person other than the registered holder of the Company Share Certificate and/or Book-Entry Shares surrendered; or (2) establish to the full satisfaction

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of Parent, Alkaloida, TDC and SPH that such tax has been paid or is not required to be paid. The exchange procedures shall comply with such procedures as may be required by the Israeli Tax Ruling (as defined in Section 4.3(b)) if obtained, and shall permit Parent, Alkaloida, TDC and SPH (after consultation with the Company) to require holders of Company Ordinary Shares to provide any information as is reasonably needed to comply with the Israeli Tax Ruling (or such other forms or declaration as may be required under any applicable Tax law), all in accordance with the withholding rights pursuant to Section 1.9. Until surrendered as contemplated by this Section 1.8(b), each Company Share Certificate and/or Book-Entry Shares shall be deemed, from and after the Effective Time, to represent only the right to receive cash in an amount equal to the Merger Consideration multiplied by the number of Company Ordinary Shares represented by such Company Share Certificate and/or Book-Entry Shares, without interest thereon and subject to withholding Tax. If any Company Share Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the delivery of any Merger Consideration, require the owner of such lost, stolen or destroyed Company Share Certificate to provide an appropriate affidavit and to deliver a bond in such sum as Parent may reasonably direct, as indemnity against any claim that may be made against the Paying Agent, Parent, Alkaloida, TDC, SPH, the Surviving Company or any affiliated party with respect to such Company Share Certificate.

(c) Any portion of the Payment Fund that remains undistributed to holders of Company Share Certificates and/or Book-Entry Shares as of nine months after the Closing Date shall be delivered by the Paying Agent to Alkaloida, TDC or SPH (as shall be instructed by Parent) upon demand, and any holders of Company Share Certificates and/or Book-Entry Shares who have not theretofore surrendered their Company Share Certificates in accordance with this Section 1.8 shall thereafter look only to Parent, Alkaloida, TDC or SPH for satisfaction of their claims for Merger Consideration, without any interest thereon.

(d) None of the Paying Agent, Parent, Alkaloida, TDC, SPH or the Surviving Company shall be liable to any holder or former holder of Company Ordinary Shares or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(e) Notwithstanding anything herein to the contrary, any Merger Consideration, payable in respect of Company 102 Shares shall be transferred to the Section 102 Trustee, for the benefit of the beneficial owners thereof, and be released by the Section 102 Trustee to the beneficial owners of such Company 102 Shares in accordance with the requirements of Section 102 of the Ordinance (including prior to Amendment No. 132 to the Ordinance) and any ruling obtained from the ITA, if obtained.

1.9. Withholding Rights

(a) Each of the Paying Agent, the Israeli Paying Agent, the Section 102 Trustee, Parent, Alkaloida, TDC, SPH and the Surviving Company shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Ordinary Shares (other than Excluded Ordinary Shares) such amounts that are required to be deducted or withheld therefrom or in connection therewith under the Code, under the Ordinance, or under any provision of U.S. state or local or non-U.S. tax law or under any other applicable Legal Requirement; provided, that, (i) with respect to any withholding under Israeli Legal Requirements, the Paying Agent, the Israeli Paying Agent, Parent, Alkaloida, TDC, SPH and the Surviving Company shall act in accordance with (A) the Israeli Tax Ruling, if obtained, or (B) a Valid Tax Certificate and (ii) absent a change in law after the date of this Agreement, there shall not be any withholding on account of U.S. federal income taxes, other than U.S. backup withholding in the case of a holder that does not provide a duly executed IRS Form W-9 or IRS Form W-8, as applicable, claiming a complete exemption from backup withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and the Paying Agent or Israeli Paying Agent shall furnish as promptly as practicable such Person with a documentation evidencing such Tax withholding or deduction. Any withholding

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made in NIS with respect to payments made hereunder in U.S. Dollars shall be calculated based on a conversion rate determined by the Paying Agent, the Israeli Paying Agent or any other payor of consideration on the date the withholding is actually made from any recipient, and any currency conversion commissions will be deducted from payments to be made to the applicable payment recipient.

(b) Notwithstanding anything else in this Agreement but subject to clause (d), and in accordance with the Paying Agent undertaking provided by the Israeli Paying Agent to Parent as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Paying Agent Undertaking”), with respect to Israeli Taxes, any consideration payable to each holder or former holder of Company Ordinary Shares (other than Company 102 Shares) shall be retained by the Paying Agent for the benefit of such payment recipient for a period of up to 180 days from the Closing Date or an earlier date required in writing by such payment recipient (the “Withholding Drop Date”), during which time, unless otherwise requested in writing by the ITA, no payments shall be made by the Paying Agent to such payment recipient and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time, such payment recipient may obtain a Valid Tax Certificate. If a payment recipient delivers, no later than three Business Days prior to the Withholding Drop Date a Valid Tax Certificate to the Paying Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such payment recipient. If such payment recipient (i) does not provide the Paying Agent with a Valid Tax Certificate by no later than three Business Days before the Withholding Drop Date, or (ii) submits a written request with the Paying Agent to release its portion of the consideration prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three Business Days before such time, then the amount to be withheld from such payment recipient’s portion of the consideration shall be calculated in accordance with the applicable withholding rate as determined by the Israeli Paying Agent which amount shall be calculated in NIS based on the US$:NIS exchange rate determined by the Israeli Paying Agent on the date the withholding is actually made from such recipient, and the Paying Agent will pay to such recipient the balance of the payment due to such recipient that is not so withheld.

(c) Notwithstanding anything to the contrary herein, any payments made to holders of any Company 102 Shares will be subject to deduction or withholding of Israeli Tax under the Ordinance on the sixteenth day of the calendar month following the month during which the Closing Date occurs, in accordance with the applicable provisions of the Ordinance and any tax ruling obtained by the Company.

(d) Notwithstanding anything to the contrary in this Agreement, if the Israeli Tax Ruling is obtained and delivered to Parent, then the provisions of the Israeli Tax Ruling shall apply, prevail and govern and all applicable withholding procedures with respect to any recipients shall be made in accordance with the provisions of such ruling, as the case may be.

1.10. Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Company, Parent, Alkaloida, TDC and SPH shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Reports, the Company represents and warrants to Parent, Alkaloida, TDC, SPH and Merger Sub as follows:

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2.1. Due Organization; Qualification to do Business.

(a) Each of the Acquired Corporations is a corporation duly organized and validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; and (ii) own, lease, operate and use its properties and assets in the manner in which its properties and assets are currently owned, leased, operated and used, except, in the case of each of clauses “(i)” and “(ii)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(b) Each of the Acquired Corporations (in jurisdictions that recognize the following concepts) is qualified or licensed to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the character of the properties and assets owned, leased or operated by it or where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.2. Organizational Documents. The Company’s Articles of Association and Memorandum of Association are in full force and effect. Neither the Company nor any of the Company’s Subsidiaries is in violation of any of the provisions of its Articles of Association, Memorandum of Association or equivalent organizational documents.

2.3. Capitalization; Rights to Acquire Stock.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of: (i) 200,000,000 Company Ordinary Shares, of which, 45,116,262 Company Ordinary Shares are issued and outstanding, which includes 7,531,631 treasury shares; and (ii) 2,600 Company Founder Shares, all of which are issued and outstanding. None of the Company Ordinary Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Option Plans.

(b) All of the issued and outstanding share capital of the Company has been duly authorized and validly issued and is fully paid and nonassessable. None of the outstanding share capital of the Company is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding share capital of the Company is subject to any right of first refusal in favor of any of the Acquired Corporations. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any share capital of the Company. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding share capital or other securities of the Company.

(c) There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Acquired Corporations to issue or to sell any shares of share capital or other securities of any of the Acquired Corporations or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any securities of any of the Acquired Corporations, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

2.4. Authority; Binding Nature of Agreement.

(a) The Company has the corporate right, power and authority to enter into, to deliver and to perform its obligations under this Agreement and to consummate the Merger and the other Contemplated Transactions. The Board of Directors (at a meeting duly called and held), upon the recommendation of the Special Committee and the approval of the Audit Committee, has: (a) determined that the Merger is fair to, and

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in the best interests of, the Company and its shareholders; (b) determined that considering the financial position of the Company and Merger Sub no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors; (c) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved this Agreement, the Merger and the other Contemplated Transactions; (d) authorized and approved the execution and delivery of the Merger Proposal; and (e) recommended the approval of this Agreement, the Merger and the other Contemplated Transactions by the holders of Company Ordinary Shares and directed that this Agreement, the Merger and the other Contemplated Transactions be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meetings (as defined in Section 4.2(c)) (the “Company Board Recommendation”). Except for the Required Company Shareholder Vote (as defined in Section 2.5), no other corporate proceedings on the part of the Company are necessary to authorize or permit the performance of its obligations under this Agreement and the consummation of the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent, Alkaloida, TDC, SPH and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Except: (i) disclosure required under applicable Legal Requirements; (ii) as may be required by the Companies Law; and (iii) as would not have a material adverse effect on the ability of the Company to consummate the Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

2.5. Vote Required. The: (a) affirmative vote of the holders of at least 75% of the voting power of the Company present (in person or by proxy) and voting on such resolution at a meeting of such shareholders convened to approve the Merger, including at least a majority of the voting power held by holders other than (A) Parent, Alkaloida, TDC, SPH, Merger Sub and their Affiliates and relatives and Persons acting on their behalf or (B) any other holders having a personal interest in the Merger, present (in person or by proxy) and voting thereon (collectively, the “Interested Shareholders”) (unless the total voting power of the Company held by holders other than the Interested Shareholders and voting against the Merger does not exceed 2% of the total voting power of the Company); (b) affirmative vote of the holders of at least 75% of the Company Ordinary Shares present (in person or by proxy) and voting on such resolution at a meeting of such shareholders convened to approve the Merger; and (c) affirmative vote of the holders of at least 75% of the Company Founder Shares present (in person or by proxy) and voting on such resolution at a meeting of such shareholders convened to approve the Merger; are the only votes of the holders of any securities of the Company necessary to approve the Merger (collectively, the “Required Company Shareholder Vote”). The quorum required for the Company Shareholders’ Meetings is three or more shareholders who hold at least one-third of the total number of votes in the Company.

2.6. Non-Contravention. Assuming compliance with (and receipt of all required approvals under) the applicable provisions of the Companies Law, neither (1) the execution or delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) conflict with or result in a violation of: (i) any of the provisions of the Articles of Association or Memorandum of Association of the Company or the charter or other organizational documents of any of the other Acquired Corporations; or (ii) any Legal Requirement; or

(b) result in a breach of, or result in a default under, any material Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any material Company Contract; (ii) accelerate the maturity or performance of any material Company Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any material Company Contract, except in the case of

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clauses “(a)(ii)” and “(b)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.7. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the joint Rule 13e-3 Transaction Statement to be filed with the SEC in respect of the Merger (the “Schedule 13E-3”) (insofar as it relates to the Company and the Company’s Subsidiaries) will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement (insofar as it relates to the Company and the Company’s Subsidiaries) will, at the date it (or any amendment or supplement thereto) is first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3 and the Proxy Statement will comply in all material respects with the Securities Laws, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Alkaloida, TDC, SPH or Merger Sub for inclusion or incorporation by reference therein.

2.8. Fairness Opinion. BofA Securities, Inc., financial advisor to the Special Committee, has delivered to the Special Committee its oral opinion, to be confirmed by delivery of a written opinion as promptly as practicable after the execution of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of Company Ordinary Shares (other than the holders of the Excluded Ordinary Shares) is fair, from a financial point of view, to such holders.

2.9. Financial Advisor. Except for BofA Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by any of the Acquired Corporations.

Section 3 REPRESENTATIONS AND WARRANTIES OF PARENT, ALKALOIDA, TDC, SPH AND MERGER SUB

Each of Parent, Alkaloida, TDC, SPH and Merger Sub, jointly and severally, represents and warrants to the Company as follows:

3.1. Due Organization; Etc. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of India. Alkaloida is a corporation duly incorporated, validly existing and in good standing under the laws of Hungary. TDC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. SPH is a corporation duly incorporated, validly existing and in good standing under the laws of Mauritius. Merger Sub is a company duly incorporated and validly existing under the laws of the State of Israel. Immediately prior to the Effective Time, Parent will own, directly or indirectly, of record and beneficially substantially all outstanding shares of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the acquisition of the Company, has engaged in no other business activities other than those relating to the acquisition of the Company and is, and at the Effective Time will be, debt-free.

3.2. Authority; Noncontravention.

(a) Each of Parent, Alkaloida, TDC, SPH, and Merger Sub has the corporate right, power and authority to enter into and to perform its respective obligations under this Agreement. The execution, delivery and performance by Parent, Alkaloida, TDC, SPH, and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent, Alkaloida, TDC, SPH, and Merger Sub and their respective boards of directors. The board of directors of Merger Sub has: (i) determined that the Merger is fair to, and in the best

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interests of, Merger Sub and its shareholders, and that, considering the financial position of the Company and Merger Sub, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors; (ii) authorized and approved the execution and delivery of the Merger Proposal; and (iii) recommended that Alkaloida, TDC and SPH, as the sole shareholders of Merger Sub, approve this Agreement, the Merger and the other Contemplated Transactions.

(b) Except: (i) disclosure required under applicable Legal Requirements; (ii) as may be required by the Companies Law; and (iii) as would not have a material adverse effect on the ability of Parent, Alkaloida, TDC or SPH, to consummate the Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Parent, Alkaloida, TDC, SPH, or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

3.3. Binding Nature of Agreement. This Agreement has been duly and validly executed and delivered by each of Parent, Alkaloida, TDC, SPH, and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of each of Parent, Alkaloida, TDC, SPH, and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4. No Vote Required. No vote of the holders of common stock of Parent, Alkaloida. TDC, or SPH, is required to authorize the Merger.

3.5. Financing. As of the date of this Agreement and as of the Closing Date, Parent and Alkaloida have and will have sufficient cash, available lines of credit or other sources of readily available funds to enable them to satisfy the obligations of Parent, Alkaloida, TDC, SPH, and Merger Sub under this Agreement, including the obligation to pay all amounts required to be paid as Merger Consideration in the Merger.

3.6. Disclosure. None of the information with respect to Parent, Alkaloida, TDC, SPH, and Merger Sub supplied or to be supplied by or on behalf of Parent, Alkaloida, TDC, SPH, or Merger Sub to the Company specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will, in the case of the Proxy Statement, at the time the Proxy Statement (or any amendment thereof or supplement thereto) is mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meetings (or any adjournment or postponement thereof) and, in the case of the Schedule 13E-3, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to the information provided by Parent, Alkaloida, TDC, SPH, or Merger Sub, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent, Alkaloida TDC, SPH, and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3.

3.7. Share Ownership. As of the date hereof, none of Parent, Alkaloida, TDC, SPH, Merger Sub or their respective Affiliates (nor, to the knowledge of Parent, Alkaloida. TDC, SPH, or Merger Sub, any of their respective directors, officers or employees, or any relatives thereof) own or share ownership of, directly or indirectly, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record, any Company Ordinary Shares, Company Founder Shares or securities that are convertible, exchangeable or exercisable into Company Ordinary Shares or Company Founder Shares, and none of Parent, Alkaloida, TDC, SPH, Merger Sub or their respective Affiliates holds any rights to acquire or vote any Company Ordinary Shares or Company Founder Shares, except pursuant to this Agreement and those Company Ordinary Shares and Company Founder Shares as disclosed on the Schedule 13D/A filed with the SEC by Parent, Alkaloida, and their Affiliates on December 11, 2023.

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Section 4 COVENANTS OF THE PARTIES

4.1. Proxy Statement; Schedule 13E-3.

(a) As promptly as practicable after the date of this Agreement, the Company shall prepare the Proxy Statement which shall be in form and substance reasonably satisfactory to Parent. The Company shall: (i) cause the Proxy Statement to comply with Legal Requirements applicable to it; (ii) provide Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement; and (iii) subject to the reasonable approval of the Special Committee of the content of the Proxy Statement, cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable (provided that, if applicable, such date shall follow the date on which the SEC or its staff advises that it has no further comments on the Schedule 13E-3).

(b) As promptly as practicable after the date of this Agreement, if applicable, the parties shall jointly prepare the Schedule 13E-3 relating to the Contemplated Transactions and the Company shall, subject to the reasonable approval of the Special Committee of the content of the Schedule 13E-3, then promptly cause the Schedule 13E-3 to be filed with the SEC. The Company shall as soon as practicable notify Parent of the receipt of any comments from the SEC with respect to the Schedule 13E-3 and any request by the SEC for any amendment to the Schedule 13E-3 or for additional information, and will supply Parent with copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3 or the Contemplated Transactions. Each of the parties shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Schedule 13E-3 as promptly as practicable after receipt thereof.

(c) If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 (if applicable), then the Company shall promptly inform Parent of such event or information and shall, in accordance with the procedures set forth in Section 4.1(a), if appropriate, (i) cause such amendment or supplement to be mailed to the shareholders of the Company, and (ii) prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. If Parent or Merger Sub becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 (if applicable), then Parent or Merger Sub shall promptly inform the Company of such information.

4.2. Merger Proposal; Company Shareholders’ Meetings.

(a) Each of the Company, subject to the reasonable approval of the Special Committee of the content of the Merger Proposal, and Merger Sub shall cause a merger proposal (in the Hebrew language) in form reasonably agreed upon by the parties (the “Merger Proposal”) to be executed in accordance with Section 316 of the Companies Law, and each of the Company, subject to the reasonable approval of the Special Committee relating to the logistics and other mechanical considerations regarding the delivery of the Merger Proposal, and Merger Sub shall deliver the Merger Proposal to the Companies Registrar, within three days from the calling of the Company Shareholders’ Meetings, in accordance with Section 317(a) of the Companies Law (such submission date, the “Merger Proposal Submission Date”). The Company and Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their respective secured creditors, if any, no later than three days after the Merger Proposal Submission Date, and each of their respective “Material Creditors” (as such term is defined in the regulations promulgated under the Companies Law), if any, no later than four Business Days after the Merger Proposal Submission Date. Promptly after the Company and Merger Sub shall have complied with the immediately preceding sentence and with Sections 4.2(a)(i) and 4.2(a)(ii) below, but in any event no more than three Business Days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law,

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that notice was given to their respective creditors under Section 318 of the Companies Law and the regulations promulgated thereunder. In addition to the foregoing, the Company and, if applicable, Merger Sub, shall:

(i) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (a) two daily Hebrew newspapers that are widely distributed in Israel, on the Merger Proposal Submission Date, (b) a widely distributed newspaper in the United States, no later than three Business Days following the Merger Proposal Submission Date, and (c) if required, in such other manner as may be required by any applicable Law and regulations;

(ii) display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in Section 4.2(a)(i)), no later than three (3) Business Days following the Merger Proposal Submission Date; and

(iii) the Company or Merger Sub shall comply with the provisions of Section 1.4.

(b) For the avoidance of doubt, completion of the statutory merger process and the request for issuance of a Certificate of Merger from the Companies Registrar shall be subject to coordination by the parties and fulfillment or waiver of all of the conditions for Closing set forth in Section 5 and Section 6, below. For purposes of this Section 4.2, “Business Day” shall have the meaning set forth in the Merger Regulations.

(c) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold promptly: (i) a meeting of the holders of Company Ordinary Shares and Company Founder Shares; (ii) a class meeting of the holders of the Company Ordinary Shares, and (iii) a class meeting of the holders of Company Founder Shares; to vote on the approval of this Agreement, the Merger and the other Contemplated Transactions (the “Company Shareholders’ Meetings”) (provided in each case that, if applicable, any such meeting date shall follow the date on which the SEC or its staff advises that it has no further comments on the Schedule 13E-3). Subject to the notice requirements of the Companies Law and the Articles of Association of the Company, the Company Shareholders’ Meetings shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the date of this Agreement, but no later than 40 days following the date on which the SEC or its staff advises that it has no further comments on the Schedule 13E-3. The Company shall ensure that all proxies solicited in connection with the Company Shareholders’ Meetings are solicited in compliance with all applicable Legal Requirements. Within three days after the approval of the Merger by the shareholders of the Company, if it has been approved, the Company shall deliver to the Companies Registrar its shareholder approval notice in accordance with Section 317(b) of the Companies Law informing the Companies Registrar that the Merger was approved by the shareholders of the Company at the Company Shareholders’ Meetings. Parent, Alkaloida, TDC, SPH and their respective Affiliates shall vote or cause to be voted any and all Company Ordinary Shares and Company Founder Shares beneficially owned by Parent, Alkaloida, TDC, SPH or their respective Affiliates or with respect to which they have the power (by agreement, proxy or otherwise) to cause to be voted in favor of the approval and adoption of this Agreement and the Contemplated Transactions at the Company Shareholders’ Meetings (and at any adjournments or postponements thereof) and to cause their personal interest in such vote to be duly disclosed to the Company. The Company and the Special Committee shall reasonably agree on the logistics and other mechanical considerations relating to the Company’s obligations to take all action necessary under all applicable Legal Requirements to call, give notice of and hold promptly the Company Shareholders’ Meetings in accordance with this Section 4.2(c).

(d) Subject to Section 4.2(f), the Proxy Statement shall include a statement to the effect that the Board of Directors, upon recommendation of the Special Committee and the approval of the Audit Committee, recommends that the Company’s shareholders vote to approve this Agreement, the Merger and the other Contemplated Transactions at the Company Shareholders’ Meetings, and none of the Board of Directors, Special

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Committee, or the Audit Committee shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, Alkaloida, TDC, SPH or Merger Sub, the respective approvals or recommendations by the Board of Directors, Special Committee, or the Audit Committee of this Agreement, the Merger or any other Contemplated Transaction other than as permitted by Section 4.2(f).

(e) Subject to Section 4.2(f), the Company shall (i) use its reasonable best efforts to solicit from holders of Company Ordinary Shares proxies in favor of the approval of the Merger and the other Contemplated Transactions and (ii) call, notice, convene and hold the Company Shareholders’ Meetings in compliance with all applicable Legal Requirements, including the Companies Law, the Company’s Memorandum and Articles of Association, and the rules of the New York Stock Exchange. Notwithstanding clause “(i)” of the preceding sentence, in the event of a Change in Recommendation, the Company shall disclose the fact of such Change in Recommendation in any solicitation made by the Company to its shareholders. The Company may adjourn or postpone the meetings of holders of Company Ordinary Shares (1) if and only to the extent necessary pursuant to applicable law, to provide any necessary supplement or amendment to the Proxy Statement to the holders of Company Ordinary Shares in advance of a vote on this Agreement, the Merger and the other Contemplated Transactions; or (2) if, as of the time for which a meeting of holders of Company Ordinary Shares is originally scheduled (as set forth in the Proxy Statement), there are insufficient holders of Company Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the meetings. The Company shall engage a proxy solicitor selected by the Special Committee and reasonably approved by the Board of Directors, and the Company and the Special Committee shall reasonably agree on the logistics and other mechanical considerations relating to the Company’s obligations relating to proxy solicitation and the Company’s obligation to call, notice, convene and hold the Company Shareholders’ Meetings, each in accordance with this Section 4.2(e).

(f) Notwithstanding anything to the contrary contained in Sections 4.2(d) or (e), at any time prior to the approval of this Agreement by the Required Company Shareholder Vote, neither of the Company Board Recommendation nor the Special Committee Board Recommendation may be withdrawn or modified in a manner adverse to Parent, Alkaloida, TDC, SPH and/or Merger Sub, unless in response to (i) the Company’s receipt of an unsolicited bona fide Acquisition Proposal that did not result from a breach of Section 4.3(a) and that the Board of Directors or Special Committee determines in good faith, after consultation with its outside legal counsel(s) and financial advisor(s), constitutes a Superior Proposal, or (ii) material facts, events, changes or developments in circumstances arising after the date hereof that were not known or reasonably foreseeable to the Board of Directors or the Special Committee as of or prior to the date hereof and do not relate to an Acquisition Proposal or the receipt of any permit or approval from a Governmental Body with respect to the Company’s products currently under development (an “Intervening Event”; it being understood that in no event will changes to the Company’s share price be construed to be an Intervening Event (provided that the facts, events, changes or developments in circumstances giving rise to or contributing to any such change may constitute an Intervening Event)), the Board of Directors, upon recommendation of the Special Committee, or the Special Committee, respectively, determines, after taking into account the advice of its outside legal counsel(s) and financial advisor(s), that the failure to withdraw or so modify the Company Board Recommendation or the Special Committee Board Recommendation, respectively, as a result of the Superior Proposal or the Intervening Event, as applicable, would be inconsistent with the fiduciary obligations of the Board of Directors or the Special Committee, respectively, under applicable law (in either case, a “Change in Recommendation”); provided, however, that unless made later than the fifth business day preceding the Company Shareholders’ Meetings, no Change in Recommendation may be made until after at least five business days following the receipt by Parent of notice from the Company advising that the Board of Directors or Special Committee, as applicable, intends to take such action and the basis therefor, including reasonably detailed information regarding the circumstances and details surrounding such action. Without derogating from the Company’s obligations under Section 4.3(b), the Company shall notify Parent promptly of: (A) any withdrawal of or modification to the Company Board Recommendation or the Special Committee Board Recommendation, as applicable; and (B) the circumstances and details surrounding such withdrawal or modification.

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(g) Irrespective of whether there is any Superior Proposal, or any Change in Recommendation, the Board of Directors and the Special Committee shall communicate to the holders of Company Ordinary Shares and Company Founder Shares in the Proxy Statement that they have been advised by Parent that Parent will not consider selling its Company Ordinary Shares or Company Founder Shares (the “Parent Restrictive Undertaking”). In the event of a Change in Recommendation, the Board of Directors and Special Committee shall reiterate the Parent Restrictive Undertaking as part of the public disclosure about such Change in Recommendation, to the extent requested at the time by Parent.

4.3. No Solicitation by the Company.

(a) From and after the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement, the Company shall not, nor shall it authorize or permit any Company Subsidiary or any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any inquiry, proposal or other offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or knowingly furnish to any Person any non-public information with respect to, or knowingly cooperate with, any inquiry, proposal or other offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (iv) waive or release any Person from, forbear in the enforcement of, or amend any confidentiality, standstill or similar Contract or any confidentiality or standstill provisions of any other Contract, or (v) authorize or commit to do any of the foregoing. The Company shall, and shall cause each Company Subsidiary and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished.

(b) Notwithstanding anything to the contrary contained in Section 4.3(a), at any time after the date of this Agreement and prior to the approval of this Agreement by the Required Company Shareholder Vote, if the Company receives an unsolicited bona fide Acquisition Proposal from a third party that did not result from a breach of the Company’s obligations under Section 4.3(a), then the Company may (i) contact the Person or any of its Representatives who has made such Acquisition Proposal solely to clarify the terms of such Acquisition Proposal so that the Board of Directors or Special Committee may inform itself about such Acquisition Proposal, (ii) afford access to or furnish information concerning itself and its business, properties or assets or provide access to a data room (virtual or actual) to such Person or any of its Representatives pursuant to a confidentiality agreement (which the Company and its Representatives shall be permitted to negotiate) on standard terms and (iii) negotiate and participate in discussions and negotiations with such Person or any of its Representatives concerning such Acquisition Proposal, in the case of clauses (ii) and (iii), only if the Board of Directors or Special Committee determines in good faith, after consultation with its outside legal counsel(s) and financial advisor(s), that such Acquisition Proposal constitutes or is reasonably likely to constitute or result in a Superior Proposal. The Company shall promptly (and in any case within thirty-six (36) hours) (A) provide Parent notice (1) of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal and (2) of any inquiries, proposals or offers by third parties received by, any requests by third parties for nonpublic information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) by third parties with, the Company or any of its Representatives concerning an Acquisition Proposal, and disclose the material terms of such offer, proposal or request and (B) make available to Parent, all material nonpublic information, including copies of all material written materials, made available by the Company to such party but not previously made available to Parent. The Company shall keep Parent promptly and reasonably informed of the status of discussions relating to any such Acquisition Proposal or any material modifications thereto.

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4.4. Israeli Regulatory Matters.

(a) Each party to this Agreement shall use its commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Body with respect to the Merger. Each of the Company and Parent shall cause their respective Israeli counsel and tax advisers to coordinate all activities and to cooperate with each other, including by providing each an opportunity to comment on all applications to Israeli Governmental Bodies, with respect to the preparation and filing of such notices or applications for approval and the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain such Consents.

(b) As soon as reasonably practicable, and if not conducted before, promptly after the execution of this Agreement, the Company shall cause the Company’s Israeli counsel and accountants to prepare and file with the Israeli Tax Authority application for ruling (which shall be prior approved by Parent prior to its submission and which approval shall not be unreasonably withheld, conditioned or delayed) that, among other things, (i) with respect to holders of Ordinary Shares that are non-Israeli residents (as defined in the Ordinance or as will be determined by the Israel Tax Authority) (A) exempt Parent, Alkaloida, TDC, SPH and their Affiliates, the Paying Agent, the Israeli Paying Agent and the Surviving Company from any obligation to withhold Israeli tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement as part of the Merger Consideration or clarifying that no such obligation exists; and/or (B) clearly instruct Parent, Alkaloida, TDC, SPH and their Affiliates, the Paying Agent, the Israeli Paying Agent or the Surviving Company how such withholding at source is to be executed, and in particular, with respect to the classes or categories of holders or former holders of Company Ordinary Shares from which tax is to be withheld (if any), the rate or rates of withholding to be applied, and how to identify and determine any such non-Israeli residents, and (ii) with respect to holders of Ordinary Shares that are Israeli residents (as defined in the Ordinance or as will be determined by the Israel Tax Authority) (other than holder of Company 102 Shares) (x) exempting Parent, the Paying Agent, the Israeli Paying Agent, the Surviving Company and their respective agents and payors from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (y) clearly instructing Parent, the Paying Agent, the Surviving Company and their respective agents and payors on how to execute such withholding, and in particular, with respect to the classes or categories of holders of the Ordinary Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied (the “Israeli Tax Ruling”). Each of the Company and Parent shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Ruling. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to obtain the Israeli Tax Ruling as promptly as practicable. The Company and its counsel and advisors shall not make any application to, or conduct any material negotiation with, the Israel Tax Authority with respect to material matters relating to the subject matter of the Israeli Tax Ruling without prior coordination with Parent or its Representatives, and will enable Parent’s representatives to participate in all discussions and meetings relating thereto. To the extent that Parent’s representatives elect not to participate in any meeting or discussion, upon request, the Company’s Representatives shall provide a full report of the discussions held. The parties acknowledge that there is no guarantee that the Israeli Tax Ruling will be obtained or what will be the final provisions thereof.

(c) Each party to this Agreement shall: (i) give the other parties prompt notice of the commencement of any Legal Proceeding by or before any Israeli Governmental Body with respect to the Merger; (ii) keep the other parties informed as to the status of any such Legal Proceeding; and (iii) promptly inform the other parties of any communication with the Companies Registrar or any other Israeli Governmental Body regarding the Merger or any of the other Contemplated Transactions. The parties to this Agreement shall consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in

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connection with any Israeli Legal Proceeding or Consent of any Israeli Governmental Body relating to the Merger.

4.5. Other Regulatory Approvals. In addition to the obligations pursuant to Section 4.3, each party to this Agreement shall use commercially reasonable efforts to file, as promptly as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

4.6. Indemnification of Officers and Directors.

(a) All rights to indemnification by any Acquired Corporation existing in favor of those Persons who are or were directors and/or officers of any Acquired Corporation as of or prior to the date of this Agreement (the “Indemnified Persons”) for their acts and omissions as directors and/or officers of any Acquired Corporation occurring prior to the Effective Time pursuant to any indemnification agreements in effect immediately prior to the Closing and the Articles of Association of the Acquired Corporations (the “Indemnification Documents”) shall survive the Merger and be observed by the Surviving Company to the fullest extent available under the Indemnification Documents and applicable law for a period of seven years from the date on which the Merger becomes effective, and Parent, Alkaloida, TDC and SPH shall cause the Surviving Company to so observe such rights (including, to the extent necessary, by providing funds to ensure such observance). Without limiting the foregoing, Parent, from and after the Effective Time until seven years from the Effective Time, shall cause, unless otherwise required by law, the Articles of Association and comparable organizational documents of the Surviving Company and each of the Company Subsidiaries to contain provisions no less favorable to the Indemnified Persons with respect to exculpation and limitation of liabilities of directors and officers, insurance and indemnification than are set forth as of the date of this Agreement in the Company Articles of Association and comparable organizational documents of the relevant Company Subsidiaries, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Persons with respect to exculpation and limitation of liabilities or insurance and indemnification.

(b) From the Effective Time until the seventh anniversary of the date on which the Merger becomes effective, the Surviving Company shall use commercially reasonable efforts to maintain in effect, for the benefit of those Indemnified Persons who are currently insured under the directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form delivered by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”) with respect to their acts and omissions as directors and officers of any Acquired Corporation occurring prior to the Effective Time, the Existing D&O Policy; provided, however, that the Surviving Company may substitute for the Existing D&O Policy a policy or policies of comparable coverage and in no event shall the Surviving Company be required to expend pursuant to this Section 4.5(b) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance. The provisions of this Section 4.5(b) shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 4.5(b), which policies provide such directors and officers with coverage comparable to the coverage provided by the Existing D&O Policy for a period of seven years following the Effective Time from an insurer with substantially the same or better credit rating as that of the carrier that provides the Existing D&O Policy (and the Company may, in its discretion, obtain such a prepaid policy prior to the Effective Time). If such prepaid policies have been obtained prior to the Effective Time, Parent, Alkaloida, TDC or SPH shall not cancel such policies and shall honor their obligations thereunder, if any.

(c) The obligations under this Section 4.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons (and their respective heirs or representatives) shall be third-party beneficiaries of this Section 4.5), and in the event that Parent or Alkaloida, TDC or SPH consolidates or merges with any other Person and shall not be the continuing or surviving company or entity in such consolidation or

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merger, then Parent, Alkaloida, TDC or SPH, as applicable, shall make proper provision so that the continuing or surviving company or entity shall assume the obligations set forth in this Section 4.5. The Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Persons in enforcing the indemnity and other obligations provided in this Section 4.5.

4.7. Resignation of Directors. Prior to the Closing, the Company shall cause each director of the Company to execute a resignation and release letter in a form acceptable to Parent, effective as of the Effective Time.

4.8. Additional Agreements. Parent, Alkaloida, TDC, SPH and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or material Company Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.

4.9. Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the Merger or the other Contemplated Transactions. The Company shall consult with Parent before any of the Acquired Corporations or any of their Representatives sends any emails or other documents or otherwise communicates to the Company Associates as a whole with respect to the Merger or any of the other Contemplated Transactions.

4.10. Directors; Approvals. Following the date of this Agreement and until the Effective Time, none of Parent, Alkaloida, TDC, SPH, Merger Sub or the Company shall take or cause to be taken any action to cause any change in the composition of the Special Committee. After the date hereof and prior to the Effective Time, in addition to any approvals of the Board of Directors or the shareholders of the Company as may be required under applicable law, and without limiting the other requirements set forth herein, the approval of the Special Committee shall be required (a) for the Company to terminate this Agreement or amend this Agreement, (b) for the Company to exercise or waive any of the Company’s benefits, rights or remedies under this Agreement, or (c) for the Company to take any action that would prevent or materially delay the consummation of the Merger, and the Special Committee shall have sole authority to direct the Company to terminate the Agreement.

4.11. Approval of Sole Shareholders of Merger Sub; Notification to Registrar of Companies. Immediately following the approval of the Merger by the shareholders of the Company, Alkaloida, TDC and SPH, as the sole shareholders of Merger Sub, shall, and Parent shall cause Alkaloida, TDC and SPH to, approve the Merger as the sole shareholders of Merger Sub. No later than three days after the approval of this Agreement, the Merger and the other Contemplated Transactions by Alkaloida, TDC and SPH, as the sole shareholders of Merger Sub, Merger Sub shall (in accordance with Section 317(b) of the Companies Law and the regulations thereunder) inform the Companies Registrar of such approval.

4.12. Notice of Certain Events; Communications with Governmental Bodies.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 7.1, the Company shall give prompt written notice to Parent , and Parent shall give prompt written notice to the Company, of (i) any material notice or other material communication received by such party from any Governmental Body in connection with this Agreement, the Merger or the other Contemplated Transactions or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger or the other Contemplated Transactions; (ii) any material claims, actions, suits, proceedings or investigations commenced or, to such party’s knowledge,

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threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to this Agreement, the Merger or the other Contemplated Transactions; and (iii) any fact, event or circumstance known to such party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any such party’s representations, warranties, covenants or agreements contained herein or would prevent, materially delay or impede, or would reasonably be expected to prevent, materially delay or impede, the consummation of the Merger or any other Contemplated Transaction; provided, however, that the delivery of any notice pursuant to this Section 4.11 shall not limit or otherwise affect any remedies available to the party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant or failure to satisfy the conditions to the obligations of the parties under this Agreement.

(b) Each party to this Agreement shall permit the other parties to review in advance any substantive communication proposed to be made by such party to any Governmental Body and provide the other parties with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Body or members of its staff, on the other hand, and as necessary to address reasonable privilege or confidentiality concerns, or as necessary to comply with contractual arrangements, including any existing confidentiality or non-disclosure agreements. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.

4.13. Stock Exchange Delisting. Parent and the Company shall cooperate and use commercially reasonable efforts to cause the delisting of the Company Ordinary Shares from the New York Stock Exchange and the deregistration of such Company Ordinary Shares as promptly as practicable following the Effective Time in compliance with applicable Legal Requirements.

4.14. Treatment of Company Employees.

(a) Following the Effective Time and ending on the first anniversary of the Effective Time (or, if earlier, the termination date of the relevant Continuing Employee), Parent shall use commercially reasonable efforts to provide, or cause the Surviving Company and its Subsidiaries to use commercially reasonable efforts to provide to each Continuing Employee, employee benefits, including without limitation, annual base compensation, target short-term incentive and long-term incentive opportunities and severance benefits (but excluding change in control, retention, and other similar bonuses or payments, defined benefit pension benefits and retiree medical benefits) that are substantially comparable in the aggregate to the foregoing benefits provided either (i) to such Continuing Employee immediately prior to the Effective Time or (ii) to similarly situated employees of Parent or its applicable Subsidiaries in the same or comparable geographical locations.

(b) With respect to all plans maintained by Parent, the Surviving Company or their respective Subsidiaries (including any vacation, paid time-off and severance plans), for purposes of eligibility to participate and vesting, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Company or any of their respective Subsidiaries to the same extent such service was credited under an analogous employee benefit plan of the Company prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c) Parent shall use commercially reasonable efforts to cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Company or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the analogous employee benefit plan of the Company immediately prior to the Effective Time.

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(d) Section 4.14 is intended to be for the sole benefit of the Parties to this Agreement. Nothing contained in this Agreement, express or implied, including this Section 4.14, (i) shall be construed as requiring or shall require Parent, the Company or any of their Affiliates to continue the employment or service of any specific person, to limit the ability of Parent, the Company, or any of their respective Affiliates from terminating the employment or service of any employee or other service provider (including any Continuing Employee); (ii) without derogating from the provisions of Section 4.14(a), shall alter or limit the ability of Parent, the Company or any of their respective Affiliates from amending, modifying or terminating any benefit plan, program, policy, agreement or arrangement of the Company, Parent or any of their Affiliates, (iii) shall establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any benefit plan, program, policy, agreement or arrangement of the Company, Parent or any of their Affiliates, or (iv) shall be construed to create or waive any right to any compensation or benefits on the part of any Continuing Employee or other future, present or former employee or other service provider of Parent, the Company or their respective Affiliates or any beneficiary of the foregoing, or shall be deemed to confer upon any other Person any rights or remedies hereunder or make any employee or other service provider of the Parties or their respective Affiliates or any other Person a third party beneficiary of this Agreement.

Section 5 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT, ALKALOIDA, TDC, SPH AND MERGER SUB

The obligations of Parent, Alkaloida, TDC, SPH and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction or waiver (to the extent a waiver is permitted under applicable law), at or prior to the Closing, of each of the following conditions:

5.1. Accuracy of Representations.

(a) Each of the representations and warranties of the Company set forth in Sections 2.3(a), 2.8 and 2.9 shall have been true and accurate in all material respects as of the date of this Agreement and shall be true and accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been true and accurate as of such date).

(b) Each of the representations and warranties of the Company set forth in Sections 2.1, 2.2, 2.3(b), 2.3(c), 2.4, 2.5, 2.6, and 2.7 shall have been true and accurate as of the date of this Agreement and shall be true and accurate as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been true and accurate as of such date) except where the failure of such representations and warranties to be so true and accurate (without regard to qualification or exceptions contained therein as to materiality or Company Material Adverse Effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.2. Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

5.3. Waiting Period. Any waiting period applicable to the Merger under the Companies Law, including without limitation, at least 30 days after the approval of the Merger by the shareholders of the Company and Merger Sub, shall have expired, elapsed or terminated.

5.4. Shareholder Approval. This Agreement, the Merger and the other Contemplated Transactions shall have been duly approved by the Required Company Shareholder Vote.

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5.5. Certificate. Parent, Alkaloida, TDC and SPH shall have received a certificate executed by an executive officer of the Company confirming that the conditions set forth in Sections 5.1 and 5.2 have been duly satisfied.

5.6. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order against Parent, Alkaloida, TDC, SPH or Merger Sub preventing the consummation of the Merger by Parent, Alkaloida, TDC, SPH, or Merger Sub under U.S. or Israeli law shall have been issued by any U.S. or Israeli court of competent jurisdiction and remain in effect, and there shall not be any U.S. or Israeli Legal Requirement enacted or deemed applicable to the Merger that makes the consummation of the Merger by Parent, Alkaloida, TDC, SPH or Merger Sub illegal under U.S. or Israeli law.

5.7. Certificate of Merger. The Company and Merger Sub shall have received the Certificate of Merger from the Companies Registrar.

Section 6 CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction or waiver (to the extent a waiver is permitted under applicable law), at or prior to the Closing, of the following conditions:

6.1. Accuracy of Representations.

(a) Each of the representations and warranties of Parent, Alkaloida, TDC, SPH and Merger Sub set forth in Sections 3.6 and 3.7 shall have been true and accurate in all material respects as of the date of this Agreement and shall be true and accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been true and accurate as of such date).

(b) The representations and warranties of Parent, Alkaloida, TDC, SPH and Merger Sub set forth in Sections 3.1 to 3.5 shall have been true and accurate as of the date of this Agreement and shall be true and accurate as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been true and accurate in all material respects as of such date) except where the failure of such representations and warranties to be so true and accurate (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of Parent, Alkaloida, TDC, SPH or Merger Sub to consummate the Contemplated Transactions.

6.2. Performance of Covenants. All of the covenants and obligations in this Agreement that Parent, Alkaloida, TDC, SPH and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3. Shareholder Approval and Waiting Period. This Agreement, the Merger and the other Contemplated Transactions shall have been duly approved by the Required Company Shareholder Vote, and any waiting period applicable to the Merger under the Companies Law, including without limitation, at least 30 days after the approval of the Merger by the shareholders of the Company and Merger Sub, shall have expired, elapsed or terminated.

6.4. Certificate. The Company shall have received a certificate executed by an executive officer of each of Parent, Alkaloida, TDC and SPH confirming that the conditions set forth in Sections 6.1 and 6.2 have been duly satisfied.

6.5. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order against the Company preventing the consummation of the Merger by the Company under U.S. or Israeli

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law shall have been issued by any U.S. or Israeli court of competent jurisdiction and remain in effect, and there shall not be any U.S. or Israeli Legal Requirement enacted or deemed applicable to the Merger that makes the consummation of the Merger by the Company illegal under U.S. or Israeli law.

6.6. Certificate of Merger. The Company and Merger Sub shall have received the Certificate of Merger from the Companies Registrar.

Section 7 TERMINATION

7.1. Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Merger by the Required Company Shareholder Vote):

(a) by mutual written consent of Parent and the Company (acting at the direction of the Special Committee);

(b) by either Parent, on the one hand, or the Company, on the other hand (acting at the direction of the Special Committee), if the Merger shall not have been consummated by October 17, 2024 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Merger by such date is a result of a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent, on the one hand, or the Company, on the other hand (acting at the direction of the Special Committee), if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(d) by either Parent, on the one hand, or the Company, on the other hand (acting at the direction of the Special Committee), if: (i) the Company Shareholders’ Meetings (including any adjournments and postponements thereof) shall have been held and completed and the Company’s shareholders shall have taken a final vote on a proposal to approve this Agreement, the Merger and the other Contemplated Transactions; and (ii) this Agreement, the Merger and the other Contemplated Transactions shall not have been approved at the Company Shareholders’ Meetings (and shall not have been approved at any adjournment or postponement thereof) by the Required Company Shareholder Vote;

(e) by Parent, if, at any time prior to the approval of this Agreement by the Required Company Shareholder Vote, the Special Committee shall have made a Change in Recommendation;

(f) by Parent, if: (i) any of the representations and warranties provided by the Company in Section 2 shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 5.1 would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 5.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties or a breach of a covenant or obligation by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 7.1 on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date the Company receives notice of such inaccuracy or breach from Parent;

(g) by the Company (acting at the direction of the Special Committee) if: (i) any of the representations and warranties of Parent, Alkaloida, TDC, SPH or Merger Sub shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if

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made on such subsequent date) such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of the covenants or obligations of Parent or Alkaloida contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of Parent, Alkaloida, TDC, SPH or Merger Sub or a breach of a covenant or obligation by Parent, Alkaloida, TDC, SPH or Merger Sub is curable by Parent, Alkaloida, TDC, SPH or Merger Sub (as applicable), then the Company may not terminate this Agreement under this Section 7.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date Parent receives notice of such inaccuracy or breach from Company; or

(h) by the Company (acting at the direction of the Special Committee), if, at any time prior to the approval of this Agreement by the Required Company Shareholder Vote, the Board of Directors or the Special Committee shall have made a Change in Recommendation.

7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect; provided that nothing herein shall relieve or release any party from liability or damages for fraud or any willful or intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

7.3. Expenses. All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that the Company shall pay all expenses relating to printing, filing and mailing the Schedule 13E-3 (if applicable) and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Schedule 13E-3 (if applicable) and the Proxy Statement.

Section 8 MISCELLANEOUS PROVISIONS

8.1. Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company (with the prior approval of the Special Committee), Parent and Merger Sub at any time (whether before or after the approval of this Agreement by the shareholders of the Company); provided, however, that after approval of this Agreement by the Company’s shareholders, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.2. Extension; Waiver.

(a) Subject to Sections 8.2(b) and 8.2(c), at any time prior to the Effective Time, any party hereto may, subject to applicable law and in the case of the Company, with the prior approval of the Special Committee: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege

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or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3. No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive after the Effective Time.

8.4. Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. If signed by DocuSign, e-sign or any similar form of signature by electronic means, this Agreement will be deemed an original, and binding upon the party who signed it. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.5. Applicable Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, disregarding the provisions concerning internal conflict of laws. All disputes, controversies, claims, actions and proceedings arising out of or relating to this Agreement (and any subsequent amendments thereof) or the breach, termination, or validity thereof, and any question of the arbitral tribunal’s jurisdiction or the existence, scope or validity of this arbitration agreement (each a “Dispute”), shall be heard and determined exclusively under the Rules of Arbitration in effect at the time (the “Rules”) of the International Chamber of Commerce (the “ICC”), except as modified herein.

(b) The seat and venue of the arbitration shall be New York, New York, and the arbitration shall be conducted in the English language.

(c) The number of arbitrators shall be three. One arbitrator shall be nominated by the Company (acting at the direction of the Special Committee) if it is a party to the arbitration, and another arbitrator shall be nominated collectively by whichever of Parent, Alkaloida, TDC, SPH and Merger Sub are parties to the arbitration, each within thirty (30) days of the commencement of the arbitration. The two arbitrators so appointed shall, in consultation with the parties, nominate the third and presiding arbitrator (the “Presiding Arbitrator”) within thirty (30) days of the appointment of the second arbitrator. If any party or group of parties fails to nominate an arbitrator, or if the two party-appointed arbitrators fail to nominate the Presiding Arbitrator, within the time periods specified herein, then any such arbitrator shall, upon any party’s request, be appointed by the ICC in accordance with the Rules.

(d) In addition to monetary damages, the arbitrators shall be empowered to award equitable relief, including, but not limited to an injunction and specific performance of any obligation under this Agreement. Each party shall bear its own costs of the arbitration, including attorneys’ fees, and the parties shall share equally the arbitrator fees and ICC’s administrative costs. Each of the parties hereto agrees that this Section constitutes an arbitration agreement and that all decisions of the arbitrators shall be (i) final and binding on each of the parties thereto, (ii) the sole and exclusive remedy between the parties regarding any Disputes presented to the arbitrators and (iii) enforceable, and judgment upon any award may be entered, in any court of competent jurisdiction.

(e) The parties consent and submit to the exclusive jurisdiction of the federal courts located in the State of New York or, where such court does not have jurisdiction, any New York state court, in either case located in New York County, New York (“New York Court”) to compel arbitration or for interim or provisional remedies in aid of arbitration, and to the non-exclusive jurisdiction of any New York Court for the enforcement

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of any arbitral award rendered hereunder. In any such action: (i) each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; (ii) each of the parties irrevocably consents to service of process sent by a national courier service (with written confirmation of receipt) to its address identified in Section 8.9 of this Agreement or in any other manner permitted by applicable law; and (iii) each of the parties waives any right to trial by jury in any court.

8.6. Without prejudice to such provisional remedies that may be granted by a court, the arbitrators shall have full authority to grant provisional remedies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect.

8.7. Specific Performance. The parties hereto agree that (a) irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy or remedies to which such party is entitled at law or in equity and (b) the Special Committee shall be permitted, on behalf of the Company, to seek to enforce the obligations of Parent, Alkaloida, TDC, SPH and Merger Sub under this Agreement.

8.8. Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.9. Assignability; No Third-Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns (except as expressly provided in Section 4.5(c)); provided, however, that (a) the rights and obligations of each of Parent, Alkaloida, TDC, SPH and Merger Sub under this Agreement may be assigned or delegated by Parent, Alkaloida, TDC, SPH or Merger Sub, as the case may be, to any Affiliate of Parent without the consent of the Company or of any other Person, provided that such assignment shall not materially adversely affect the rights and interests of the holders of Company Ordinary Shares, and in the event of any such assignment and/or delegation, all references in this Agreement to Parent, Alkaloida, TDC, SPH or Merger Sub, as the case may be, shall be deemed to instead refer to such Affiliate; and (b) other than as permitted by Section 8.8(a), neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as specifically provided in Section 4.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered mail return receipt requested, upon receipt; (b) if sent designated for overnight delivery by an internationally recognized overnight air courier (such as DHL or Federal Express), three business days after delivery to such courier; (c) if sent by facsimile transmission before 5:00 p.m. in New York, when transmitted and receipt is confirmed; (d) if sent by email (with electronic confirmation of receipt) upon electronic confirmation of receipt or (if received on a non-business day) on the first business day following electronic confirmation of receipt; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

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if to Parent, Alkaloida, TDC, SPH or Merger Sub:

Sun Pharmaceutical Industries Ltd.

Attention: Erik Zwicker, Vice President & General Counsel

erik.zwicker@sunpharma.com

with a copy (which shall not constitute notice) to:

Herzog, Fox & Neeman

Herzog Tower

6 Yitzhak Sade St.

Tel Aviv, 6777506, Israel

Attention: Nir Dash; Niv Sivan

Email: dashn@herzoglaw.co.il; sivann@herzoglaw.co.il

and an additional copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Michael Davis

Email: michael.davis@davispolk.com

if to the Company:

c/o Taro Pharmaceuticals U.S.A., Inc.

3 Skyline Drive

Hawthorne, NY 10532

Attention: William J. Coote

Facsimile: (914) 345-9431

Email: William.Coote@Taro.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022 (USA)

Attention: Richard Alsop; George Karafotias

Email: richard.alsop@shearman.com; gkarafotias@shearman.com

and an additional copy (which shall not constitute notice) to:

Meitar | Law Offices

16 Abba Hillel Rd.,

Ramat Gan, Israel

Attention: Clifford M.J. Felig; Benjamin Bekkerman

Email: cfelig@meitar.com; benjaminb@meitar.com

and an additional copy (which shall not constitute notice) to the Special Committee as set forth below.

if to the Special Committee:

c/o Linda Benshoshan

Email: linda@lindabs.co.il

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with a copy (which shall not constitute notice) to:

Goldfarb Gross Seligman & Co.

One Azrieli Center

Round Tower

Tel Aviv, Israel

Attention: Adam M. Klein; Daniel P. Kahn

Facsimile: +972-3-521-2212

Email: adam.klein@goldfarb.com; daniel.kahn@goldfarb.com

and an additional copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001-8602

Attention: Maxim (Max) Mayer-Cesiano; Mike Ringler

Facsimile: +1-917-777-2509

Email: maxim.mayercesiano@skadden.com; mike.ringler@skadden.com

8.11. Cooperation. The Company agrees to reasonably cooperate with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

8.12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.13. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

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(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to “$” or “dollars” in this Agreement shall mean U.S. dollars. All references to “NIS” in this Agreement shall mean New Israeli Shekels. All references to “business days” shall mean days on which banks are open for business in New York and in the State of Israel.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TARO PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Uday Baldota
Name:	Uday Baldota
Title:	Chief Executive Officer

SUN PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ C.S. Muralidharan
Name:	C.S. Muralidharan
Title:	Cheif Financial Officer

ALKALOIDA CHEMICAL COMPANY ZRT

By:	/s/ Peter Andreidesz
Name:	Peter Andreidesz
Title:	Director

THE TARO DEVELOPMENT CORPORATION

By:	/s/ Sudhir Valia
Name:	Sudhir Valia
Title:	Director

SUN PHARMA HOLDINGS

By:	/s/ Rajesh Shah
Name:	Rajesh Shah
Title:	Director

LIBRA MERGER LTD.

By:	/s/ Erik Zwicker
Name:	Erik Zwicker
Title:	Director

[Signature Page to Agreement of Merger]

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations. “Acquired Corporations” shall mean: (a) the Company; (b) each of the Company’s Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal, offer or indication of interest from any Person, relating to any direct or indirect acquisition or purchase, in one (1) transaction or a series of transactions, of assets or businesses that constitute fifteen percent (15%) or more of the consolidated net revenues, net income, or assets (based on the fair market value thereof) of the Company and the Company Subsidiaries, taken as a whole (an “Asset Sale Transaction”), or fifteen percent (15%) or more of any class of voting or equity securities of the Company, any tender offer or exchange offer or issuance of voting or equity securities that if consummated would result in any Person beneficially owning fifteen percent (15%) or more of any class of voting or equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or wholly owned Company Subsidiary pursuant to which any Person or the stockholders of any Person would own fifteen percent (15%) or more of any class of voting or equity securities of the Company or of the surviving company or of any resulting parent company of the Company under such transaction, other than the Contemplated Transactions.

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common control with, such first Person.

Agreement. “Agreement” shall mean the Agreement of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Companies Law. “Companies Law” shall mean the Israeli Companies Law 5759-1999, as amended, and all rules and regulations promulgated thereunder.

Company 102 Shares. “Company 102 Shares” shall mean all shares issued and subject to tax under section 102 of the Ordinance and held by the Section 102 Trustee.

Company Associate. “Company Associate” shall mean any current officer or other employee, or current independent contractor, consultant or director, of or to any of the Acquired Corporations.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any property or asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Company Founder Shares. “Company Founder Shares” shall mean the founder shares, nominal value NIS 0.00001 per share, of the Company.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on: (a) the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Acquired Corporations taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in the economy or financial markets (including credit markets) in general, (ii) changes in the economic, business, financial or regulatory environment generally affecting any of the industries in which the Company and its Subsidiaries operate, (iii) changes in law or applicable accounting regulations or principles or interpretations thereof, (iv) changes that arise out of the existence or announcement of this Agreement or out of actions required by this Agreement or the Contemplated Transactions, (v) acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism (other than such acts of war, armed hostilities or terrorism, or escalation or worsening thereof, that cause any damage or destruction to, or render physically unusable, any facility or property of the Company or any of its Subsidiaries or otherwise disrupt in any material manner the business or operations of the Company or any of its material Subsidiaries), (vi) any failure, in and of itself, of the Company to achieve any projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics (provided that the cause or basis for the Company’s failure to meet such projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics shall not be excluded from the determination of whether a Material Adverse Effect has occurred) and (vii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to this Agreement, the Merger or the other Contemplated Transactions, or the approval thereof; provided, however, that with respect to clauses (i), (ii) and (iii), solely to the extent that the impact of such change or effect is not disproportionately adverse in any material respects to the Company and the Company’s Subsidiaries taken as a whole compared to other companies in the same industry.

Company Option Plans. “Company Option Plans” shall mean: (a) the Company’s 1991 Stock Incentive Plan; and (b) the Company’s 1999 Stock Incentive Plan.

Company Options. “Company Options” shall mean options to purchase Company Ordinary Shares from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company Ordinary Shares. “Company Ordinary Shares” shall mean the ordinary shares, nominal value NIS 0.0001 per share, of the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by this Agreement.

Continuing Employees. “Continuing Employees” shall mean all employees of the Company and its Subsidiaries as of the Effective Time.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, indenture, bond, loan, conditional sale contract, mortgage, franchise, option, warranty, purchase or sale order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Control. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee, or executor, or otherwise.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) U.S. federal, state, local or municipal, non-U.S. or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the New York Stock Exchange).

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any U.S. federal, state, local or municipal, non-U.S. or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange).

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Ordinance. “Ordinance” shall mean the Israeli Income Tax Ordinance (New Version), 1961, and the rules and regulations promulgated thereunder, as may be amended from time to time, including any publications and clarifications issued by the Israeli Tax Authority.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to the Company’s shareholders in connection with the Company Shareholders’ Meetings.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and other representatives.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Section 102 Trustee. “Section 102 Trustee” shall mean IBI Trust Management, appointed by the Company to serve as trustee pursuant to Section 102 of the Ordinance and approved by the Israeli Tax Authority.

SEC Reports. “SEC Reports” shall mean the forms, reports, statements, schedules and other materials filed by the Company with the SEC pursuant to the Exchange Act or other Legal Requirements during the period beginning on January 1, 2022 and ending on the day prior to the date hereof.

Securities Laws. “Securities Laws” shall mean, as applicable, (i) in the case of the Schedule 13E-3, any applicable requirements of the applicable U.S. federal securities laws, including the rules and regulations of the SEC thereunder, and (ii) in the case of the Proxy Statement, any applicable requirements of the applicable Israeli securities laws, including the rules and regulations of the Israel Securities Authority thereunder.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Proposal. “Superior Proposal” shall mean a bona fide written Acquisition Proposal, which would result in a transaction (i) that, if consummated, is more favorable to the Company’s shareholders from a financial point of view than the Contemplated Transactions (taking into account at the time of determination all relevant circumstances the Board of Directors or Special Committee deems proper, including the various legal, financial and regulatory aspects of such proposal, all the terms and conditions of such proposal (including any termination or break-up fees, expense reimbursement provisions and any conditions, potential time delays or other risks to consummation) and this Agreement, and any changes to the terms of this Agreement irrevocably offered by Parent in writing in response to such Acquisition Proposal), and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Acquisition Proposal, any shareholder approval or other approval requirements and all other financial, regulatory, legal and other aspects of such proposal, and the Parent Restrictive Undertaking (to the extent Parent confirms its intent not to sell Ordinary Shares or vote in favor of the Acquisition Proposal upon notice by the Company of the Acquisition Proposal). For purposes of this definition, the reference to “fifteen percent (15%) or more of” in the definition of “Acquisition Proposal” as it relates to an Asset Sale Transaction will be deemed to be a reference to “the majority of”.

Tax. “Tax” shall mean any U.S. federal, state, local or non-U.S. (including Israeli) tax, including (without limiting the generality of the foregoing) income, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, capital gains, national insurance, healthcare, social security, disability, unemployment, stamp, value added, and any obligations and charges of the same or a similar nature to any of the foregoing, whether disputed or not, in each instance including any interest, penalties or other additions to tax related thereto.

Valid Tax Certificate. “Valid Tax Certificate” shall mean a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the Israel Tax Authority in form and substance reasonably satisfactory to Parent (or to the extent the Israeli Tax Ruling is obtained, the Israeli Paying Agent (provided, that the Israeli Tax Ruling imposes responsibility for withholding solely on the Israeli Paying Agent)), that is applicable to the payments to be made pursuant to this Agreement, stating that no withholding, or a reduced rate of withholding, of Israeli Tax is required with respect to such payments or providing other instructions regarding such payments or withholding (including the deferral of any withholding or other Tax or the transfer of the withholding Tax amount to a trustee).

Appendix B

January 17, 2024

The Special Committee of the Board of Directors

Taro Pharmaceutical Industries Ltd.

14 Hakitor Street

Haifa Bay 2624761, Israel

Members of the Special Committee:

We understand that Taro Pharmaceutical Industries Ltd., an Israeli company (“Taro”), proposes to enter into an Agreement of Merger (the “Agreement”), among Taro, Sun Pharmaceuticals Industries Ltd., a corporation organized under the laws of India (“Parent”), Alkaloida Chemical Company ZRT (f/k/a Alkaloida Chemical Company Exclusive Group Limited), a corporation organized under the laws of Hungary and under the control of Parent (“Alkaloida”), The Taro Development Corporation, a corporation organized under the laws of New York and under the control of Parent (“TDC”), Sun Pharma Holdings, a corporation organized under the laws of Mauritius and a direct wholly owned subsidiary of Parent (“SPH”), and Libra Merger Ltd., an Israeli company under the control of Parent and a direct wholly owned subsidiary of Alkaloida, TDC and SPH (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Taro (the “Merger”) and each outstanding ordinary share, nominal value NIS 0.0001 per share, of Taro (each, a “Taro Ordinary Share”), other than the Excluded Ordinary Shares (as defined in the Agreement), will be converted into the right to receive $43.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Taro Ordinary Shares (other than holders of the Excluded Ordinary Shares) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Taro;

(ii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Taro furnished to or discussed with us by the management of Taro, including certain financial forecasts relating to Taro prepared by the management of Taro (such forecasts, “Taro Forecasts”);

(iii)

discussed the past and current business, operations, financial condition and prospects of Taro with members of senior management of Taro and with the members of the Special Committee of the Board of Directors (the “Special Committee”);

(iv)	reviewed the trading history for Taro Ordinary Shares and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Taro with similar information of other companies we deemed relevant;

(vi)	reviewed a draft, dated January 16, 2024, of the Agreement; and

The Special Committee of the Board of Directors

Taro Pharmaceutical Industries Ltd.

(vii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Taro that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Taro Forecasts, we have been advised by the management of Taro, and have assumed, at your direction, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Taro as to the future financial performance of Taro, and we have relied, at your direction, on the Taro Forecasts for purposes of our opinion. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Taro or any other entity, nor have we made any physical inspection of the properties or assets of Taro or any other entity. We have not evaluated the solvency or fair value of Taro or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at your direction, that the Merger will be consummated in accordance with the terms set forth in the Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Taro or any other entity or the Merger (including the contemplated benefits thereof). We also have assumed, at your direction, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Taro. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Taro Ordinary Shares (other than holders of the Excluded Ordinary Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise, or as to any consideration or other direct or indirect benefits to be received in connection with or as a result of the Merger or related transactions by Parent or its Affiliates, in its capacity as the controlling shareholder of Taro, or any other party. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Taro or in which Taro might engage or as to the underlying business decision of Taro to proceed with or effect the Merger. In addition, we are not expressing any view or opinion with respect to, and we have relied, with your consent, upon the assessments of the management of Taro, other representatives of Taro and representatives of the Special Committee regarding, legal, regulatory, accounting, tax and similar matters relating to Taro or any other entity and the Merger (including the

The Special Committee of the Board of Directors

Taro Pharmaceutical Industries Ltd.

contemplated benefits thereof) as to which we understand that Taro and the Special Committee has obtained such advice as it deemed necessary from qualified professionals. We further express no opinion or recommendation as to how any holder of Taro Ordinary Shares should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a portion of which is payable in four quarterly payments, and a portion of which is payable upon the rendering of this opinion. In addition, Taro has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Taro, Parent and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and/or in the future may provide, investment banking, commercial banking and other financial services to Taro and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services.

In addition, we and our affiliates in the past have provided, currently are providing, and/or in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as a lender under certain leasing facilities of Parent and/or certain of its affiliates.

It is understood that this letter is for the benefit and use of the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the Merger. A copy of this letter may be shared with the Board of Directors of Taro (in its capacity as such) and the Audit Committee of the Board of Directors of Taro (in its capacity as such) for the use and benefit of the Board of Directors of Taro (in its capacity as such) and/or the Audit Committee of the Board of Directors of Taro (in its capacity as such), respectively, in connection with their evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Taro or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

The Special Committee of the Board of Directors

Taro Pharmaceutical Industries Ltd.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Taro Ordinary Shares (other than holders of the Excluded Ordinary Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

BOFA SECURITIES, INC.

APPENDIX C

TARO PHARMACEUTICAL INDUSTRIES LTD.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Extraordinary General Meeting of Shareholders and the Class

Meeting of the Holders of the Company’s Ordinary Shares, to be held on     , 2024

Please see reverse side for instructions on three easy ways to vote.

Please act promptly—in order for your shares to be represented by proxy at the Meetings, your validly executed proxy must be

received by 11:59 EST on     , 2024.

TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

The undersigned shareholder of Taro Pharmaceutical Industries Ltd. (the “Company”) hereby appoints each of Ohad Rosner, [    ] and [    ], each with full power of substitution, the true and lawful attorney, agent and proxy of the undersigned, to vote, as designated on the reverse side, all of the Ordinary Shares of the Company which the undersigned is entitled in any capacity to vote at the Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting”) of the Company and the class meeting of the holders of the Company’s Ordinary Shares (the “Ordinary Class Meeting” and together with the Extraordinary General Meeting, the “Meetings”) to be held on     , 2024 at 10:00 a.m., Israel time and on     , at 11:00 a.m., Israel time or immediately after the conclusion of the Extraordinary General Meeting, whichever is later, respectively, at Meitar Law Offices, located at 16 Abba Hillel Road, 10th Floor, Ramat Gan, Israel, 5250608, and at all adjournments and postponements thereof.

The undersigned hereby acknowledges receipt of the Notice of Extraordinary General Meeting of Shareholders and Class Meeting of the Holders of Ordinary Shares and Class Meeting of the Holders of Founders’ Shares and the Proxy Statement accompanying such Notice, revokes any proxy or proxies heretofore given to vote upon or act with respect to the undersigned’s shares and hereby ratifies and confirms all that the proxies or their substitutes may lawfully do by virtue hereof.

This proxy when properly executed and received no later than 11:59 EST on     , 2024, will be voted in accordance with the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted “FOR” Proposal 1.

IMPORTANT NOTE: THE VOTE UNDER THIS PROXY WILL NOT BE COUNTED FOR OR AGAINST PROPOSAL 1 UNLESS THE UNDERSIGNED INDICATES THAT (I) HE, SHE OR IT DOES NOT HAVE A CONFLICT OF INTEREST IN THE APPROVAL OF THAT PROPOSAL BY CHECKING THE BOX “FOR” ITEM 1A ON THE REVERSE SIDE, OR (II) HE, SHE OR IT HAS A CONFLICT OF INTEREST IN THE APPROVAL OF PROPOSAL 1 BY CHECKING THE BOX “AGAINST” ITEM 1A ON THE REVERSE SIDE.

Any and all proxies heretofore given by the undersigned are hereby revoked.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your Ordinary Shares of Taro Pharmaceutical Industries Ltd. for the upcoming Extraordinary General Meeting of Shareholders and the class meeting of the holders of ordinary shares.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Telephone — Please call toll-free in the U.S. or Canada at    , on a touch-tone telephone. If outside the U.S. or Canada, call    . Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2. Vote by Internet — Please access    , and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3. Vote by Mail — If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Taro Pharmaceutical Industries Ltd., c/o Taro Pharmaceuticals U.S.A., Inc., 3 Skyline Drive, Hawthorne, NY 10532.

TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1.  To approve and adopt the Agreement of Merger, dated January 17, 2024, by and among Taro Pharmaceutical Industries Ltd. (the “Company”), Sun Pharmaceutical Industries Ltd. (“Sun Pharma”), Alkaloida Chemical Company ZRT. (f/k/a Alkaloida Chemical Company Exclusive Group Limited) (“Alkaloida”), The Taro Development Corporation (“TDC”), Sun Pharma Holdings (“SPH”), and Libra Merger Ltd. (the “Merger Agreement”), the merger of Merger Sub with and into the Company pursuant to the Merger Agreement (the “Merger”) and the other transactions contemplated by the Merger Agreement.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

1. A.  Please check the box marked “FOR” in this Item 1.A in order to confirm that you are NOT an Interested Shareholder (see instruction below) in the approval of Proposal 1. If the undersigned or a related party of the undersigned is an Interested Shareholder, please check the box “AGAINST.” THIS ITEM MUST BE COMPLETED FOR YOUR VOTE TO BE COUNTED.

	☐	☐	☐

Instruction re: Item 1.A above: For the purposes of Item 1.A, an “Interested Shareholder” means (A) Sun Pharma, Alkaloida, TDC, SPH, Merger Sub and their affiliates and relatives and persons acting on their behalf and (B) any other Taro shareholder having a personal interest in the merger. Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a “personal interest” includes the following: (1) a Taro shareholder’s personal interest in the approval and adoption of the Transactions, including (a) the personal interest of his or her relative (which includes for these purposes such person’s spouse, sibling, parent, grandparent, descendant, spouse’s descendant, sibling or parent and the spouse of any of the foregoing); and (b) a personal interest of a corporate body in which a Taro shareholder or any of his/her aforementioned relatives serves as a director or the chief executive officer, owns at least 5% of its issued share capital or its voting rights or has the right to appoint a director or chief executive officer, but (2) excluding a personal interest arising solely from the fact of holding shares in the Company. A shareholder of Taro does not have a “personal interest” solely based on the fact that such shareholder of Taro is receiving cash consideration in the merger; rather, such shareholder must have another personal interest, such as receiving a bonus payment or other similar payment upon completion of the merger. Accordingly, every Taro shareholder voting at the meetings, or prior thereto by means of the enclosed proxy card, is requested to notify Taro whether or not such Taro shareholder is an Interested Shareholder. If you do not confirm whether or not you are an Interested Shareholder, your vote will not count towards either the ordinary majority or the special tally required for approval and adoption of the Transactions.

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

NOTE: Please sign exactly as the name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.